Exhibit 10.19

EXECUTION COPY

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 25, 2006

among

SEALY MATTRESS COMPANY,
as Borrower

SEALY CANADA LTD./LTEE,
as Canadian Borrower

CERTAIN SUBSIDIARIES OF BORROWER,
as Guarantors

SEALY MATTRESS CORPORATION,
as Holdings and a Guarantor

SEALY CORPORATION,
as Parent

The Several Lenders
from Time to Time Parties Hereto

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Joint Lead Arranger and Joint Bookrunner

CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arranger and Joint Bookrunner

CITIBANK, N.A.,
as Syndication Agent

 GENERAL ELECTRIC CAPITAL CORPORATION,
as Co-Documentation Agent

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agent

and

LASALLE BANK NATIONAL ASSOCIATION,

as Co-Documentation Agent

i

6.3.	Legal Opinions	84
6.4.	No Default	84
6.5.	Consent	84
6.6.	[Reserved]	84
6.7.	Effective Date Certificates	84
6.8.	Corporate Proceedings of Each Credit Party	84
6.9.	Corporate Documents	84
6.10.	Fees	84
6.11.	Representations and Warranties	85
6.12.	Governmental Authorizations and Consents	85

SECTION 7.	Conditions Precedent to All Credit Events	85
7.1.	No Default; Representations and Warranties	85
7.2.	Notice of Borrowing; Letter of Credit Request	85

SECTION 8.	Representations, Warranties and Agreements	86
8.1.	Corporate Status	86
8.2.	Corporate Power and Authority	86
8.3.	No Violation	86
8.4.	Litigation	86
8.5.	Margin Regulations	87
8.6.	Governmental Approvals	87
8.7.	Investment Company Act	87
8.8.	True and Complete Disclosure	87
8.9.	Financial Condition; Financial Statements	87
8.10.	Tax Returns and Payments	88
8.11.	Compliance with ERISA	88
8.12.	Subsidiaries	89
8.13.	Patents, etc.	89
8.14.	Environmental Laws	89
8.15.	Properties	90

SECTION 9.	Affirmative Covenants	90
9.1.	Information Covenants	90
9.2.	Books, Records and Inspections	93
9.3.	Maintenance of Insurance	93
9.4.	Payment of Taxes	94
9.5.	Consolidated Corporate Franchises	94
9.6.	Compliance with Statutes, Obligations, etc.	94
9.7.	ERISA	94
9.8.	Good Repair	95
9.9.	Transactions with Affiliates	95
9.10.	End of Fiscal Years; Fiscal Quarters	95
9.11.	Additional Guarantors and Grantors	95
9.12.	Pledges of Additional Stock and Evidence of Indebtedness	96
9.13.	Use of Proceeds	97
9.14.	Changes in Business	97

9.15.	Further Assurances	97
9.16.	Canadian Borrower	98
9.17.	Post-Closing Covenant	98

SECTION 10.	Negative Covenants	99
10.1.	Limitation on Indebtedness	99
10.2.	Limitation on Liens	102
10.3.	Limitation on Fundamental Changes	102
10.4.	Limitation on Sale of Assets	105
10.5.	Limitation on Investments	106
10.6.	Limitation on Dividends	108
10.7.	Limitations on Debt Payments and Amendments	109
10.8.	Limitations on Sale Leasebacks	110
10.9.	Consolidated Total Debt to Consolidated EBITDA Ratio	110
10.10.	Consolidated EBITDA to Consolidated Interest Expense Ratio	110
10.11.	Capital Expenditures	111

SECTION 11.	Events of Default	112
11.1.	Payments	112
11.2.	Representations, etc.	112
11.3.	Covenants	112
11.4.	Default Under Other Agreements	113
11.5.	Bankruptcy, etc.	113
11.6.	ERISA	114
11.7.	Guarantee	114
11.8.	Pledge Agreement	114
11.9.	Security Agreement	114
11.10.	Mortgages	114
11.11.	Foreign Guarantees	114
11.12.	Canadian Security Documents	115
11.13.	Subordination	115
11.14.	Judgments	115
11.15.	Change of Control	115

SECTION 12.	The Administrative Agent	116
12.1.	Appointment	116
12.2.	Delegation of Duties	116
12.3.	Exculpatory Provisions	116
12.4.	Reliance by Administrative Agent	117
12.5.	Notice of Default	117
12.6.	Non-Reliance on Administrative Agent and Other Lenders	117
12.7.	Indemnification	118
12.8.	Administrative Agent in its Individual Capacity	118
12.9.	Successor Agent	118
12.10.	Withholding Tax	119
12.11.	Canadian Administrative Agent	119
12.12.	Quebec	119

SECTION 13.	Collateral Allocation Mechanism	120
13.1.	Implementation of CAM	120
13.2.	Letters of Credit	121
13.3.	Net Payments Upon Implementation of CAM Exchange	122

SECTION 14.	Miscellaneous	123
14.1.	Amendments and Waivers	123
14.2.	Notices	125
14.3.	No Waiver; Cumulative Remedies	126
14.4.	Survival of Representations and Warranties	126
14.5.	Payment of Expenses and Taxes	127
14.6.	Successors and Assigns; Participations and Assignments	127
14.7.	Replacements of Lenders under Certain Circumstances	132
14.8.	Adjustments; Set-off	132
14.9.	Counterparts	133
14.10.	Severability	133
14.11.	Integration	133
14.12.	GOVERNING LAW	133
14.13.	Submission to Jurisdiction; Waivers	133
14.14.	Acknowledgments	134
14.15.	WAIVERS OF JURY TRIAL	134
14.16.	Confidentiality	134
14.17.	Judgment Currency	135
14.18.	USA PATRIOT Act	136
14.19.	Reaffirmation and Grant of Security Interest	136
14.20.	Amendment and Restatement	136

SCHEDULES

Schedule 1.1 (b)	Mortgaged Properties
Schedule 1.1(d)	EBITDA Add-Backs
Schedule 1.1 (c)	Commitments of Lenders
Schedule 1.1(e)	Excluded Subsidiaries
Schedule 8.11(ii)	Canadian Pension Plan Disclosures
Schedule 8.12	Subsidiaries
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments
Schedule 10.5(o)	Investments in newly formed Puerto Rican Subsidiary

EXHIBITS

Exhibit A-1	Form of Canadian Guarantee
Exhibit A-2	Forms of Canadian Pledge Agreements
Exhibit A-3	Form of Canadian Security Agreement

Exhibit C	Form of Guarantee
Exhibit D	Form of Mortgage (Real Property)
Exhibit E	Form of Perfection Certificate
Exhibit F	Form of Pledge Agreement
Exhibit G	Form of Security Agreement
Exhibit H-1	Form of US Letter of Credit Request
Exhibit H-2	Form of Canadian Letter of Credit Request
Exhibit I-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit I-2	Form of Legal Opinions of Osler, Hoskin & Harcourt LLP
Exhibit I-3	Form of Legal Opinion of Calfee, Halter & Griswold LLP
Exhibit I-4	Form of Legal Opinion of general counsel
Exhibit J	Form of Effective Date Certificate
Exhibit K	Form of Assignment and Acceptance
Exhibit L-1	Form of Promissory Note (Term Loans)
Exhibit L-2	Form of Promissory Note (Revolving Credit and Swingline Loans)
Exhibit M	Form of Joinder Agreement
Exhibit N	Form of Lender Addendum

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 25, 2006, among SEALY MATTRESS COMPANY, an Ohio corporation (the “Borrower”), SEALY CANADA LTD./LTEE, a company organized under the laws of Canada (the “Canadian Borrower”), SEALY MATTRESS CORPORATION, a Delaware Corporation (“Holdings”), SEALY CORPORATION, a Delaware corporation (“Parent”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner, CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Joint Bookrunner, CITIBANK, N.A., as Syndication Agent, JPMORGAN CHASE BANK, N.A. (as Administrative Agent (such term and each other capitalized term used but not defined in this introductory statement having the meaning provided in Section 1), JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, WACHOVIA BANK, NATIONAL ASSOCIATION, and LASALLE BANK NATIONAL ASSOCIATION, as Co-Documentation Agents.

WHEREAS, Borrower, Canadian Borrower, Holdings, Parent, the Guarantors, certain financial institutions and other persons (the “Existing Lenders”), J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint bookrunner and syndication agent, JPMorgan Chase Bank, as administrative agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, and General Electric Capital Corporation and Royal Bank of Canada, as co-documentation agents, are parties to that certain Second Amended and Restated Credit Agreement dated as of April 14, 2005 (as heretofore amended, supplemented or otherwise modified, the “Existing Credit Agreement”), pursuant to which the Existing Lenders have extended certain credit facilities to Company, the proceeds of which have been used to consummate the Recapitalization and for working capital and general corporate purposes;

WHEREAS, Borrower desires that certain Existing Lenders and other Lenders party hereto agree to amend and restate the Existing Credit Agreement in its entirety to (i) refinance the existing term loans made under the Existing Credit Agreement (the “Existing Term Loans”) with the Tranche A Term Loans and Tranche E Term Loans made hereunder; (ii) permit the reduction in certain mandatory prepayments; (iii) permit certain prepayments of the Subordinated Debt; (iv) permit certain dividend payments; and (v) make certain other changes as more fully set forth herein, which amendment and restatement shall become effective upon satisfaction of the conditions precedent set forth herein;

WHEREAS, (i) the proceeds of the Tranche A Term Loans and the Tranche E Term Loans made on the Effective Date shall be used by the Borrower to repay in full the outstanding Existing Term Loans; (ii) the proceeds of the Revolving Credit Loans and Swingline Loans made on and after the Effective Date will continue to be used by the Borrower and the Canadian Borrower for general corporate purposes (including Permitted Acquisitions); and (iii) Letters of Credit will continue to be used by the Borrower and the Canadian Borrower for general corporate purposes;

WHEREAS, Borrower has agreed to secure all of its Obligations by reaffirming its grant to Administrative Agent, for the benefit of Secured Parties, of a Lien on certain of its assets consistent with such liens existing on the Effective Date, including a pledge of all of the

Capital Stock of each of its Domestic Subsidiaries and 65% of all the Capital Stock of each of its Foreign Subsidiaries;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement; and

WHEREAS, it is the intent of the Credit Parties to confirm that all Obligations of the Credit Parties under the other Credit Documents shall continue in full force and effect and that, from and after the Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.

The parties hereto hereby agree as follows:

SECTION 1.           Definitions

Defined Terms.  (a)     As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall include all Swingline Loans.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business, any Converted Restricted Subsidiary, any Sold Entity or Business or any Converted Unrestricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to Holdings and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Adjusted Canadian Total Revolving Credit Commitment” shall mean at any time the Canadian Total Revolving Credit Commitment less the aggregate Canadian Revolving Credit Commitments of all Defaulting Lenders.

“Adjusted US Total Revolving Credit Commitment” shall mean at any time the US Total Revolving Credit Commitment less the aggregate US Revolving Credit Commitments of all Defaulting Lenders.

“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less (i) the Tranche A Term Loan Commitments of all Defaulting Lenders, (ii) the Tranche E Term Loan Commitments of all Defaulting Lenders and (iii) the New Term Loan Commitments, if any, of all Defaulting Lenders.

“Administrative Agent” shall mean JPMorgan Chase Bank, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Credit Documents.  With respect to Borrowings by the Canadian Borrower, the Canadian Administrative Agent may be an Affiliate of JPMorgan Chase Bank for purposes of administering such Borrowings, and all references herein to the term “Administrative Agents” shall be deemed to refer to both the Administrative Agent and the Canadian Administrative Agent, as the context requires.

“Administrative Agent’s Office” shall mean (a) in respect of all Credit Events for the account of the Borrower, the office of the Administrative Agent located at 270 Park Avenue, 5th Floor, New York, NY 10017, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto and (b) in respect of all Credit Events for the account of the Canadian Borrower, the office of the Canadian Administrative Agent located at 200 Bay Street, Royal Bank Plaza, South Tower, Toronto, Ontario M5J 2J2, or such other office in Canada as the Canadian Administrative Agent may hereafter designate in writing as such to the other parties hereto and all references to the term “Canadian Administrative Agent’s Office” shall mean the office referred to in this clause (b).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean each Joint Lead Arranger, the Administrative Agent, the Canadian Administrative Agent, the Syndication Agent and the Co-Documentation Agents.

“Aggregate Canadian Revolving Credit Outstanding” shall have the meaning provided in Section 5.2(b)(ii).

“Aggregate US Revolving Credit Outstanding” shall have the meaning provided in Section 5.2(b)(i).

“Agreement” shall mean this Third Amended and Restated Credit Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Amortization Amount” shall have the meaning provided in Section 5.2(c).

“Applicable ABR Margin” shall mean at any date, (i) with respect to each ABR Loan, Cdn ABR Loan and Canadian Prime Loan that is a Revolving Credit or Swingline Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Status	Applicable ABR Margin for Revolving Credit and Swingline Loans (including ABR Loans, Cdn ABR Loans and Canadian Prime Loans)
Level I Status	1.25%
Level II Status	1.00%
Level III Status	0.75%
Level IV Status	0.50%

(ii) with respect to Tranche A Term Loans only, (a) initially, 0.25% per annum and (b) commencing at the end of the first interest period so long as the Consolidated Total Debt to Consolidated EBITDA Ratio is (x) greater than 4.50 to 1.00 as of such date, 0.50%, or (y) less than 2.25 to 1.00 as of such date, 0.0% per annum, and (iii) with respect to Tranche E Term Loans only, 0.50% per annum.

“Applicable Eurodollar Margin” shall mean at any date, (i) with respect to each Eurodollar Loan that is a Revolving Credit or Swingline Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Status	Applicable Eurodollar Margin for Revolving Credit and Swingline Loans
Level I Status	2.50%
Level II Status	2.25%
Level III Status	2.00%
Level IV Status	1.75%

(ii) with respect to Tranche A Term Loans only, (a) initially, 1.25% per annum and (b) commencing at the end of the first interest period so long as the Consolidated Total Debt to Consolidated EBITDA Ratio is (x) greater than 4.50 to 1.00 as of such date, 1.50%, or (y) less than 2.25 to 1.00 as of such date, 1.0% per annum, and (iii) with respect to Tranche E Term Loans only, 1.50% per annum.

“Applicable Stamping Fee” shall mean, with respect to each accepted or advanced BA Loan by a Lender on any date, the applicable percentage per annum set forth below based on the Status in effect on such date:

Status	Applicable Stamping Fee
Level I Status	2.50%
Level II Status	2.25%
Level III Status	2.00%
Level IV Status	1.75%

Notwithstanding the foregoing, the term “Applicable Stamping Fee” shall mean, 2.50% per annum, during the period from and including the Closing Date to but excluding the Initial Financial Statement Delivery Date.

“Approved Fund” shall have the meaning provided in Section 14.6.

“Asset Sale Prepayment Event” shall mean any sale, transfer or other disposition of any business units, assets or other properties of the Borrower or any of the Restricted Subsidiaries not in the ordinary course of business (including any sale, transfer or other disposition of any capital stock of any Subsidiary of the Borrower owned by the Borrower or a Restricted Subsidiary).  Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4, other than transactions permitted by Sections 10.4(b) and (e).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit K.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.

“Available Amount” shall mean, on any date (the “Reference Date”), an amount equal at such time to (a) the sum of, without duplication, (i) for the purposes of (x) Section 10.5(j), Section 10.5(m) and Section 10.11(b), $125,000,000 in the aggregate and (y) the first proviso to Section 10.7(a), to the extent that (a) the Consolidated Senior Debt to Consolidated EBITDA Ratio at such time and after giving effect to the prepayment, repurchase, redemption or defeasance, as applicable, to be completed on the Reference Date is less than 3.50 to 1.00, $62,500,000 in the aggregate and (b) the Consolidated Total Debt to Consolidated EBITDA Ratio at such time and after giving effect to the prepayment, repurchase, redemption or defeasance, as applicable, to be completed on the Reference Date is less than 2.25 to 1.00, an additional $62,500,000 in the aggregate, (ii) an amount equal to (x) the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date and prior to the Reference Date minus (y) the portion of such Excess Cash Flow that has been after the Closing Date and on or prior to the Reference Date (or will be) applied to the prepayment of Loans in accordance with Section 5.2(a)(ii), (iii) the amount of any capital contributions (other than the Equity Proceeds) made in cash to the Borrower from and including the Business Day immediately following the Closing Date through and including the Reference Date, including contributions with the proceeds from any issuance of equity securities by Holdings, (iv) the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Guarantor from any Minority Investments or Unrestricted Subsidiaries after the Closing Date and on or prior to the

Reference Date (other than the portion of any such dividends and other distributions that is used by the Borrower or any Guarantor to pay taxes), (v) the aggregate amount of all cash repayments of principal received by the Borrower or any Guarantor from any Minority Investments or Unrestricted Subsidiaries after the Closing Date and on or prior to the Reference Date in respect of loans made by the Borrower or any Guarantor to such Minority Investments or Unrestricted Subsidiaries and (vi) the aggregate amount of all net cash proceeds received by the Borrower or any Guarantor in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary after the Closing Date and on or prior to the Reference Date minus (b) in the case of clauses (a)(i)(x), (a)(i)(y), (a)(ii), (iii), (iv), (v) and (vi), the aggregate portion of such amounts used for (i) any investments (including loans) made by the Borrower or any Restricted Subsidiary pursuant to Section 10.5(j) or Section 10.5(m) after the Closing Date and on or prior to the Reference Date, (ii) Capital Expenditures made by the Borrower or any of the Restricted Subsidiaries after the Closing Date and on or prior to the Reference Date pursuant to Section 10.11(b) and (iii) any prepayment, repurchase or redemption of the Subordinated Notes pursuant to Section 10.7(a) or 10.7(b), respectively, after the Closing Date and on or prior to the Reference Date, in each case without duplication in respect thereof from Excess Cash Flow for any period included in such Available Amount.

“Available Canadian Commitment” shall mean an amount equal to the excess, if any, of (a) the Dollar Equivalent of the amount of the Canadian Total Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Canadian Revolving Credit Loans (but not Swingline Loans) then outstanding and (ii) the aggregate Canadian Letter of Credit Outstanding at such time.

“Available US Commitment” shall mean an amount equal to the excess, if any, of (a) the Dollar Equivalent of the amount of the US Total Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all US Revolving Credit Loans (but not Swingline Loans) then outstanding and (ii) the aggregate US Letter of Credit Outstanding at such time.

“BA Discount Proceeds” shall mean, with respect to any BA Loan, an amount (rounded to the nearest full Canadian cent with one-half of one Canadian cent being rounded up), calculated on the date of acceptance or advance of such BA Loan which is equal to the face or principal amount of such BA Loan divided by the sum of one plus the product of (i) the BA Discount Rate applicable to such BA Loan multiplied by (ii) a fraction, the numerator of which is the term of such BA Loan measured in days (commencing on the date of acceptance and purchase or advance and ending on, but excluding, the maturity date thereof) and the denominator of which is 365; with such product being rounded up or down to the fifth decimal place and .000005 being rounded up.

“BA Discount Rate” shall mean:

(a) with respect to an issue of Bankers’ Acceptances to be accepted by a Schedule I Lender hereunder, the CDOR Rate at or about 10:00 a.m. on the date of issuance and acceptance of such Bankers’ Acceptance for bankers’ acceptances having a comparable face value and an identical maturity date to the face value and maturity date of such Bankers’ Acceptances; and

(b) with respect to an issue of Bankers’ Acceptances or a BA Equivalent Loan to be accepted or advanced by another Canadian Lender hereunder, the lesser of:

(i) the rate determined by the Canadian Administrative Agent as being the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the discount rates, calculated on the basis of a year of 365 days, of the Schedule II/III Reference Lenders determined in accordance with their normal practices at or about 10:00 a.m. (New York time) on the date of issue and acceptance of such Bankers’ Acceptances or advance of such BA Equivalent Loans for bankers’ acceptances having a comparable face amount and an identical maturity date to the face or principal amount and maturity date of such Bankers’ Acceptance or BA Equivalent Loans; and

(ii)  the rate established in (a) above plus 0.10% per annum.

“BA Equivalent Loans” shall mean, in relation to a Loan by way of BA Loans, an advance in Canadian Dollars made by a Non-Acceptance Lender pursuant to Section 2.14(i).

“BA Loans” shall mean Bankers’ Acceptances and BA Equivalent Loans; provided that reference to the amount or principal amount of a BA Loan shall mean the full face amount of the applicable Bankers’ Acceptances or Discount Notes issued in connection therewith.

“Bankers’ Acceptance” shall mean a Draft denominated in Dollars drawn by the Canadian Borrower and accepted by a Canadian Lender as provided in Section 2.14 and includes a depository bill issued in accordance with the Depository Bills and Notes Act (Canada).

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include (a) the incurrence of Swingline Loans from the Swingline Lender on a given date, (b) the incurrence of one Type of Tranche A Term Loan on the Effective Date (or resulting from conversions on a given date after the Effective Date) having, in the case of Eurodollar Term Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Term Loans), (c) the incurrence of one Type of Tranche E Term Loan on the Effective Date (or resulting from conversions on a given date after the Effective Date) having, in the case of Eurodollar Term Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Term Loans) and (d) the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Revolving Credit Loans or BA Loans, the same Interest Period (provided that ABR Loans, Cdn ABR Loans or Canadian Prime Loans incurred pursuant to Section 2.10(b) or 2.10(c)  shall be considered part of any related Borrowing of Eurodollar Revolving Credit Loans or BA Loans, as the case may be).

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in The City of New York or Toronto, Canada a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

“Calculation Date” means (a) the Closing Date, (b) each date on which a Borrowing of Canadian Revolving Credit Loans is made, (c) the last Business Day of each calendar month, (d) if at any time (i) the Aggregate US Revolving Credit Outstandings exceed 75% of the US Total Revolving Credit Commitment or (ii) the Aggregate Canadian Revolving Credit Outstandings exceed 75% of the Canadian Total Revolving Credit Commitment, the last Business Day of each week and (e) if a Default or an Event of Default shall have occurred and be continuing, such additional dates as the Administrative Agent or the Required Lenders shall specify.

“CAM” shall mean the mechanism for the allocation and exchange of interests in the Credit Facilities and collections thereunder established under Section 13.

“CAM Exchange” shall mean the exchange of the Lender’s interests provided for in Section 13.1.

“CAM Exchange Date” shall mean the date on which (a) any event referred to in Section 11.5 shall occur in respect of any of Holdings, the Borrower or any Specified Subsidiary or (b) an acceleration of the maturity of the Loans pursuant to Section 11 shall occur.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender and such Lender’s participation in the aggregate Letter of Credit Outstanding immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the Specified Obligations owed to all the Lenders and the aggregate Letter of Credit Outstanding immediately prior to such CAM Exchange Date.  For purposes of computing each Lender’s CAM Percentage, all Specified Obligations which are denominated in Canadian Dollars shall be translated into Dollars at the Exchange Rate in effect on the CAM Exchange Date.

“Canadian Administrative Agent” shall mean JPMorgan Chase Bank, an authorized foreign bank under the Bank Act (Canada), acting through its Toronto Branch, as the Canadian administrative agent for the Lenders under this Agreement and the other Credit Documents, together with any of its permitted successors appointed pursuant to Section 12.

“Canadian Benefit Plans” shall mean all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Credit Party in relation to employees that it may have in Canada.

“Canadian Borrower” shall have the meaning provided in the preamble to this Agreement.

“Canadian Borrowing” shall mean a Borrowing by the Canadian Borrower.

“Canadian Dollars” and “C$” shall mean the lawful money of Canada.

“Canadian Guarantee” shall mean the Canadian Guarantee Agreement, made by each of the Canadian Guarantors in favor of the Canadian Administrative Agent for the benefit of the Lenders to the Canadian Borrower, substantially in the form of Exhibit A-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Canadian Guarantors” shall mean (a) each Subsidiary of the Canadian Borrower on the Effective Date and (b) each Subsidiary of the Borrower that becomes a party to the Canadian Guarantee after the Effective Date pursuant to Section 9.11.

“Canadian Hypothec” means a trust deed of hypothec granted or to be granted by any Credit Party in favor of the Canadian Administrative Agent on moveable or immoveable property pursuant to the laws of the Province of Quebec, together with all bonds, debentures and pledges or hypothecs thereof, as amended, supplemented or otherwise modified from time to time.

“Canadian Lenders” means each Lender that has a Canadian Revolving Credit Commitment or that holds Canadian Revolving Credit Loans; provided, that (a) as of the Effective Date, any such Lender shall be a Canadian Resident and (b) to the extent that all or any portion of such Loans or Commitments of such Lender shall be allocated to the Borrower, the relevant Canadian Lender in respect of such allocation shall also be a “United States person” as specified in Section 2.1(b)(ii) or the Related Affiliate of such Canadian Revolving Credit Lender, if any, designated by such Lender in accordance with Section 2.1(b)(ii).

“Canadian Letter of Credit” shall mean a Letter of Credit issued by the Canadian Letter of Credit Issuer.

“Canadian Letter of Credit Commitment” shall mean $10,000,000, as the same may be reduced from time to time pursuant to Section 3.1.

“Canadian Letter of Credit Exposure” shall mean, with respect to any Canadian Lender, at any time, the sum of (a) the Dollar Equivalent of the amount of any Unpaid Drawings in respect of which such Canadian Lender has made (or is required to have made) payments to the Canadian Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Canadian Lender’s Canadian Revolving Credit Commitment Percentage of the Canadian Letter of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Canadian Lenders have made (or are required to have made) payments to the Canadian Letter of Credit Issuer pursuant to Section 3.4(a)).

“Canadian Letter of Credit Fee” shall have the meaning provided in Section 4.1(d).

“Canadian Letter of Credit Issuer” shall mean JPMorgan Chase Bank, N.A., Toronto Branch or any affiliate thereof, or any other Canadian Lender with a Canadian Revolving Credit Commitment designated as the Canadian Letter of Credit Issuer in a written notice from the Canadian Administrative Agent and the Canadian  Borrower to the Lenders with a Canadian Revolving Credit Commitment; provided that to the extent that any Canadian Letter of Credit shall be issued for the account of the Borrower, the Canadian Issuing Lender shall, if it is not a “US person” (as defined in Section 7701(a)(30) of the Code), make such Letters of Credit available through its Related Affiliate in accordance with Section 3.1(a), and such Related Affiliate shall be deemed to be the Canadian Letter of Credit Issuer for such purpose.

“Canadian Letter of Credit Outstanding” shall mean, at any time, the sum of without duplication (a) the aggregate Stated Amount of outstanding Canadian Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect all Canadian Letters of Credit.

“Canadian Letter of Credit Request” shall have the meaning provided in Section 3.2.

“Canadian Obligations” shall have the meaning assigned to such term in the Canadian Security Agreement.

“Canadian Pension Plans” shall mean each plan which is a registered pension plan for the purposes of the Tax Act established, maintained or contributed to by any Credit Party in relation to any employees that it may have in Canada.

“Canadian Pledge Agreements” shall mean the Canadian Pledge Agreement, entered into by the parent of the Canadian Borrower, the Canadian Borrower, certain other Restricted Subsidiaries and the Canadian Administrative Agent for the benefit of the Canadian Lenders in each case, substantially in the form of Exhibit A-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Canadian Prime Loan” shall mean a Loan the rate of interest of which is based on the Canadian Prime Rate.

“Canadian Prime Rate” shall mean the higher of (a) the rate of interest publicly announced by the Canadian Administrative Agent as being its reference rate then in effect for determining interest rates on C$ denominated commercial loans made in Canada, and (b) the one-month CDOR Rate plus 1% per annum.

“Canadian Resident” shall mean, at any time, a Person who at that time is (a) not a non-resident of Canada for purposes of the Tax Act or (b) an authorized foreign bank deemed to be resident in Canada for purposes of the Tax Act in respect of all amounts paid or credited to such Person under the Canadian Revolving Credit Commitment or Canadian Letter of Credit Commitment pursuant to this Agreement.

“Canadian Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Canadian Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Canadian Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Canadian Total Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Canadian Revolving Credit Commitments as of the Closing Date is US $25,000,000.

“Canadian Revolving Credit Commitment Percentage” shall mean at any time, for each Canadian Lender, the percentage obtained by dividing (a) such Lender’s Canadian Revolving Credit Commitment by (b) the aggregate amount of the Canadian Revolving Credit Commitments, provided that at any time when the Canadian Total Revolving Credit Commitment shall have been terminated, each Canadian Lender’s Canadian Revolving Credit Commitment Percentage shall be its Canadian Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“Canadian Revolving Credit Exposure” shall mean, with respect to any Canadian Lender at any time, the sum of (a) the aggregate principal amount of the Dollar Equivalent of the Canadian Revolving Credit Loans of such Lender then outstanding, and (b) such Lender’s Canadian Letter of Credit Exposure at such time.

“Canadian Revolving Credit Loans” shall have the meaning provided in Section 2.1(b)(ii).

“Canadian Security Agreement” shall mean the Canadian Security Agreement entered into by the Canadian Borrower, certain other Restricted Subsidiaries and the Canadian Administrative Agent for the benefit of the Lenders to the Canadian Borrower, substantially in the form of Exhibit A-3, as the same may be amended, supplemented or otherwise modified from time to time.

“Canadian Security Documents” shall mean, collectively, (a) the Canadian Guarantee, (b) the Canadian Pledge Agreements, (c) the Canadian Security Agreement, and the Canadian Hypothecs, if any, with respect to collateral located in Quebec, (d) any Mortgage or Canadian Hypothec, if applicable, over Mortgaged Property of a Canadian Subsidiary and (e) any security document entered into by a Canadian Subsidiary pursuant to Section 9.11 or 9.12.

“Canadian Subsidiary Guarantees” shall mean the Canadian Guarantee and any guarantee agreement entered into by a Restricted Foreign Subsidiary pursuant to Section 9.11 or 9.12.

“Canadian Subsidiary Guarantors” shall mean the Canadian Guarantors and any Subsidiary that becomes a Canadian Subsidiary Guarantor pursuant to Section 9.11.

“Canadian Total Revolving Credit Commitment” shall mean the sum of the Canadian Revolving Credit Commitments.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, but excluding any amount representing capitalized interest) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) the purchase of plant, property or equipment made within one year of the sale of any asset to the extent purchased with the proceeds of such sale or (d) expenditures that constitute any part of Consolidated Lease Expense.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cdn ABR” shall mean, for any day, a rate per annum equal to the higher of (a) the rate of interest per annum publicly announced from time to time by the Canadian Administrative Agent as its reference rate of interest then in effect for determining interest rates on commercial loans denominated in Dollars made by it in Canada and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% per annum.

“Cdn ABR Loans” shall mean Loans the rate of interest applicable to which is based upon the Cdn ABR.

“Cdn L/C Participants” shall have the meaning provided in Section 3.3(b).

“Cdn L/C Participation” shall have the meaning provided in Section 3.3(b).

“CDOR Rate” shall mean, as of any day with respect to a BA Loan and the Interest Period selected by the Canadian Borrower for such BA Loan, or otherwise as applicable, the average interest rate equal to:

(a)                                  the average of the annual rates for Canadian Dollar bankers acceptances for a term equal to such Interest Period (or a term as closely possible comparable to such Interest Period) or such other specified period quoted (at approximately 10:00 a.m. New York time on such day) on the Reuters Monitor Money Rates Service, CDOR page “Canadian Interbank Bid BA Rates”; and

(b)                                 if such rate is not available on such day, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. (New York time) on such day at which the Canadian Administrative Agent is then offering to purchase Canadian Dollar bankers acceptances for a term approximately equal to such Interest Period (or a term as closely possible comparable to such Interest Period), or such other specified period, accepted by it.

“Change of Control” shall mean and be deemed to have occurred if (a) (i) KKR, its Affiliates, Permitted Investors and the Management Investors shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the outstanding Voting Stock of Holdings (other than as the result of one or more widely distributed offerings of Holdings or Parent common stock, in each case whether by Holdings, Parent or by KKR, its Affiliates, Permitted Investors or the Management Investors) and/or (ii) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the outstanding Voting Stock of Holdings that exceeds the percentage of such Voting Stock then beneficially owned, in the aggregate, by KKR, its Affiliates, Permitted Investors and the Management Group, unless, in the case of either clause (i) or (ii) above, KKR, its Affiliates, Permitted Investors and the Management Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holdings; provided, however, for purposes of this definition, Permitted Investors shall be deemed to own no more than the aggregate amount of Voting Stock of Holdings that such Permitted Investors owned as of the Effective Date; and/or (b) at any time Continuing Directors shall not constitute a majority of the Board of Directors of Holdings; and/or (c) any Person, other than Holdings acquires ownership, directly or indirectly, beneficially or of record, of any equity interest (other than any management or employee equity interests) of any nature in the Borrower; (d) any Person, other than Parent acquires ownership, directly or indirectly, beneficially or of record, of any equity interest of any nature in Holdings and/or (e) a Change of Control (as defined in the Subordinated Note Indenture) shall have occurred.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, New Revolving Loans, Canadian Revolving Credit Loans, Tranche A Term Loans, Tranche E Term Loans, New Term Loans of each Series or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, a New Revolving Loan Commitment, a Canadian Revolving Credit Commitment, Tranche A Term Loan Commitment, Tranche E Term Loan Commitment or a New Term Loan Commitment.

“Closing Date” means the date of the initial Borrowing under the Initial Credit Agreement, which date was April 6, 2004.

“Co-Documentation Agents” shall mean General Electric Capital Corporation, together with its affiliates, Wachovia Bank, National Association, together with its affiliates, and LaSalle Bank National Association, together with its affiliates, as the co-documentation agents for the Lenders under this Agreement and the other Credit Documents.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall have the meaning provided in the Pledge Agreement, the Security Agreement, any Foreign Security Document or any Mortgage, as applicable.

“Commitment Fee Rate” shall mean, with respect to the Available US Commitment and the Available Canadian Commitment on any day, the rate per annum set forth below opposite the Status in effect on such day:

Status	Commitment Fee Rate

Level I Status	0.500%
Level II Status	0.500%
Level III Status	0.500%
Level IV Status	0.375%

Notwithstanding the foregoing, the term “Commitment Fee Rate” shall mean 0.500%, during the period from and including the Closing Date to but excluding the Initial Financial Statement Delivery Date.

“Commitments” shall mean, with respect to each Lender, such Lender’s Tranche A Term Loan Commitment, Tranche E Term Loan Commitment, Revolving Credit Commitment, New Revolving Loan Commitment or New Term Loan Commitment.

“Confidential Information” shall have the meaning provided in Section 14.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated March, 2004, delivered to the Lenders in connection with this Agreement.

“Consolidated Earnings” shall mean, for any period, “income (loss) before the deduction of income taxes” of Holdings, the Borrower and the Restricted Subsidiaries, excluding extraordinary items, for such period, determined in a manner consistent with the manner in which such amount was determined in accordance with the audited financial statements referred to in Section 9.1(a).

“Consolidated EBITDA” shall mean, for any period, the sum, without duplication, of the amounts for such period of (a) Consolidated Earnings and to the extent already deducted in arriving at Consolidated Earnings: (b) Consolidated Interest Expense, (c) depreciation expense, (d) amortization expense, including amortization of deferred financing fees, (e) extraordinary losses and unusual or non-recurring charges (including severance, relocation costs and one-time compensation charges), (f) non-cash charges (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (g) losses on asset sales, (h) restructuring charges or reserves (including costs related to closure of facilities), (i) in the case of any period that includes a period ending during the fiscal year ending November 28, 2004, Transaction Expenses, to the extent deducted in determining Consolidated Earnings, (j) any expenses or charges incurred in connection with any issuance of debt, equity securities or any refinancing transaction, (k) any fees and expenses related to Permitted Acquisitions, (l) any deduction for minority interest expense, (m) the amount of management, monitoring, consulting and advisory fees and related expenses paid to KKR and (n) those items described on Schedule 1.1(d) annexed hereto, less the sum of the amounts for such period of (o) extraordinary gains and non-recurring gains, (p) non-cash gains (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period) and (q) gains on asset sales, all as determined on a consolidated basis for Holdings, the Borrower and the Restricted Subsidiaries in accordance with GAAP, provided that (i) except as provided in clause (iv) below, there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income taxes and extraordinary items of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Earnings, except to the extent actually received in cash by Holdings, the Borrower or its Restricted Subsidiaries during such period through dividends or other distributions, (ii) there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income taxes and extraordinary items of each Foreign Joint Venture for such period corresponding to the percentage of capital stock or other equity interests in such Foreign Joint Venture not owned by the Borrower or its Restricted Subsidiaries (other than Foreign Joint Ventures), (iii) there shall be excluded in determining Consolidated EBITDA non-operating currency transaction gains and losses and (iv) (x) there shall be included in determining Consolidated EBITDA for any period (A) the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) acquired to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) for the purposes of the definition of the term “Permitted Acquisition” and Sections 10.3, 10.9 and 10.10, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment Certificate delivered to the Lenders and the Administrative Agent and (y) for purposes of determining the Consolidated Total Debt to Consolidated EBITDA Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Acquired EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion).

“Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Test Period to (b) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income, of Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP, provided that (a) except as provided in clause (b) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense and (b) for purposes of the definition of the term “Permitted Acquisition” and Sections 10.3, 10.9 and 10.10, there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period and of any Converted Restricted Subsidiary converted during such period, in each case based on the cash interest expense (or income) of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such period.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of Holdings, the Borrower and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent that such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and (c) Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded from Consolidated Lease Expense for any period the rental expenses of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Lease Expense.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) after the deduction of income taxes of Holdings, the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Sales” shall mean, for any fiscal year or any Test Period, as the case may be, “net sales” of Holdings, the Borrower and the Restricted Subsidiaries as set forth in the Section 9.1 Financials with respect to such Test Period or fiscal year, as applicable.

“Consolidated Senior Debt” shall mean, as of any date of determination, (x) the sum of all Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries for borrowed money outstanding on such date minus (y) the sum of (i) the Subordinated Notes and (ii) other subordinated Indebtedness issued or incurred by Holdings, the Borrower and the Restricted

Subsidiaries subordinated in right of payment to the payment in full of the Obligations outstanding on such date.

“Consolidated Senior Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of (i) all Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries for borrowed money outstanding on such date and (ii) all Capitalized Lease Obligations of Holdings, the Borrower and the Restricted Subsidiaries outstanding on such date, all calculated on a consolidated basis in accordance with GAAP minus (b) the aggregate amount of cash included in the cash accounts listed on the consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries as at such date up to a maximum amount of $45,000,000 to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which the Borrower or any of the Restricted Subsidiaries is a party.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash, cash equivalents and bank overdrafts) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries on such date, but excluding (i) the current portion of any Funded Debt, (ii) without duplication of clause (i) above, all Indebtedness consisting of Loans and Letter of Credit Exposure to the extent otherwise included therein and (iii) the current portion of deferred income taxes.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the Board of Directors of Holdings on the date hereof, (b) who, as at such date, has been a member of such Board of Directors for at least the 12 preceding months, (c) who has been nominated to be a member of such Board of Directors, directly or indirectly, by KKR or one of its Affiliates or Persons nominated by KKR or one of its Affiliates or (d) who has been nominated to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Credit Documents” shall mean this Agreement, the Security Documents, each Letter of Credit and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.

“Credit Party” shall mean each of the Borrower, the Canadian Borrower, the Guarantors, the Canadian Subsidiary Guarantors and each other Subsidiary of the Borrower that is a party to a Credit Document.

“Cumulative Consolidated Net Income Available to Stockholders” shall mean, as of any date of determination, Consolidated Net Income less cash dividends paid by Holdings with respect to its capital stock for the period (taken as one accounting period) commencing on the Closing Date and ending on the last day of the most recent fiscal quarter for which Section 9.1 Financials have been delivered to the Lenders under Section 9.1.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (including any issuance by the Borrower of Permitted Additional Subordinated Notes but excluding any other Indebtedness permitted to be issued or incurred under Section 10.1A other than Section 10.1A(o)).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Discount Note” shall mean a non-interest-bearing promissory note or depository note (within the meaning of the Depository Bills and Notes Act (Canada)) denominated in Dollars issued by the Borrower to a Non-Acceptance Lender to evidence a BA Equivalent Loan.

“Dividends” shall have the meaning provided in Section 10.6.

“Dollar Borrowing” shall mean a Borrowing denominated in Dollars.

“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Canadian Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.2(b) using the applicable Exchange Rate with respect to such Canadian Dollars at the time in effect under the provisions of such Section 1.2.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Effective Date” means the date upon which the conditions set forth in Section 6 are satisfied.

“Eligible Lender” shall mean, at any time, a Person who, on any date on which interest is payable under this Agreement, is a Person which is beneficially entitled to the interest payable to it under this Agreement.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

“Equity Proceeds” shall have the meaning provided in the Initial Credit Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurodollar Loan” shall mean any Eurodollar Term Loan or Eurodollar Revolving Credit Loan.

“Eurodollar Rate” shall mean, in the case of any Eurodollar Term Loan or Eurodollar Revolving Credit Loan, with respect to each day during each Interest Period pertaining to such Eurodollar Loan, (a) the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period multiplied by (b) the Statutory Reserve Rate.  In the event that any such rate does not appear on the applicable Page of the Telerate Service (or otherwise on such service), the “Eurodollar Rate” for the purposes of this paragraph shall be determined by reference to such other publicly available service for displaying Eurodollar rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, the “Eurodollar Rate” for the purposes of this paragraph shall instead be the rate per annum notified to the Administrative Agent by the Reference Lender as the rate at which the Reference Lender is offered Dollar deposits at or about 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market where the Eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Term Loan or Eurodollar Revolving Credit Loan, as the case may be, to be outstanding during such Interest Period.

“Eurodollar Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Term Loan” shall mean any Tranche A Term Loan or Tranche E Term Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such period and (iv) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and the Restricted Subsidiaries in cash during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such Capital Expenditures, whether incurred in such period or in a subsequent period), (iii) the aggregate amount of all prepayments of Revolving Credit Loans and Swingline Loans made during such period to the extent accompanying reductions of the US Total Revolving Credit Commitments except to the extent not financed with the proceeds of other Indebtedness of Holdings or its Restricted Subsidiaries, (iv) the aggregate amount of all principal payments of Indebtedness of the Borrower or the Restricted Subsidiaries (including any Term Loans and the principal component of payments in respect of Capitalized Lease Obligations but excluding Revolving Credit Loans, Swingline Loans and voluntary prepayments of Term Loans pursuant to Section 5.1) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) except to the extent not financed with the proceeds of other

Indebtedness of Holdings or its Restricted Subsidiaries, (v) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (vi) increases in Consolidated Working Capital for such period, (vii) payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, (viii) the amount of investments made during such period pursuant to Section 10.5 to the extent that such investments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries, (ix) the amount of dividends paid during such period pursuant to clause (b), (c), (d) or (e) of the proviso to Section 10.6 to the extent such dividends were paid with the proceeds of any amount referred to in paragraph (a) of this definition, (x) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and (xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness and that are accounted for as extraordinary items.

“Exchange Rate” shall mean on any day (i) with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such Foreign Currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 10:00 a.m. (New York time) on such date for the purchase of Dollars for delivery two Business Days later and (ii) with respect to calculations in connection with Canadian Borrowings, the rate at which Canadian Dollars may be exchanged into Dollars, computed by the Canadian Administrative Agent at the Bank of Canada noon spot rate, after 12:00 noon (New York time) on such day, provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Canadian Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Existing Credit Agreement” as defined in the recitals hereto.

“Existing Indenture” shall mean the Indenture, dated as of December 18, 1997, among the Borrower, the subsidiary guarantors party thereto and The Bank of New York, as trustee.

“Existing Lenders” as defined in the recitals hereto.

“Existing Term Loans” as defined in the recitals hereto.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letter of Credit Outstandings shall have been reduced to zero.

“Foreign Borrowing Base Amount” shall mean, at any time, the sum of (i) 85% of the book value of all accounts receivable of all Restricted Foreign Subsidiaries of Holdings and (ii) 60% of the book value of all inventory of all Restricted Foreign Subsidiaries of Holdings.

“Foreign Currencies” shall mean Canadian Dollars, Euro and Sterling.

“Foreign Joint Venture” shall mean any Restricted Foreign Subsidiary in which the Borrower and its Restricted Subsidiaries own, collectively, less than 100% of the equity interests and designated as such in a written notice to the Administrative Agent by the Borrower, provided that in the event a Restricted Subsidiary not previously designated by the Borrower as a Foreign Joint Venture is subsequently re-designated as a Foreign Joint Venture, (x) such re-designation shall be deemed to be an investment on the date of such re-designation in a Foreign Joint Venture in an amount equal to the product of (i) the net worth of such re-designated Restricted Subsidiary immediately prior to such re-designation (such net worth to be calculated without regard to any guarantee provided by such re-designated Restricted Subsidiary) and (ii) the percentage of capital stock or other equity interests in such Foreign Joint Venture owned by the Borrower or its Restricted Subsidiaries (other than Foreign Joint Ventures) and (y) no Default or Event of Default would result from such re-designation.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary, including the Canadian Borrower.

“Foreign Subsidiary Guarantors” shall mean any Foreign Subsidiary that becomes a Foreign Subsidiary Guarantor pursuant to Section 9.11.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or one of the Restricted Subsidiaries, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America or Canada, as applicable, as in effect from time to time; provided, however, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” shall mean any nation or government, any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean the Guarantee, made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee and Collateral Exception Amount” shall mean, at any time: (a) $100,000,000 minus (b) the sum of (i) the aggregate amount of Indebtedness incurred or assumed prior to such time pursuant to Section 10.1(j) or (k) that is outstanding at such time and that was used to acquire, or was assumed in connection with the acquisition of, capital stock and/or assets in respect of which guarantees, pledges and security have not been given pursuant to Sections 9.11 and 9.12, (ii) the lesser of (x) the aggregate Increased Commitment Amount at such time and (y) $50,000,000 and (iii) any Indebtedness incurred by any Foreign Joint Venture, provided that if such amount is a negative number, the Guarantee and Collateral Exception Amount shall be zero.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean Holdings, the US Subsidiary Guarantors and the Foreign Subsidiary Guarantors, other than the immaterial Subsidiaries listed on Schedule 1.1(e).

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the Borrower or the Canadian Borrower in the ordinary course of business (and not for speculative purposes) in order to protect the Borrower, the Canadian Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Historical Financial Statements” means as of the Closing Date, the audited financial statements of Parent and its Subsidiaries, for the immediately preceding three fiscal years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years.

“Holdings” shall have the meaning provided in the preamble to this Agreement.

“Increased Amount Date” as defined in Section 2.15.

“Increased Commitment Amount” shall have the meaning given to that term in Section 14.1.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements and (g) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business.

“Initial Credit Agreement” shall mean the Credit Agreement, dated as of April 6, 2004, among Borrower, Holdings, the lenders from time to time party thereto, the Administrative Agent, the Joint Lead Arrangers and the other parties thereto.

“Initial Financial Statement Delivery Date” shall mean the date on which Section 9.1 Financials are delivered to the Lenders under Section 9.1 for the first full fiscal quarter commencing after the Closing Date.

“Interest Period” shall mean, with respect to any Tranche A Term Loan, Tranche E Term Loan or Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“JPMCB” shall mean JPMorgan Chase Bank, N.A. and any successor thereto by merger, consolidation or otherwise.

“Joinder Agreement” means an agreement substantially in the form of Exhibit M.

“Judgment Currency” shall have the meaning set forth in Section 14.17.

“Judgment Currency Conversion Date” shall have the meaning set forth in Section 14.17.

“Junior Subordinated Seller Notes” means the Junior Subordinated Seller Notes issued in the initial principal amount of $25,000,000 on December 18, 1997 by Holdings in favor of Zell/Chilmark Fund, L.P., and any additional amount of such notes as are permitted to be issued under the Existing Credit Agreement.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

“L/C Maturity Date” shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date.

“L/C Participants”: means collectively the Cdn L/C Participants and the US L/C Participants and each is an “L/C Participant”

“L/C Reserve Account” shall have the meaning provided in Section 13.2(a)

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Addendum” shall mean a lender addendum substantially in the form of Exhibit N.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.3 or (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1(b), 2.1(d) or 3.3, in the case of either clause (a) or clause (b) above, as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Letter of Credit” shall mean each standby letter of credit issued pursuant to Section 3.1.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuers” means a collective reference to the US Letter of Credit Issuer and the Canadian Letter of Credit Issuer and each is a “Letter of Credit Issuer.”

“Letter of Credit Request” shall have the meaning provided in Section 3.2.

“Level I Status” shall mean, on any date, the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 5.25 to 1.00 as of such date.

“Level II Status” shall mean, on any date, the circumstance that Level I Status does not exist and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 4.50 to 1.00 as of such date.

“Level III Status” shall mean, on any date, the circumstance that neither Level I Status nor Level II Status exists and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 4.00 to 1.00 as of such date.

“Level IV Status” shall mean, on any date, the circumstance that the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 4.00 to 1.00 as of such date.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall mean any Revolving Credit Loan, Swingline Loan, Tranche A Term Loan, Tranche E Term Loan or New Term Loan made by any Lender hereunder.

“Management Group” shall mean, at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary of any of Holdings, the Borrower or any Subsidiaries at such time.

“Management Investors” means the management officers and employees of Holdings and its Subsidiaries who are investors in Holdings on the Effective Date.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(d).

“Material Adverse Change” shall mean any change in the business, assets, operations, properties or financial condition of Holdings, the Borrower and its Subsidiaries, taken as a whole, that would materially adversely affect the ability of Holdings, the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of Holdings, the Borrower and the Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of Holdings, the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the consolidated total assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” shall mean the Tranche A Term Loan Maturity Date, Tranche E Term Loan Maturity Date or the Revolving Credit Maturity Date.

“Merger” shall have the meaning provided in the Initial Credit Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of March 3, 2004, by and among Sealy Corporation and SAC (as assignee of the rights and obligations of Posturepedic Acquisition Corp.).

“Minimum Borrowing Amount” shall mean (a) with respect to a Dollar Borrowing of Term Loans or Revolving Credit Loans, $2,000,000, (b) with respect to a C$ - denominated Borrowing of Canadian Revolving Loans, C$1,000,000 and (c) with respect to a Borrowing of Swingline Loans, $100,000.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns capital stock or other equity interests.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement or other security document entered into by the owner of a Mortgaged Property and the Administrative Agent for the benefit of the Lenders in respect of that Mortgaged Property, substantially in the form of Exhibit D or, in the case of Mortgaged Properties located outside the United States of America, in such form as agreed between the Borrower and the Administrative Agent or the Canadian Administrative Agent, as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned by a Credit Party and identified on Schedule 1.1(b), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.15.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event or the issuance after the Closing Date by the Borrower of any capital stock, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of Holdings, the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event or issuance, as the case may be, less (b) the sum of:

(i)            in the case of any Prepayment Event, the amount, if any, of all taxes paid or estimated to be payable by any of Holdings, the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii)           in the case of any Prepayment Event, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by any of Holdings, the Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(iii)          in the case of any Prepayment Event, the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv)          in the case of any Asset Sale Prepayment Event (other than a transaction permitted by Section 10.4(e)), the amount of any proceeds of such Asset Sale Prepayment Event that the Borrower has reinvested (or intends to reinvest within one year of the date of such Asset Sale Prepayment Event) in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 9.14), provided that any portion of such proceeds that has not been so reinvested within such one-year period shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event occurring on the last day of such one-year period and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i); provided further that, for purposes of the preceding proviso, such one-year period shall be extended by up to twelve months (or, if less, extended by up to the shortest period of time in excess of one year that such a reinvestment period exists pursuant to, or may be extended under the terms of, any instrument governing any publicly offered or privately placed Indebtedness of Holdings or the Borrower) from the last day of such one-year period so long as (A) such proceeds are to be reinvested within such additional twelve-month period under the Borrower’s business plan as most recently adopted in good faith by its Board of Directors and (B) the Borrower believes in good faith that such proceeds will be so reinvested within such additional twelve-month period, and

(v)           in the case of any Prepayment Event or the issuance by the Borrower of any capital stock, reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by Holdings, the Borrower or any of the Restricted Subsidiaries, as applicable, in connection with such Prepayment Event or issuance, as the case may be (other than those payable to Holdings, the Borrower or any Subsidiary of the Borrower), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“New Revolving Loan Commitments” as defined in Section 2.15.

“New Revolving Loan Lender” as defined in Section 2.15.

“New Revolving Loans” as defined in Section 2.15.

“New Term Loan Commitments” as defined in Section 2.15.

“New Term Loan Lender” as defined in Section 2.15.

“New Term Loan Maturity Date” means the date that New Term Loans of  a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“New Term Loans” as defined in Section 2.15.

“Non-Acceptance Lender” shall mean a Canadian Lender that does not accept Bankers’ Acceptances.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.3.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall have the meaning assigned to such term in the Security Documents.

“Parent” shall have the meaning provided in the preamble to this Agreement.

“Participant” shall have the meaning provided in Section 14.6(c)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate of the Borrower and the Canadian Borrower in the form of Exhibit E or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets or capital stock or other equity interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such capital stock or other equity interests becoming (i) a Restricted Subsidiary and (ii) (x) in the case of a Restricted Domestic Subsidiary, a Subsidiary Guarantor or (y) in the case of a Restricted Foreign Subsidiary, a Foreign Subsidiary Guarantor, in each case to the extent required by Section 9.11; (c) such acquisition shall result in the Administrative Agent or the Canadian Administrative Agent, as applicable, for the benefit of the applicable Lenders, being granted a security interest in any capital stock or any assets so acquired to the extent required by Sections 9.11, 9.12 and/or 9.15; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; and (e) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 10.1(j) and 10.1(k), respectively, and any related Pro Forma Adjustment), with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such acquisition had occurred on the first day of such Test Period.

“Permitted Additional Subordinated Notes” shall mean Subordinated Notes other than Subordinated Notes issued as Permitted Subordinated Debt, provided that the aggregate principal amount of Permitted Additional Subordinated Notes outstanding at any time shall not exceed $100,000,000, plus accrued interest thereon as provided in the Subordinated Note Indenture.

“Permitted Capital Expenditure Amount” shall have the meaning given to such term in Section 10.11.

“Permitted Investments” shall mean (a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof; (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service); (c) commercial paper issued by any Lender or any bank holding company owning any Lender; (d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (e) domestic and Eurodollar certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks; (f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing; (g) marketable short-term money market and similar securities, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (h) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (g) above; and (i) in the case of investments by any Restricted Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Restricted Foreign Subsidiary is located or in which such investment is made.

“Permitted Investors” shall mean the Management Investors and certain other investors in Parent as of the Effective Date.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (b) Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.14; (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Holdings, the Borrower and its Subsidiaries, taken as a whole or the Canadian Borrower and its Subsidiaries, taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1; (j) leases or subleases granted to others not interfering in any material respect with the business of Holdings, the Borrower and its Subsidiaries, taken as a whole; and (k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of any of Holdings, the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date, provided that such Sale Leaseback is consummated for fair value as determined at the time of consummation in good faith by the Borrower and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $20,000,000, the Board of Directors of the Borrower (which such determination may take into account any retained interest or other investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Subordinated Debt” shall mean the Subordinated Notes, provided that the aggregate principal amount of such Subordinated Notes outstanding at any time shall not exceed $490,000,000.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower, a Subsidiary or an ERISA Affiliate.

“Pledge Agreement” shall mean the Pledge Agreement, entered into by any of Holdings, the Borrower, the other pledgors party thereto and the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified from time to time.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event or any Permitted Sale Leaseback.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors).

“Pro Forma Adjustment” shall mean, for any test period that includes any of the six fiscal quarters first ending following any Permitted Acquisition, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower affected by such acquisition, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of reasonably identifiable and factually supportable net cost savings or additional net costs, as the case may be, realizable during such period by combining the operations of such Acquired Entity or Business with the operations of the Borrower and its Subsidiaries, provided that so long as such net cost savings or additional net costs will be realizable at any time during such six-quarter period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such net cost savings or additional net costs will be realizable during the entire such period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for net cost savings or additional net costs actually realized during such period and already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(h) or setting forth the information described in clause (iv) to Section 9.1(d).

“Qualified PIK Securities” shall mean (1) any preferred capital stock or preferred equity interest of Parent (a) that does not provide for any cash dividend payments or other cash distributions in respect thereof on or prior to the Tranche E Term Loan Maturity Date and (b) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (i)(x) mature or become mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (y) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified PIK Securities or (z) become redeemable at the option of the holder thereof (other than as a result of a change of control event), in whole or in part, in each case on or prior to the first anniversary of the Tranche E Term Loan Maturity Date and (ii) provide holders thereunder with any rights upon the occurrence of a “change of control” event prior to the repayment of the Obligations under the Credit Documents and (2) any Indebtedness of Parent which has payments terms at least as favorable to the Borrower and Lenders as described in clause (1)(a) above and is subordinated and has other terms, other than with respect to interest rates, at least as favorable to the Borrower and Lenders as the Subordinated Notes.

“Real Estate” shall have the meaning given to that term in Section 9.1(f).

“Recalculation Date” shall have the meaning provided in Section 1.2.

“Recapitalization” shall mean the consummation of the Merger and the Refinancing (as such term is defined in the Initial Credit Agreement).

“Reference Lender” shall mean JPMCB.

“Register” shall have the meaning provided in Section 14.6(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Affiliate” shall mean with respect to any Lender with a Canadian Revolving Credit Commitment, an Affiliate or lending office of such Lender designated by it to make its Canadian Revolving Credit Commitment, Canadian Letters of Credit and Canadian Revolving Credit Loans available to the Borrower under this Agreement.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

“Required Canadian Revolving Credit Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Dollar Equivalent of the Adjusted Canadian Total Revolving Credit Commitment that relates to Canadian Revolving Credit Loans at such date or (b) if the Canadian Total Revolving Credit Commitment has been terminated, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Dollar Equivalent of the Canadian Revolving Credit Loans in the aggregate at such date.

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the sum of (i) the Adjusted US Total Revolving Credit Commitment at such date, (ii) the Adjusted Canadian Total Revolving Credit Commitment at such date, (iii) the Adjusted Total Term Loan Commitment at such date,  (iv) the outstanding principal amount of the Tranche A Term Loans (excluding the Tranche A Term Loans held by Defaulting Lenders) at such date, (v)  the outstanding principal amount of the Tranche E Term Loans (excluding the Tranche E Term Loans held by Defaulting Lenders) at such date and (vi) the outstanding principal amount of the New Term Loans (excluding the New Term Loans held by Defaulting Lenders) or (b) if the US Total Revolving Credit Commitment, the Canadian Total Revolving Credit Commitment and the Total Term Loan Commitment have been terminated or for the purposes of acceleration pursuant to Section 11, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposures of Defaulting Lenders) in the aggregate at such date.

“Required US Revolving Credit Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Adjusted US Total Revolving Credit Commitment that relates to US Revolving Credit Loans at such date or (b) if the US Total Revolving Credit Commitment has been terminated, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the US Revolving Credit Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposures of Defaulting Lenders) in the aggregate at such date.

“Required Term Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Total Term Loan Commitments at such date and (b) the outstanding principal amount of the Term Loans (excluding the Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Required Tranche A Term Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Tranche A Term Loan Commitments at such date and (b) the outstanding principal amount of the Tranche A Term Loans (excluding the Tranche A Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Required Tranche E Term Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Tranche E Term Loan Commitments at such date and (b) the outstanding principal amount of the Tranche E Term Loans (excluding the Tranche E Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Domestic Subsidiary” shall mean each Restricted Subsidiary that is also a Domestic Subsidiary.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Loans” shall have the meaning provided in Section 2.1(b).

“Revolving Credit Maturity Date” shall mean the date that is six years after the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

“SAC” shall have the meaning provided in the Initial Credit Agreement.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Schedule II/III Reference Lenders” means specified Canadian Lenders that are banks named in Schedule II or Schedule III to the Bank Act (Canada) and approved by the Canadian Borrower and the Canadian Administrative Agent.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(e).

“Secured Parties” shall have the meaning assigned to such term in the applicable Security Documents.

“Security Agreement” shall mean the Security Agreement entered into by the Borrower, the other grantors party thereto and the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit G, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Pledge Agreement, (c) the Security Agreement, (d) the Mortgages, (e) the Canadian Security Documents and (f) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.12 or pursuant to any of the Security Documents to secure any of the Obligations.

“Series” as defined in Section 2.15.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” means, with respect to the Borrower, that as of the Closing Date, both (i) (a) the sum of the Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Borrower’s present assets; (b) the Borrower’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (c) the Borrower has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).

“Specified Obligations” shall mean Obligations consisting of (a) the principal and interest on Loans and (b) reimbursement obligations in respect of Letters of Credit.

“Specified Subsidiary” shall mean, at any date of determination, (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 15% of the consolidated total assets of the Borrower and the Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 15% of the consolidated gross revenues of the Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Status” shall mean, as to the Borrower as of any date, the existence of Level I Status, Level II Status, Level III Status or Level IV Status, as the case may be on such date.  Changes in Status resulting from changes in the Consolidated Total Debt to Consolidated EBITDA Ratio shall become effective (the date of such effectiveness, the “Effective Date”) as of the first day following the last day of the most recent fiscal year or period for which (a) Section 9.1 Financials are delivered to the Lenders under Section 9.1 and (b) an officer’s certificate is delivered by the Borrower to the Lenders setting forth, with respect to such Section 9.1 Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition, provided that (i) if the Borrower shall have made any payments in respect of interest or commitment fees during the period (the “Interim Period”) from and including the Effective Date to but excluding the day any change in Status is determined as provided above, then the amount of the next such payment due on or after such day shall be increased or decreased by an amount equal to any underpayment or overpayment so made by the Borrower during such Interim Period and (ii) each determination of the Consolidated Total Debt to Consolidated EBITDA Ratio pursuant to this definition shall be made with respect to the Test Period ending at the end of the fiscal period covered by the relevant financial statements.

“Statutory Reserve Rate” shall mean for any day as applied to any Eurodollar Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Note Indenture” shall mean the Indenture dated as of the Closing Date, among the Borrower, the guarantors party thereto and The Bank of New York, as trustee, pursuant to which the Subordinated Notes are issued, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 10.7(b).

“Subordinated Notes” shall mean (a) the Subordinated Notes defined in the Initial Credit Agreement and (b) any replacement or refinancing thereof having terms no more adverse to the interests of the Lenders than the terms thereof, provided that any such amendment, replacement or refinancing shall bear a rate of interest determined by the Board of Directors of the Borrower to be a market rate of interest at the date of such amendment, replacement or refinancing and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swingline Commitment” shall mean $25,000,000.

“Swingline Lender” shall mean JPMCB in its capacity as lender of Swingline Loans hereunder.

“Swingline Loans” shall have the meaning provided in Section 2.1(c).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Revolving Credit Maturity Date.

“Syndication Agent” shall mean Citibank, N.A., together with its affiliates, as the syndication agent for the Lenders under this Agreement and the other Credit Documents.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time, and regulations promulgated thereunder.

“Term Loans” shall mean, collectively, the Tranche A Term Loans and the Tranche E Term Loans.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

“Total Commitment” shall mean the sum of the Total Term Loan Commitment, the US Total Revolving Credit Commitment and the Canadian Total Revolving Credit Commitment.

“Total Credit Exposure” shall mean, at any date, the sum of (a) the US Total Revolving Credit Commitment at such date, (b) the Canadian Total Revolving Credit Commitment at such date, (c) the Total Term Loan Commitment at such date and (d) the outstanding principal amount of all Term Loans at such date.

“Total Term Loan Commitment” shall mean the sum of the Tranche A Term Loan Commitments, Tranche E Term Loan Commitments and New Term Loan Commitments, if applicable, of all the Lenders.

“Tranche A Repayment Amount” shall have the meaning provided in Section 2.5(b)(i).

“Tranche A Repayment Date” shall have the meaning provided in Section 2.5(b)(i).

“Tranche A Term Loan” shall have the meaning provided in Section 2.1(a)(i).

“Tranche A Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Tranche A Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Tranche A Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Tranche A Term Loan Commitments as of the Effective Date is $300,000,000.

“Tranche A Term Loan Maturity Date” shall mean the date that is five years after the Effective Date, or, if such date is not a Business Day, the next preceding Business Day.

“Tranche E Repayment Amount” shall have the meaning provided in Section 2.5(b)(ii).

“Tranche E Repayment Date” shall have the meaning provided in Section 2.5(b)(ii).

“Tranche E Term Loan” shall have the meaning provided in Section 2.1(a)(ii).

“Tranche E Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Tranche E Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Tranche E Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Tranche E Term Loan Commitments as of the Effective Date is $140,000,000.

“Tranche E Term Loan Maturity Date” shall mean the date that is six years after the Effective Date, or, if such date is not a Business Day, the next preceding Business Day.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Recapitalization, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transferee” shall have the meaning provided in Section 14.6(e).

“Type” shall mean (a) as to any Term Loan, its nature as an ABR Loan or a Eurodollar Term Loan, (b) as to any US Revolving Credit Loan, its nature as an ABR Loan or a Eurodollar Revolving Credit Loan and (c) as to any Canadian Revolving Credit Loan, its nature as a BA Loan or a Canadian Prime Loan.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto and in relation to a Canadian Pension Plan shall mean the amount, if any, by which (A) the present value of the accrued benefits under the Canadian Pension Plan as of the close of business of its most recent plan year, determined in accordance with (I) the Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, or (II) if in the normal course of business, no such determination is made in relation to the Canadian Pension Plans, the Canadian equivalent of Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, in either case such determination being based upon the actuarial assumptions that would be used by the actuary for the Canadian Pension Plan in the termination of that Canadian Pension Plan, exceeds (B) the fair market value of the assets allocable thereto.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date (other than a Subsidiary that becomes or is required to become a Credit Party hereunder), provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary (other than a Restricted Subsidiary that is or becomes a Credit Party) subsequently re-designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent, provided that (x) such re-designation shall be deemed to be an investment on the date of such re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) the net worth of such re-designated Restricted Subsidiary immediately prior to such re-designation (such net worth to be calculated without regard to any guarantee provided by such re-designated Restricted Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such re-designated Restricted Subsidiary to the Borrower or any other Restricted Subsidiary immediately prior to such re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Default or Event of Default would result from such re-designation and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that at the time of any written re-designation by the Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of

Default would result from such re-designation.  On or promptly after the date of its formation, acquisition or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.

“US L/C Participant” shall have the meaning provided in Section 3.3(a).

“US L/C Participation” shall have the meaning provided in Section 3.3(a).

“US Letter of Credit Commitment” shall mean $35,000,000, as the same may be reduced from time to time pursuant to Section 3.1.

“US Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the Dollar Equivalent of the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the US Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the US Letter of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the US Letter of Credit Issuer pursuant to Section 3.4(a)).

“US Letter of Credit Issuer” shall mean JPMCB, any of its Affiliates or any successor pursuant to Section 3.6.  The Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“US Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding US Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all US Letters of Credit.

“US Letter of Credit Request” shall have the meaning provided in Section 3.2.

“US Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “US Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “US Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the US Total Revolving Credit Commitment, in each case of the same may be changed from time to time pursuant to terms hereof.  The aggregate amount of the US Revolving Credit Commitment as of the Closing Date is $100,000,000.

“US Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s US Revolving Credit Commitment by (b) the aggregate amount of the US Revolving Credit Commitments, provided that at any time when the US Total Revolving Credit Commitment shall have been terminated, each Lender’s US Revolving Credit Commitment Percentage shall be its US Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“US Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the US Revolving Credit Loans of such Lender then outstanding, and (b) such Lender’s US Letter of Credit Exposure at such time.

“US Revolving Credit Loan” shall mean a Revolving Credit Loan denominated in Dollars and made pursuant to Section 2.1(b).

“US Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary (other than an Unrestricted Subsidiary) on the Closing Date and (b) each Domestic Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11.

“US Total Revolving Credit Commitment” shall mean the sum of the US Revolving Credit Commitments of all the Lenders.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s capital stock having the right to vote for the election of directors of such Person under ordinary circumstances.

(b)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.2.          Exchange Rates. (a)     Not later than 1:00 p.m. (New York time) on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to Canadian Dollars to be used for calculating the Dollar Equivalent and (ii) give notice thereof to the Lenders and the Borrower.  The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Recalculation Date”), shall remain effective until the next succeeding Recalculation Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and Canadian Dollars.

(b)           Not later than 5:00 p.m. (New York time) on each Recalculation Date and each date on which Canadian Revolving Loans are made, the Administrative Agent shall (i) determine the aggregate amount of the Dollar Equivalents of the principal amounts of the Canadian Revolving Loans then outstanding (after giving effect to any Canadian Revolving Loans made or repaid on such date), and (ii) notify the Lenders and the Borrower of the results of such determination.

(c)           For purposes of determining compliance under Sections 10.4, 10.5, 10.6, 10.9, 10.10 and 10.11 with respect to any amount in a Foreign Currency, such amount shall be deemed to equal the Dollar Equivalent thereof based on the average Exchange Rate for a Foreign

Currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period.  For purposes of determining compliance with Sections 10.1 and 10.2, with respect to any amount of Indebtedness in a Foreign Currency, compliance will be determined at the time of incurrence thereof using the Dollar Equivalent thereof at the Exchange Rate in effect at the time of such incurrence.

SECTION 2.           Amount and Terms of Credit

2.1.          Commitments. (a)     (i)  Subject to and upon the terms and conditions herein set forth, each Lender having a Tranche A Term Loan Commitment severally agrees to make a loan or loans (each a “Tranche A Term Loan”) to the Borrower in Dollars, which Tranche A Term Loans shall not exceed for any such Lender the Tranche A Term Loan Commitment of such Lender; and

Such Tranche A Term Loans (i) shall be made on the Effective Date, (ii) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Term Loans, provided that all such Tranche A Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Tranche A Term Loans of the same Type, (iii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iv) shall not exceed for any such Lender the Tranche A Term Loan Commitment, of such Lender and (v) shall not exceed in the aggregate the total of all Tranche A Term Loan Commitments.  On the Tranche A Term Loan Maturity Date, all Tranche A Term Loans shall be repaid in full.

(ii)  Subject to and upon the terms and conditions herein set forth, each Lender having a Tranche E Term Loan Commitment severally agrees to make a loan or loans (each a “Tranche E Term Loan”) to the Borrower in Dollars, which Tranche E Term Loans shall not exceed for any such Lender the Tranche E Term Loan Commitment of such Lender; and

Such Tranche E Term Loans (i) shall be made on the Effective Date, (ii) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Term Loans, provided that all such Tranche E Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Tranche E Term Loans of the same Type, (iii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iv) shall not exceed for any such Lender the Tranche E Term Loan Commitment, of such Lender and (v) shall not exceed in the aggregate the total of all Tranche E Term Loan Commitments.  On the Tranche E Term Loan Maturity Date, all Tranche E Term Loans shall be repaid in full.

(b)           (i)  Subject to and upon the terms and conditions herein set forth, each Lender having a US Revolving Credit Commitment severally agrees to make a loan or loans denominated in Dollars (each a “US Revolving Credit Loan” and, collectively, the “US Revolving Credit Loans” and, together with the Canadian Revolving Credit Loans, the “Revolving Credit Loans”) to the Borrower which US Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (B) may, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Revolving Credit Loans, provided that all US Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of US Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s US Revolving Credit Exposure at such time exceeding such Lender’s US Revolving Credit Commitment at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ US Revolving Credit Exposures at such time exceeding the US Total Revolving Credit Commitment then in effect.

(ii)           Subject to and upon the terms and conditions herein set forth, each Canadian Lender having a Canadian Revolving Credit Commitment severally agrees to make a loan or loans denominated in Canadian Dollars or Dollars to the Canadian Borrower or a loan or loans denominated in Dollars to the Borrower (each a “Canadian Revolving Credit Loan” and, collectively, the “Canadian Revolving Credit Loans”) which Canadian Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (B) shall be incurred and maintained (x) as Canadian Prime Loans or BA Loans if denominated in C$ or (y) as Cdn ABR Loans or Eurodollar Loans if denominated in US$ and made to the Canadian Borrower, or (z) as ABR Loans or Eurodollar Loans if denominated in US$ and made to the Borrower; provided that all Canadian Revolving Credit Loans made by each of the Canadian Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Canadian Revolving Credit Loans of the same Type made to the same Borrower, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Canadian Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Canadian Lender’s Canadian Revolving Credit Exposure allocated to the Canadian Borrower at such time exceeding such Canadian Lender’s Canadian Revolving Credit Commitment allocated to the Canadian Borrower at such time, (E) shall not, for any such Canadian Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Canadian Revolving Credit Exposure allocated to the Borrower at such time exceeding such Canadian Lender’s Canadian Revolving Credit Commitment allocated to the Borrower at such time, (F) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Canadian Lenders’ Canadian Revolving Credit Exposures at such time exceeding the Canadian Total Revolving Credit Commitment then in effect, and (G) if made to the Canadian Borrower shall be made by a Canadian Lender that is a Canadian Resident or a permitted assignee of such Canadian Lender pursuant to Section 14.6(b)(ii).  The allocation of the Canadian Total Revolving Credit Commitment as between the Borrower (the “Borrower Allocation”) on the one hand and the Canadian Borrower (the “Canadian Borrower Allocation”) on the other hand shall be fixed by the Borrower at the beginning of each calendar month by providing written notice to the Administrative Agent and the Canadian Administrative Agent (which notice must be received by each such agent prior to 10:00 a.m. (New York time), three (3) Business Days before the date on which such allocations shall be revised) specifying the revised allocation of the Canadian Total Revolving Credit Commitment as between the Borrower and the Canadian Borrower, respectively.  As of the Closing Date, $0 of the Canadian Revolving Credit Commitment is allocated to the Borrower and $25,000,000 of the Canadian Revolving Credit Commitment is allocated to the Canadian

Borrower.  The portion of each Canadian Lender’s Canadian Revolving Credit Commitment allocated to the Borrower and the Canadian Borrower, respectively, shall be its Canadian Revolving Credit Percentage of the Borrower Allocation and the Canadian Borrower Allocation, respectively.  Each Canadian Lender, if it is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), shall designate by notice in writing to the Administrative Agent and the Canadian Administrative Agent on the Closing Date, and otherwise from time to time, a Related Affiliate of such Lender which is either a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) or is a Non-US Lender that has fulfilled the requirements in Section 5.4(b), for the purposes of making Canadian Revolving Credit Loans available to the Borrower.

(iii)          Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrower or the Canadian Borrower, as the case may be, to repay such Loan, (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower or the Canadian Borrower, as the case may be, resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.5 shall apply) and (C) if a Eurodollar Loan is made to the Canadian Borrower, it shall be made by a Canadian Lender that is a Canadian resident or a permitted assignee of such Canadian Lender pursuant to Section 14.6(b)(ii).  On the Revolving Credit Maturity Date, all Revolving Credit Loans shall be repaid in full.

(c)           Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ US Revolving Credit Exposures at such time exceeding the US Total Revolving Credit Commitment then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof.  On the Swingline Maturity Date, each outstanding Swingline Loan shall be repaid in full.  The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower, the Canadian Borrower or any Lender stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1.

(d)           On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders that all then-outstanding Swingline Loans shall be funded with a Borrowing of US Revolving Credit Loans, in which case US Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders with US Revolving Credit Commitments pro rata based on each Lender’s US Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.  Each Lender with US Revolving Credit Commitments hereby irrevocably agrees to make such US Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Commitment after any such Swingline Loans were made.  In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender with US Revolving Credit Commitments hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause such Lenders to share in such Swingline Loans ratably based upon their respective US Revolving Credit Commitment Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender with US Revolving Credit Commitments purchasing same from and after such date of purchase.

2.2.         Minimum Amount of Each Borrowing; Maximum Number of Borrowings.  The aggregate principal amount of each Borrowing of Tranche A Term Loans, Tranche E Term Loans or Revolving Credit Loans shall be in a multiple of $1,000,000 or C$100,000 (in the case of a Borrowing denominated in C$) and Swingline Loans shall be in a multiple of $100,000 and, in each case, shall not be less than the Minimum Borrowing Amount with respect thereto (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(d)).  More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than 20 Borrowings of Eurodollar Loans and BA loans under this Agreement.

2.3.         Notice of Borrowing.  (a)   The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Tranche A Term Loans or Tranche E Term Loans if all or any of such Tranche A Term Loans or Tranche E Term Loans are to be initially Eurodollar Loans, and (ii) prior written notice (or telephonic notice promptly confirmed in writing) prior to 10:00 a.m. (New York time) on the date of the Borrowing of Tranche A Term Loans or Tranche E Term Loans if all such Tranche A Term Loans or Tranche E Term Loans are to be ABR Loans.  Such notice (together with each notice of a Borrowing of Revolving Credit Loans pursuant to Section 2.3(b) and each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(d), a “Notice of Borrowing”) shall be irrevocable and shall specify (i) the aggregate principal amount of such Tranche A Term Loans or Tranche E Term Loans to be made, (ii) the date of the borrowing (which shall be the Effective Date) and (iii) whether such Tranche A Term Loans or Tranche E Term Loans shall consist of ABR Loans and/or Eurodollar Term Loans and, if such Tranche A

Term Loans or Tranche E Term Loans are to include Eurodollar Term Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Tranche A Term Loans or Tranche E Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)           Whenever the Borrower desires to incur US Revolving Credit Loans or Canadian Revolving Credit Loans in Dollars (subject to its allocated portion of the Canadian Revolving Credit Commitment) hereunder (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings), it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 Noon (NY Time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Revolving Credit Loans, and (ii) prior to 12:00 Noon (New York time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans.  Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) whether the Revolving Credit Loans are Canadian Revolving Credit Loans or US Revolving Credit Loans, as applicable, (ii) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (iii) the date of Borrowing (which shall be a Business Day) and (iv) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Revolving Credit Loans and, if Eurodollar Revolving Credit Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(c)           Whenever the Canadian Borrower desires to incur Canadian Revolving Credit Loans in Dollars or Canadian Dollars (subject to its allocated portion of the Canadian Revolving Credit Commitment) hereunder (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings), it shall give the Canadian Administrative Agent at the Canadian Administrative Agent’s Office, (i) prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Canadian Borrowing of BA Loans or Eurodollar Loans, and (ii) prior to 12:00 Noon (New York time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Canadian Borrowing of Cdn ABR or Canadian Prime Loans.  Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of BA Loans, Eurodollar Loans, Canadian Prime Loans or Cdn ABR Loans and, if BA Loans or Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Canadian Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(d)           Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 2:30 p.m. (New York time) on the date of such Borrowing.  Each such notice shall be irrevocable and shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day).  The Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

(e)           Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(f)            Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(g)           Without in any way limiting the obligation of the Borrower or the Canadian Borrower, as the case may be, to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent and the Canadian Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent and the Canadian Administrative Agent in good faith to be from an Authorized Officer of the Borrower or the Canadian Borrower, as the case may be.  In each such case, the Borrower and the Canadian Borrower each hereby waives the right to dispute the Administrative Agent’s and the Canadian Administrative Agent’s record of the terms of any such telephonic notice.

2.4.         Disbursement of Funds.  (a)     No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below, provided that all Swingline Loans shall be made available in the full amount thereof by the Swingline Lender no later than 3:00 p.m. (New York time) on the date requested.

(b)           Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in the applicable currency for its applicable Commitments, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to the Borrower’s account at the Administrative Agent’s Office the aggregate of the amounts so made available in Dollars.  Each Canadian Lender shall make available all amounts it is to fund to the Canadian Borrower under any Canadian Borrowing in the applicable currency for its applicable Commitments, and in immediately available funds to the Canadian Administrative Agent at the Canadian Administrative Agent’s Office and the Canadian Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Canadian Borrower, by depositing to the Canadian Borrower’s account (as designated by it in a written notice to the Canadian Administrative Agent from time to time) the aggregate of the amounts so made available in Canadian Dollars or Dollars as applicable.  Unless the Administrative Agent and the Canadian Administrative Agent (in the case of Canadian Borrowings) shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) may assume that such Lender has made such amount available to the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) on such date of Borrowing, and the Administrative Agent and the Canadian Administrative Agent (in the case of Canadian Borrowings), in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower or the Canadian Borrower, as the case may be, a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) by such Lender and the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) has made available same to the Borrower or the Canadian Borrower, as the case may be, the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s or the Canadian Administrative Agent (in the case of Canadian Borrowings) demand therefor the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) shall promptly notify the Borrower or the Canadian Borrower, as the case may be, and the Borrower or the Canadian Borrower, as the case may be, shall immediately pay such corresponding amount to the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings).  The Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) shall also be entitled to recover from such Lender or the Borrower or the Canadian Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) to the Borrower or the Canadian Borrower, as the case may be, to the date such corresponding amount is recovered by the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings), at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate (or, in the case of an amount owing in respect of a Canadian Borrowing, the rate reasonably determined by the Canadian Administrative Agent to be the cost to it of funding such amount) or (ii) if paid by the Borrower or the Canadian Borrower, as the case may be, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c)           Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower or the Canadian Borrower, as the case may be, may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5.         Repayment of Loans; Evidence of Debt.  (a)     The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, (i) on the Tranche A Term Loan Maturity Date, the then-unpaid Tranche A Term Loans, in Dollars and (ii) on the Tranche E Term Loan Maturity Date, the then-unpaid Tranche E Term Loans, in Dollars.  The Borrower shall repay to the Administrative Agent in Dollars, for the benefit of the applicable Lenders, on the Revolving Credit Maturity Date, the then-unpaid US Revolving Credit Loans and Canadian

Revolving Credit Loans made to the Borrower.  The Canadian Borrower shall repay to the Canadian Administrative Agent in Dollars or C$, as the case may be, for the benefit of the applicable Lenders, on the Revolving Credit Maturity Date, the then-unpaid Canadian Revolving Credit Loans made to the Canadian Borrower.  The Borrower shall repay to the Administrative Agent in Dollars, for the account of the Swingline Lender, on the Swingline Maturity Date, the then-unpaid Swingline Loans.

(b)           (i) The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Lenders of Tranche A Term Loans, on each date set forth below (each a “Tranche A Repayment Date”), the principal amount of the Tranche A Term Loans equal to (x) the outstanding principal amount of Tranche A Term Loans immediately after closing on the Effective Date multiplied by (y) the percentage set forth below opposite such Repayment Date (each a “Tranche A Repayment Amount”):

Number of Months From Effective Date	Tranche A Term Loan Repayment Amount

3	0.0%
6	0.0%
9	0.0%
12	0.0%
15	1.25%
18	1.25%
21	1.25%
24	1.25%
27	1.25%
30	1.25%
33	1.25%
36	1.25%
39	1.25%
42	1.25%
45	1.25%
48	1.25%
51	21.25%
54	21.25%
57	21.25%
Tranche A Term Loan Maturity Date	21.25%

(ii) The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Lenders of Tranche E Term Loans, on each date set forth below (each a “Tranche E Repayment Date”), the principal amount of the Tranche E Term Loans equal to (x) the outstanding principal amount of Tranche E Term Loans immediately after closing on the Effective Date multiplied by (y) the percentage set forth below opposite such Repayment Date (each a “Tranche E Repayment Amount”):

Number of Months From Effective Date	Tranche E Term Loan Repayment Amount

3	0.25%
6	0.25%
9	0.25%
12	0.25%
15	0.25%
18	0.25%
21	0.25%
24	0.25%
27	0.25%
30	0.25%
33	0.25%
36	0.25%
39	0.25%
42	0.25%
45	0.25%
48	0.25%
51	0.25%
54	0.25%
57	0.25%
60	0.25%
63	0.25%
66	0.25%
69	0.25%
Tranche E Term Loan Maturity Date	94.25%

; provided, in the event any New Term Loans are made, such New Term Loans shall be repaid on each Installment Date occurring on or after the applicable Increased Amount Date in an amount equal to (i) the aggregate principal amount of New Term Loans of the applicable Series of New Term Loans, times (ii) the ratio (expressed as a percentage) of (y) the amount of all other Term Loans being repaid on such Installment Date and (z) the total aggregate principal amount of all other Term Loans outstanding on such Increased Amount Date.

(c)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower and the Canadian Borrower, as the case may be, to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(d)           The Administrative Agent shall maintain the Register pursuant to Section 14.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount and currency of each Loan made hereunder, whether such Loan is a Tranche A Term Loan, a Tranche E Term Loan, a US Revolving Credit Loan, a Canadian Revolving Credit Loan or a Swingline Loan, the Type of each Loan made and the

Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower and the Canadian Borrower, as the case may be, to each Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent and the Canadian Administrative Agent hereunder from the Borrower and the Canadian Borrower, as the case may be, and each Lender’s share thereof.

(e)           The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower and the Canadian Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower or the Canadian Borrower to repay (with applicable interest) the Loans made to the Borrower or the Canadian Borrower by such Lender in accordance with the terms of this Agreement.

2.6.         Conversions and Continuations.  (a)     Each of the Borrower and the Canadian Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Tranche A Term Loans, Tranche E Term Loans or Revolving Credit Loans made to such Borrower (as applicable) of one Type into a Borrowing or Borrowings of another Type in the same currency and the Borrower or the Canadian Borrower, as the case may be, shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Term Loans or Eurodollar Revolving Credit Loans as Eurodollar Term Loans or Eurodollar Revolving Credit Loans, as the case may be, for an additional Interest Period, provided that (i) no partial conversion of BA Loans or Eurodollar Term Loans or Eurodollar Revolving Credit Loans shall reduce the outstanding principal amount of BA Loans or Eurodollar Term Loans or Eurodollar Revolving Credit Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) Cdn ABR Loans and ABR Loans may not be converted into Eurodollar Term Loans or Eurodollar Revolving Credit Loans and Canadian Prime Loans may not be converted into BA Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) BA Loans and Eurodollar Loans may not be continued as BA Loans or Eurodollar Loans , respectively, for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) no conversion or continuation of BA Loans may be made on a day other than the last day of the Interest Period applicable thereto and (v) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2.  Each such conversion or continuation shall be effected by the Borrower or the Canadian Borrower, as the case may be, by giving the Administrative Agent or the Canadian Administrative Agent at the applicable Administrative Agent’s Office prior to 12:00 Noon (New York time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into Cdn ABR Loans and ABR Loans or Canadian Prime Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Tranche A Term Loans, Tranche E Term Loans or Revolving Credit Loans to be so converted or continued, the Type of Tranche A Term Loans, Tranche E Term Loans or Revolving Credit Loans to be converted or continued into and, if such Tranche A

Term Loans, Tranche E Term Loans or Revolving Credit Loans are to be converted into or continued as BA Loans or Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent (or the Canadian Administrative Agent, in the case of Canadian Borrowings) shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Tranche A Term Loans, Tranche E Term Loans or Revolving Credit Loans.

(b)           If any Default or Event of Default is in existence at the time of any proposed continuation of any BA Loans or Eurodollar Loans, as the case may be, and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such BA Loans or Eurodollar Loans shall be automatically converted on the last day of the current Interest Period (i) in respect of Eurodollar Loans, into ABR Loans or Cdn ABR Loans (in the case of the Canadian Borrower) and (ii) in respect of BA Loans, into Canadian Prime Loans.  If upon the expiration of any Interest Period in respect of BA Loans or Eurodollar Loans, the Borrower or the Canadian Borrower, as the case may be, has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower or the Canadian Borrower, as the case may be, shall be deemed to have elected to continue such Borrowing of BA Loans or Eurodollar Loans, as the case may be, into a Borrowing of Canadian Prime Loans or ABR Loans or Cdn ABR Loans (in the case of the Canadian Borrower), as the case may be, effective as of the expiration date of such current Interest Period.

2.7.         Pro Rata Borrowings.  Each Borrowing of Tranche A Term Loans and Tranche E Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Tranche A Term Loan Commitments and Tranche E Term Loan Commitments.  Each Borrowing of US Revolving Credit Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable US Revolving Credit Commitments. Each Borrowing of Canadian Revolving Credit Loans under this Agreement shall be granted by the Canadian Lenders (or their Related Affiliates if applicable) pro rata on the basis of their then-applicable Canadian Revolving Credit Commitments allocated to the Canadian Borrower or the Borrower, as applicable.  Each Borrowing of New Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable New Term Loan Commitments.  It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8.         Interest.  (a)     (i) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR in effect from time to time, (ii) the unpaid principal amount of each Cdn ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the Cdn ABR in effect from time to time, and (iii) the unpaid principal amount of each Canadian Prime Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the Canadian Prime Rate in effect from time to time.

(b)           (i) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Eurodollar Margin in effect from time to time plus the relevant Eurodollar Rate and (ii) the Canadian Borrower shall pay to each Lender that accepts or advances a BA Loan, as a condition of and at the time of such acceptance or advance, a fee at the rate of the then Applicable Stamping Fee calculated on the basis of a year of 365 days on the face amount at maturity (or the principal amount in the case of a BA Equivalent Loan) of such Bankers’ Acceptance for the period from and including the date of acceptance (or advance in the case of a BA Equivalent Loan) of such Bankers’ Acceptance for the period from and including the date of acceptance to but excluding the maturity date of such Bankers’ Acceptance.

(c)           If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(d)           Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Canadian Prime Loan, Cdn ABR Loan and ABR Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan (except, other than in the case of prepayments, any Canadian Prime Loan, Cdn ABR Loan  or ABR Loan), on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)           All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)            The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrower (on its own behalf and on behalf of the Canadian Borrower) and the relevant Lenders thereof.  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9.         Interest Periods.

(a)           At the time the Borrower or the Canadian Borrower, as applicable, gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower or the Canadian Borrower, as applicable, shall have the right to elect by giving the Administrative Agent or the Canadian Administrative Agent (in the case of the Canadian

Borrower) written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower or the Canadian Borrower, as applicable, be a one, two, three, six or (in the case of Revolving Credit Loans, if available to all the Lenders making such loans as determined by such Lenders in good faith based on prevailing market conditions) a nine or twelve month period, provided that the initial Interest Period may be for a period less than one month if agreed upon by the Borrower (on its own behalf and on behalf of the Canadian Borrower) and the Agents.  Notwithstanding anything to the contrary contained above:

(i)            the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans or Cdn ABR Loans, as applicable) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)           if any Interest Period relating to a Borrowing of Eurodollar Credit Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)          if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(iv)          the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

(b)           At the time the Canadian Borrower gives a Notice of Borrowing or Notice of Continuation in respect of the making of, or continuation into or continuation as, a Borrowing of BA Loans prior to 12:00 noon. (New York time) on the third Business Day prior to the applicable date of making or continuation of such BA Loans, the Canadian Borrower shall have the right to elect by giving the Canadian Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Canadian Borrower, be one, two, three or six months (or in the case of Canadian Revolving Credit Loans, if available to all the Lenders making such loans as determined by such Lenders in good faith based on prevailing market conditions), a nine or twelve month period as well; provided that, in each case, the initial Interest Period for BA Loans advanced on the Closing Date may be for a period less than one month if agreed upon by the Canadian Borrower and the Canadian Administrative Agent.  Notwithstanding anything to the contrary contained above:

(i)                                           the initial Interest Period for any Borrowing of BA Loans shall commence on the date of such Borrowing (including the date of any continuation from a Borrowing of Canadian Prime Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)                                        the Canadian Borrower shall not be entitled to elect any Interest Period in respect of any BA Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan;

(iii)                                     no BA Loan shall mature on a day which is not a Business Day and if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; and

(iv)                                    if the Canadian Borrower fails to provide a Notice of Continuation within the time period required in Section 2.6(a) in respect of BA Loans, such BA Loans shall automatically be converted into Canadian Prime Loans on the last day of the Interest period applicable thereto.

2.10.       Increased Costs, Illegality, etc.  (a)     In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)            on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Eurodollar Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)           at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any such increase or reduction attributable to taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii)          at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower (on its own behalf and on behalf of the Canadian Borrower) and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Term Loans and Eurodollar Revolving Credit Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower (on its own behalf and on behalf of the Canadian Borrower) and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower or the Canadian Borrower with respect to Eurodollar Term Loans or Eurodollar Revolving Credit Loans that have not yet been incurred shall be deemed rescinded by the Borrower or the Canadian Borrower (y) in the case of clause (ii) above, the Borrower or the Canadian Borrower, as the case may be, shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower or the Canadian Borrower, as the case may be, by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower or the Canadian Borrower, as the case may be, shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)           At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower or the Canadian Borrower, as the case may be, may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower or the Canadian Borrower, as the case may be, was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Revolving Credit Loan and Eurodollar Term Loan into an ABR Loan or Cdn ABR Loan, if applicable, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)           In the event that the Canadian Administrative Agent shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) that there does not exist a normal market in Canada for the purchase and sale of bankers’ acceptances, then, and in any such event, the Administrative Agent shall within a reasonable time thereafter give notice (if by telephone confirmed in writing) to the Borrower, the Canadian Borrower and each of the other Lenders of such determination.  Thereafter BA Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower, the Canadian Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Continuation given by the Borrower with respect to BA Loans that have not yet been incurred shall be deemed rescinded by the Borrower.  Any maturing BA Loans shall thereafter, and until contrary notice is provided by the Administrative Agent, be continued as a Canadian Prime Loan.

(d)           If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Related Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Related Affiliate could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower or the Canadian Borrower, as the case may be, shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(d), will give prompt written notice thereof to the Borrower (on its own behalf and on behalf of the Canadian Borrower) which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower’s or the Canadian Borrower’s, as the case may be, obligations to pay additional amounts pursuant to this Section 2.10(d) upon receipt of such notice.

(e)           Notwithstanding the foregoing, in the case of Canadian Revolving Credit Loans affected by the circumstances described in Section 2.10(a)(i), as promptly as practicable but in no event later than three Business Days after the giving of the required notice by the Canadian Administrative Agent with respect to such circumstances, the Administrative Agent (in consultation with the Lenders) shall negotiate with the Borrower in good faith in order to ascertain whether a substitute interest rate (a “Substitute Rate”) may be agreed upon for the maintaining of existing Canadian Revolving Credit Loans. If a Substitute Rate is agreed upon by the Borrower and all the Lenders, such Substitute Rate shall apply.  If a Substitute Rate is not so agreed upon by the Borrower and all the Lenders within such time, each Lender’s Canadian Revolving Credit Loans shall thereafter bear interest at a rate equal to the sum of (i) the rate certified by such Lender to be its costs of funds (from such sources as it may reasonably select out of those sources then available to it) for such Canadian Revolving Credit Loans, plus (ii) the Applicable Eurodollar Margin.

2.11.       Compensation.  If (a) any payment of principal of any BA Loan or Eurodollar Loan is made by the Borrower or the Canadian Borrower, as the case may be, to or for the account of a Lender other than on the last day of the Interest Period for such BA Loan or Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 14.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of BA Loan or Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Canadian Prime Loan is not continued into a BA Loan as a result of a withdrawn Notice of Continuation, (e) any BA Loan or Eurodollar Loan is not continued as a BA Loan or Eurodollar Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (f) any prepayment of principal of any BA Loan or Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower or the Canadian Borrower, as the case may be, shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such BA Loan or Eurodollar Loan.

2.12.       Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower or the Canadian Borrower, as the case may be, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the Canadian Borrower, as the case may be, or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13.       Notice of Certain Costs.  Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower or the Canadian Borrower, as the case may be.

2.14.       Bankers’ Acceptances

(a)           The Canadian Administrative Agent, promptly following receipt of a Notice of Borrowing or Notice of Continuation, requesting BA Loans, shall advise each applicable Canadian Lender of the face or principal amount and term of each BA Loan to be accepted (and purchased) or advanced by it.  The aggregate face or principal amount of BA Loans to be accepted or advanced by a Canadian Lender shall be determined by the Canadian Administrative Agent by reference to that Canadian Lender’s applicable pro rata portion of the issue or advance of BA Loans, except that the aggregate face amount of Bankers’ Acceptances to be accepted by the applicable Canadian Lenders shall be increased or reduced by the Canadian Administrative Agent in its sole discretion as may be necessary to ensure that the face amount of the Bankers’ Acceptance to be accepted by each applicable Canadian Lender would be C$100,000 or a whole multiple thereof.  For greater certainty, the foregoing C$100,000 minimum face amount of Bankers’ Acceptances for each Lender shall not apply to BA Equivalent Loans.

(b)           On the date specified in a Notice of Borrowing or Notice of Continuation on which a BA Loan is to be made, the Canadian Administrative Agent shall advise the Canadian Borrower as to the Canadian Administrative Agent’s determination of the BA Discount Rate for the BA Loans to be purchased or advanced, as the case may be.

(c)           The Canadian Borrower shall sell and each Canadian Lender shall purchase the Bankers’ Acceptance accepted by it at the applicable BA Discount Rate.  Subject to clause (d) below, each Canadian Lender shall provide the Canadian Administrative Agent, for the account of the Canadian Borrower, the BA Discount Proceeds less the Applicable Stamping Fee payable by the Canadian Borrower with respect to the Bankers’ Acceptance.

(d)           In the event the Canadian Borrower requests a continuation of BA Loans for a further Interest Period, or requests conversion from Canadian Prime Loans into BA Loans in accordance with Section 2.6, the Canadian Administrative Agent shall make arrangements satisfactory to it to ensure the BA Discount Proceeds from the replacement BA Loans are applied to repay the face amount of the maturing BA Loans or the principal amount of such loans to be converted (the “Maturing Amount”) and the Canadian Borrower should concurrently pay to the Canadian Administrative Agent any positive difference between the Maturing Amount and such BA Discount Proceeds.

(e)           Each Canadian Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(f)            In order to facilitate the issuance of Bankers’ Acceptances pursuant to this Agreement, the Canadian Borrower hereby authorizes each of the Canadian Lenders, and appoints each of the Canadian Lenders as the Canadian Borrower’s attorney, to complete, sign and endorse drafts or depository bills (as defined in the Depository Bills and Notes Act (Canada) (each such executed draft or bill being herein referred to as a “Draft”) on its behalf in handwritten form or by facsimile or mechanical signature or otherwise in accordance with the applicable Notice of Borrowing or Notice of Continuation and, once so completed, signed and endorsed to accept them as Bankers’ Acceptances under this Agreement and then if applicable, purchase, discount or negotiate such Bankers’ Acceptances in accordance with the provisions of this Agreement.  Drafts so completed, signed, endorsed and negotiated on behalf of the Canadian

Borrower by a Canadian Lender shall bind the Canadian Borrower as fully and effectively as if so performed by an Authorized Officer of the Canadian Borrower.  Each draft of a Bankers’ Acceptance completed, signed or endorsed by a Canadian Lender shall mature on the last day of the term thereof.  All Bankers’ Acceptances to be accepted by a particular Canadian Lender shall, at the option of such Canadian Lender, be issued in the form of depository bills made payable originally to and deposited with The Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada).

(g)           Any Drafts to be used for Bankers’ Acceptances which are held by a Canadian Lender shall be held in safekeeping with the same degree of care as if they were such Canadian Lender’s own property being kept at the place at which they are to be held.  The Canadian Borrower may, by written notice to the Canadian Administrative Agent, designate persons other than Authorized Officers authorized to give the Canadian Administrative Agent instructions regarding the manner in which Drafts are to be completed and the times at which they are to be issued; provided however that receipt by the Canadian Administrative Agent of a Notice of Borrowing or Notice of Continuation requesting an advance or continuation into, Bankers’ Acceptances shall be deemed to be sufficient authority from Authorized Officers or such designated persons for each of the Canadian Lenders to complete, and issue drafts in accordance with such notice.  None of the Canadian Administrative Agent or the Canadian Lenders nor any of their respective directors, officers, employees or representatives shall be liable for any action taken or omitted to be taken by any of them under this Section 2.14(g) except for their own respective gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

(h)           The Canadian Borrower waives presentment for payment and any other defense to the payment of any amounts due to a Canadian Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by the Canadian Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if the Canadian Lender as holder sues the Canadian Borrower on the Bankers’ Acceptance for payment of the amount payable by the Canadian Borrower thereunder.  Each Bankers’ Acceptance shall mature and the face amount thereof shall be due and payable on the last day of the Interest Period applicable thereto.

(i)            Whenever the Canadian Borrower requests a Loan under this Agreement by way of Bankers’ Acceptances, each Non-Acceptance Lender shall, in lieu of accepting a Bankers’ Acceptance, make a BA Equivalent Loan by way of Discount Note in an amount equal to the Non-Acceptance Lender’s pro rata portion of the BA Loan.  All terms of this Agreement applicable to Bankers’ Acceptances shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary.  For greater certainty:

(i)                                           the term of a Discount Note shall be the same as the Interest Period for Bankers’ Acceptances accepted on the same date of the Borrowing in respect of the same BA Loan;

(ii)                                        an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Applicable Stamping Fee in respect of a Bankers’ Acceptance; and

(iii)                                     the proceeds from a BA Equivalent Loan shall be equal to the BA Discount Proceeds of the Discount Note.

2.15.       Incremental Facilities

Borrower may by written notice to Syndication Agent elect to request (A) prior to the Revolving Credit Commitment Maturity Date, an increase to the existing US Revolving Credit Commitments (any such increase, the “New Revolving Loan Commitments”) and/or (B) the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), by an amount not in excess of $100,000,000 in the aggregate and not less than $25,000,000 individually (or such lesser amount which shall be approved by Administrative Agent and Syndication Agent or such lesser amount that shall constitute the difference between $100,000,000 and all such New Revolving Loan Commitments and New Term Loan Commitments obtained prior to such date), and integral multiples of $5,000,000 in excess of that amount.  Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Syndication Agent and (B) the identity of each Lender or other Person that is an eligible assignee pursuant to Section 14.6(b)  (each, a “New Revolving Loan Lender” or “New Term Loan Lender”, as applicable) to whom Borrower proposes any portion of such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that Borrower shall first approach the Lenders to provide all of the New Revolving Loan Commitments or New Term Loan Commitments prior to approaching any other Person that is an eligible assignee pursuant to Section 14.6(b); provided further that any Lender approached to provide all or a portion of the New Revolving Loan Commitments or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment or a New Term Loan Commitment.  Such New Revolving Loan Commitments or New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable; (2) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 7 shall be satisfied; (3) Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Sections 10.9 and 10.10 as of the last day of the most recently ended fiscal quarter after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable; (4) the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower, Syndication Agent and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(b); (5) Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Revolving Loan Commitments or New Term Loan Commitments, as applicable; and (6) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated, a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Lenders with US Revolving Credit Commitments shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Lenders with US Revolving Credit Commitments, at the principal amount thereof (together with accrued interest), such interests in the US Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such US Revolving Credit Loans will be held by existing Lenders with US Revolving Credit Loans and New Revolving Loan Lenders ratably in accordance with their US Revolving Credit Commitments after giving effect to the addition of such New Revolving Loan Commitments to the US Revolving Credit Commitments, (b) each New Revolving Loan Commitment shall be deemed for all purposes a US Revolving Credit Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a US Revolving Credit Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.

On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to Company (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Loan Commitments and the New Revolving Loan Lenders or the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series, as applicable, and (z) in the case of each notice to any Lender with US Revolving Credit Loans, the respective interests in such Lender’s Revolving Credit Loans, in each case subject to the assignments contemplated by this Section.

The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Term Loans to the extent they are secured by the Collateral on a pari passu basis with the Term Loans.  The terms and provisions of the New Revolving Loans shall be identical to the US Revolving Credit Loans.  In any event (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Revolving Credit Loans and the Terms Loans, (ii) the applicable New Term Loan Maturity Date of each Series shall be no shorter than the final maturity of the Revolving Credit Loans and the Term Loans, (iii) the rate of interest applicable to the New Term Loans of each Series shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided however that the interest rate margin applicable to the New Term Loans shall not be greater than the highest interest rate that may, under any circumstances (including, without limitation, any issuance at a discount or as a result of the payment of any fees), be payable with respect to the Term Loans plus 0.25% per annum unless the interest rate margin with respect to the Term Loans is increased so as to be equal to, or be 0.25% per annum lower than, the interest rate margin applicable to the New Term Loans, provided that such limitation shall not apply to the extent such New Term Loans are junior in collateral rights to the Term Loans, in which case customary terms shall apply consistent with the other provisions of this Agreement and the then prevailing market conditions.  Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Syndication Agent and Administrative Agent, to effect the provision of this Section 2.15.

SECTION 3.                            Letters of Credit

3.1.         Letters of Credit.  (a)     Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Maturity Date, (i) the Borrower, may request that the US Letter of Credit Issuer issue for the account of the Borrower a standby letter of credit or letters of credit in Dollars (the “US Letters of Credit”) and (ii) the Canadian Borrower may request that the Canadian Letter of Credit Issuer issue for the account of the Canadian Borrower a standby letter of credit or letters of credit in Canadian Dollars (the “Canadian Letters of Credit” and with the US Letters of Credit, the “Letters of Credit” and each a “Letter of Credit”) in such form as may be approved by the US Letter of Credit Issuer or the Canadian Letter of Credit Issuer, as the case may be, in its reasonable discretion.

(b)           Notwithstanding the foregoing, (i) no US Letter of Credit shall be issued the Stated Amount of which, when added to the US Letter of Credit Outstanding at such time, would exceed the US Letter of Credit Commitment then in effect; (ii) no US Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lender’s US Revolving Credit Exposures at such time to exceed the US Revolving Credit Commitment then in effect; (iii) no Canadian Letter of Credit shall be issued the Stated Amount of which when added to Canadian Letter of Credit Outstanding would exceed the Canadian Letter of Credit Commitment then in effect, (iv) no Canadian Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Canadian Lender’s Revolving Credit Exposure at such time to exceed the Canadian Revolving Credit Commitment, (v) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent or the Canadian Administrative Agent, as applicable, and the Letter of Credit Issuer, provided that in no event shall such expiration date occur later than the L/C Maturity Date; (vi) each US Letter of Credit shall be denominated in Dollars; (vii) each Canadian Letter of Credit shall be denominated in US Dollars or Canadian Dollars, (viii) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; (ix) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from the Borrower or the Canadian Borrower or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1; and (x) any Letter of Credit issued for the account of the Canadian Borrower shall be made by a Canadian Lender described in clause (a) of that definition or a permitted assigned of such Canadian Lender that is a Canadian Resident.  Notwithstanding anything herein to the contrary, the issuance of US Letters of Credit for the account of the Borrower shall be deemed a utilization of the US Revolving Credit Commitments allocated to the Borrower, and the issuance of the Canadian Letters of Credit for the account of the Canadian Borrower shall be deemed a utilization of the Canadian Revolving Credit Commitments.

(c)           Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the US Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the US Letter of Credit Commitment in whole or in part, provided that, after giving effect to such termination or reduction, the US Letter of Credit Outstanding shall not exceed the US Letter of Credit Commitment.

3.2.          Letter of Credit Requests.  (a)     Whenever the Borrower desires that a US Letter of Credit be issued for its account, it shall give the Administrative Agent and the US Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days’ written notice thereof.  Each notice shall be executed by the Borrower and shall be in the form of Exhibit H-1 (each a “US Letter of Credit Request”). The Administrative Agent shall promptly transmit copies of each US Letter of Credit Request to each Lender.

(b)           Whenever the Canadian Borrower desires that a Canadian Letter of Credit be issued for its account, it shall give the Canadian Administrative Agent and the Canadian Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Canadian Administrative Agent and the Canadian Letter of Credit Issuer) Business Days’ written notice thereof in the form of an executed Canadian Letter of Credit Request in the form of Exhibit H-2 (which shall, among other things, specify whether such Letter of Credit is to be denominated in Dollars or Canadian Dollars) (each a “Canadian Letter of Credit Request” and, together with the US Letter of Credit Request, the “Letter of Credit Request”).

(c)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower or the Canadian Borrower, as the case may be, that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3.          Letter of Credit Participations.  (a)     Immediately upon the issuance by the US Letter of Credit Issuer of any US Letter of Credit, the US Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a US Revolving Credit Commitment (each such other Lender, in its capacity under this Section 3.3, an “US L/C Participant”), and each such US L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the US Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “US L/C Participation”), to the extent of such US L/C Participant’s US Revolving Credit Commitment Percentage in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the

Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the US L/C Participants as provided in Section 4.1(b) and the US L/C Participants shall have no right to receive any portion of any Fronting Fees).

(b)           Immediately upon the issuance by the Canadian Letter of Credit Issuer of any Canadian Letter of Credit on the account of the Canadian Borrower, the Canadian Letter of Credit Issuer shall be deemed to have sold and transferred to each other Canadian Lender that has a Canadian Revolving Credit Commitment, to the extent  the Canadian Letter of Credit Obligations are owed by the Canadian Borrower, (each such other Lender, in its capacity under this Section 3.3, an “Cdn L/C Participant”  and collectively the “Cdn L/C Participants”), and each such Cdn L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Canadian Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each a “Cdn L/C Participation”), to the extent of such Cdn L/C Participant’s Canadian Revolving Credit Commitment Percentage in such Canadian Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower and the Canadian Borrower, as the case may be, under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(c)           Letter of Credit Fees will be paid directly to the Canadian Administrative Agent for the ratable account of the Cdn L/C Participants for Letters of Credit issued on behalf of the Canadian Borrower as provided in Section 4.1(d).  The Cdn L/C Participants shall have no right to receive any portion of any Fronting Fees.

(d)           In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(e)           In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower or the Canadian Borrower, as applicable, shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent or the Canadian Administrative Agent, as applicable, and each applicable L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent or the Canadian Administrative Agent, as applicable,, for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the respective Letter of Credit Issuer its Revolving Credit Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of

Credit Issuer.  If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the Letter of Credit Issuer such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such payment on such Business Day in immediately available funds.  If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the Letter of Credit Issuer at the Federal Funds Effective Rate.  The failure of any L/C Participant to make available to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent or the Canadian Administrative Agent, as applicable, such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(f)            Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to paragraph (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.

(g)           The obligations of the L/C Participants to make payments to the Administrative Agent or the Canadian Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Canadian Administrative Agent the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)           the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent or the Canadian Administrative Agent for the account of the Letter of Credit Issuer its US Revolving Credit Commitment Percentage or Canadian Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.4.          Agreement to Repay Letter of Credit Drawings.  (a)     The Borrower and the Canadian Borrower hereby agree to reimburse the relevant Letter of Credit Issuer, by making payment in the currency in which the relevant Letter of Credit was denominated to the Administrative Agent (in the case of reimbursement made by the Borrower) or the Canadian Administrative Agent (in the case of reimbursement made by the Canadian Borrower) in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR (or the Cdn ABR or Canadian Prime Rate, as applicable, in the case of the Canadian Letter of Credit Issuer) as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower (or the Canadian Borrower) shall have notified the Administrative Agent (or the Canadian Administrative Agent) and the relevant Letter of Credit Issuer prior to 10:00 a.m. (New York time) on the date of such drawing that the Borrower or the Canadian Borrower, as the case may be, intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower or the Canadian Borrower, as the case may, be shall be deemed to have given a Notice of Borrowing requesting that (A) with respect to US Letters of Credit, that the Lenders with US Revolving Credit Commitments make US Revolving Credit Loans (which shall be ABR Loans) and (B) with respect to Canadian Letters of Credit, the Lenders with Canadian Revolving Credit Commitment make Canadian Revolving Credit Loans (in the currency in which the Canadian

Letter of Credit is denominated which shall initially be Cdn ABR Loans or Canadian Prime Rate Loans, as applicable) on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) the Administrative Agent or the Canadian Administrative Agent shall promptly notify each relevant L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower or the Canadian Borrower, as applicable, in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York time) on such Business Day by making the amount of such Revolving Credit Loan available to the Administrative Agent (or the Canadian Administrative Agent, as applicable).  Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount.  The Administrative Agent (or the Canadian Administrative Agent, as applicable) shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.

(b)           The obligations of the Borrower and the Canadian Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower, the Canadian Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent, the Canadian Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, provided that neither the Borrower nor the Canadian Borrower shall be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.5.          Increased Costs.  If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be, (a copy of which notice shall be sent by the Letter of Credit

Issuer or such L/C Participant to the Administrative Agent (with respect to Letter of Credit issued on account of the Borrower) and to the Canadian Administrative Agent with respect to Letters of Credit issued on account of the Canadian Borrower)), the Borrower or the Canadian Borrower, as applicable, shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or a L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof.  A certificate submitted to the Borrower or the Canadian Borrower, as applicable, by the relevant Letter of Credit Issuer or a L/C Participant, as the case may be, (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to Letters of Credit issued on account of the Borrower) and to the Canadian Administrative Agent with respect to Letters of Credit issued on account of the Canadian Borrower)) setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower or the Canadian Borrower, as applicable, absent clearly demonstrable error.

3.6.          Successor Letter of Credit Issuer.  A Letter of Credit Issuer may resign as Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Canadian Administrative Agent, the Lenders and the Borrower.  If the US Letter of Credit Issuer shall resign as US Letter of Credit Issuer under this Agreement, then the Borrower shall appoint from among the Lenders with US Revolving Credit Commitments a successor issuer of US Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the US Letter of Credit Issuer, and the term “US Letter of Credit Issuer” shall mean such successor issuer effective upon such appointment.  At the time such resignation shall become effective, the Borrower shall pay to the resigning US Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(c) and (e).  The acceptance of any appointment as the US Letter of Credit Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such successor Lender shall have all the rights and obligations of the previous Letter of Credit Issuer under this Agreement and the other Credit Documents.  If the Canadian Letter of Credit Issuer shall resign as Canadian Letter of Credit Issuer under this Agreement, then the Canadian Borrower shall appoint from among the Lenders with Canadian Revolving Credit Commitments a successor issuer of Canadian Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the Canadian Letter of Credit Issuer, and the term “Canadian Letter of Credit Issuer” shall mean such successor issuer effective upon such appointment.  At the time such resignation shall become effective, the Canadian Borrower and the Borrower, as applicable shall pay to the resigning Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(d ) and (e).  After the resignation of the Letter of Credit Issuer hereunder, the resigning Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.  After any retiring Letter of Credit Issuer’s resignation as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (a) while it was Letter of Credit Issuer under this Agreement or (b) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

SECTION 4.                                Fees; Commitments

4.1.          Fees.  (a)

(i)            The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender having a US Revolving Credit Commitment (in each case pro rata according to the respective US Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Final Date.  Such commitment fee shall be payable in arrears (i) on the last day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available US Commitments in effect on such day.

(ii)           The Canadian Borrower agrees to pay to the Canadian Administrative Agent for the account of each Canadian Lender with a Canadian Revolving Credit Commitment allocated to the Canadian Borrower (in each case pro rata according to the respective Canadian Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Final Date. Such commitment fee shall be payable in arrears (i) on the last day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the portion of the Available Canadian Commitments allocated to the Canadian Borrower on such day.

(iii)          The Borrower agrees to pay to the Administrative Agent for the account of each Canadian Lender with a Canadian Revolving Credit Commitment allocated to the Borrower (in each case pro rata according to the respective Canadian Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Final Date. Such commitment fee shall be payable in arrears (i) on the last day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the portion of the Available Canadian Commitments allocated to the Borrower on such day.

(iv)          Notwithstanding the foregoing, neither the Borrower nor the Canadian Borrower shall be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

(b)           The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Eurodollar Margin for Revolving Credit Loans minus 0.125% per annum on the average daily Stated Amount of such Letter of Credit.  Such Letter of Credit Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the US Total Revolving Credit Commitment terminates and the Letter of Credit Outstanding shall have been reduced to zero.

(c)           The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the US Letter of Credit Issuer a fee in respect of each US Letter of Credit issued by it (the “Fronting Fee”), for the period from and including the date of issuance of such US Letter of Credit to but excluding the termination date of such US Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such US Letter of Credit.  Such Fronting Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the US Total Revolving Credit Commitment terminates and the US Letter of Credit Outstandings shall have been reduced to zero.

(d)           The Canadian Borrower agrees to pay to the Canadian Administrative Agent in for the account of the Lenders with a Canadian Revolving Credit Commitment pro rata on the basis of their respective Canadian Letter of Credit Exposure, a fee in respect of each Canadian Letter of Credit (the “Canadian Letter of Credit Fee”), for the period from and including the date of issuance of such Canadian Letter of Credit to but excluding the termination date of such Canadian Letter of Credit computed at the per annum rate for each day equal to the Applicable Eurodollar Margin for Revolving Credit Loans minus 0.125% per annum on the average daily Stated Amount of such Letter of Credit.  Such Letter of Credit Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the Canadian Total Revolving Credit Commitment terminates and the Canadian Letter of Credit Outstandings shall have been reduced to zero.

(e)           The Borrower agrees to pay directly to the Letter of Credit Issuer in Dollars upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

4.2.          Voluntary Reduction of Revolving Credit Commitments.  Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower (on behalf of itself and the Canadian Borrower) shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the US Revolving Credit Commitment or the Canadian Revolving Credit Commitment, as the case may be, of each of the Lenders, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least the Dollar Equivalent of $1,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, (i) the aggregate amount of the Lenders’ US Revolving Credit Exposures shall not exceed the US Total Revolving Credit Commitment (ii) the aggregate amount of the Canadian Lenders’ Canadian Revolving Credit Exposure to the Canadian Borrower shall not exceed the portion of the Canadian Total Revolving Credit Commitment allocated to the Canadian Borrower and (iii) the aggregate amount of the Canadian Lenders’ Canadian Revolving Credit Exposures to the Borrower shall not exceed the portion of the Canadian Total Revolving Credit Commitment allocated to the Borrower.

4.3.          Mandatory Termination of Commitments.  (a)     The Total Term Loan Commitments shall terminate at 5:00 p.m. (New York time) on the Effective Date.

(b)           (i) The US Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York time) on the Revolving Credit Maturity Date and (ii) the Canadian Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York time) on the Revolving Credit Maturity Date.

(c)           The Swingline Commitment shall terminate at 5:00 p.m. (New York time) on the Swingline Maturity Date.

SECTION 5.                                Payments

5.1.          Voluntary Prepayments.  The Borrower shall have the right to prepay Tranche A Term Loans, Tranche E Term Loans, US Revolving Credit Loans and Swingline Loans, and the Canadian Borrower shall have the right to prepay Canadian Revolving Credit Loans in whole or in part from time to time on the following terms and conditions: (a) the Borrower (on its own behalf and on behalf of the Canadian Borrower) shall give the Administrative Agent and the Canadian Administrative Agent at the applicable Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its or the Canadian Borrower’s intent to make such prepayment, the amount of such prepayment and (in the case of BA Loans and Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (i) in the case of Tranche A Term Loans, Tranche E Term Loans or Revolving Credit Loans, 10:00 a.m. (New York time) one Business Day prior to, or (ii) in the case of Swingline Loans, 10:00 a.m. (New York time) on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent or the Canadian Administrative Agent, as applicable, to each of the Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of any Borrowing of Tranche A Term Loans, Tranche E Term Loans or Revolving Credit Loans shall be in a multiple of the Dollar Equivalent of $100,000 or C$100,000 and in an aggregate principal amount of the Dollar Equivalent of at least $1,000,000 or C$1,000,000 and each partial prepayment of Swingline Loans shall be in a multiple of the Dollar Equivalent of $100,000 and in an aggregate principal amount of at least the Dollar Equivalent of $100,000, provided that no partial prepayment of Eurodollar Term

Loans or Eurodollar Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Term Loans or Eurodollar Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Term Loans or Eurodollar Revolving Credit Loans; (c) any prepayment of Eurodollar Term Loans or Eurodollar Revolving Credit Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower or the Canadian Borrower, as the case may be, with the applicable provisions of Section 2.11 and (d) BA Loans may not be repaid on any day other than the last day of an Interest Period applicable thereto except as may be otherwise provided in this Agreement.  Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be (a) applied to Tranche A Term Loans and Tranche E Term Loans in such manner as the Borrower may determine and (b) applied to reduce Tranche A Repayment Amounts and Tranche E Repayment Amounts in such order as the Borrower may determine; provided, that (i) each Tranche E Term Loan Lender will have the right to refuse any such voluntary prepayment by giving notice of such refusal to the Administrative Agent (and the Borrower shall not prepay any such Tranche E Term Loans), (ii) any prepayment so refused shall be applied to the Tranche A Term Loans in such manner as the Borrower may determine and (iii) after the prepayment or repayment in full of the Tranche A Term Loans, each Tranche E Term Loan Lender may not refuse any such voluntary prepayments pursuant to this Section 5.1.  At the Borrower’s election (on its own behalf and on behalf of the Canadian Borrower) in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Tranche A Term Loan, Tranche E Term Loan or Revolving Credit Loan of a Defaulting Lender.

5.2.          Mandatory Prepayments.  (a)     Term Loan Prepayments.  (i)  On each occasion that a Prepayment Event occurs, the Borrower shall, within one Business Day after the occurrence of a Debt Incurrence Prepayment Event and within five Business Days after the occurrence of any other Prepayment Event, prepay, in accordance with paragraph (c) below, the principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event, provided that, at the option of the Borrower, the Net Cash Proceeds from any transaction permitted by Section 10.4(e) (including pursuant to any securitization) may be applied to repay Revolving Credit Loans, which repayment shall automatically result in the reduction of the Revolving Credit Commitment of each Lender by an amount equal to the amount of the Revolving Credit Loans prepaid to such Lender.

(ii)           Not later than the date that is ninety days after the last day of any fiscal year (commencing with the fiscal year ending December 31, 2004),  the Borrower shall  prepay, in accordance with paragraph (c) below, the principal of Term Loans in an amount equal to (x) 50% of Excess Cash Flow for such fiscal year (provided such percentage shall be reduced to (i) 25% if the Consolidated Total Debt to Consolidated EBITDA Ratio as of the end of such fiscal year is less than 4.00 to 1.00 and (ii) 0% if the Consolidated Total Debt to Consolidated EBITDA Ratio as of the end of such fiscal year is less than 3.25 to 1.00), minus (y) the amount of any such Excess Cash Flow that the Borrower has, after the end of such fiscal year and prior to such date, reinvested in the business of the Borrower or any of its Subsidiaries (subject to Section 9.14) and minus (z) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 during such fiscal year.

(b)                                 Repayment of Revolving Credit Loans.

(i)                                     Aggregate US Revolving Credit Outstandings.  If on any date the aggregate amount of the Lenders’ US Revolving Credit Exposures (all the foregoing, collectively, the “Aggregate US Revolving Credit Outstandings”) exceeds 100% of the US Total Revolving Credit Commitment as then in effect, the Borrower shall forthwith repay on such date the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans, the Aggregate US Revolving Credit Outstandings exceed the US Total Revolving Credit Commitment then in effect, the Borrower shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the obligations of the Borrower hereunder (including obligations in respect of Letter of Credit Outstandings) pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain investments in Permitted Investments satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

(ii)                                  Aggregate Canadian Revolving Credit Outstandings.  If on any date the aggregate amount of the Canadian Lenders’ Canadian Revolving Credit Exposures (all the foregoing, collectively, the “Aggregate Canadian Revolving Credit Outstandings”) exceeds 103% of the Canadian Total Revolving Credit Commitment as then in effect, each of the Borrower and the Canadian Borrower, as the case may be, shall forthwith repay on such date Canadian Revolving Credit Loans owing by each of them, respectively, in an aggregate amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Canadian Revolving Credit Loans (other than BA Loans), the Aggregate Canadian Revolving Credit Outstandings exceed the Canadian Total Revolving Credit Commitment then in effect, the Borrower and/or the Canadian Borrower as the case may be, shall pay to the Canadian Administrative Agent an amount in cash equal to such excess and the Canadian Administrative Agent shall hold such payment for the benefit of the applicable Lenders as security for the obligations of the Borrower and the Canadian Borrower hereunder (including obligations in respect of Canadian Letter of Credit Outstandings and BA Loans) pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Canadian Administrative Agent (which shall permit certain investments in Permitted Investments satisfactory to the Canadian Administrative Agent, until the proceeds are applied to the secured obligations).

(c)                                  Application to Repayment Amounts.  Each prepayment of Term Loans required by Section 5.2(a) shall be applied to reduce Tranche A Repayment Amounts and Tranche E Repayment Amounts in such order as the Borrower may determine up to an amount equal to the aggregate amount of the applicable Tranche A Repayment Amounts and Tranche E Repayment Amounts required to be made by the Borrower pursuant to Section 2.5(b) during the two year period immediately following the date of the prepayment (such amount being, the “Amortization Amount”); provided that to the extent that the amount of the prepayment exceeds the Amortization Amount, such excess shall be applied ratably to reduce the then remaining

Tranche A Repayment Amounts and Tranche E Repayment Amounts.  With respect to each such prepayment, (i) the Borrower will, not later than the date specified in Section 5.2(a) for offering to make such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Term Loan Lender, (ii) each Tranche E Term Loan Lender will have the right to refuse any such prepayment by giving written notice of such refusal to the Borrower within fifteen Business Days after such Lender’s receipt of notice from the Administrative Agent of such prepayment (and the Borrower shall not prepay any such Tranche E Term Loans until the date that is specified in the immediately following clause), (iii) the Borrower will make all such prepayments not so refused upon the earlier of (x) such fifteenth Business Day and (y) such time as the Borrower has received notice from each Lender that it consents to or refuses such prepayment and (iv) any prepayment so refused may be retained by the Borrower, provided that any prepayment so refused that relates to Net Cash Proceeds from a Debt Incurrence Prepayment Event in respect of the issuance of Permitted Additional Subordinated Notes shall be allocated to the then outstanding Term Loans on a pro rata basis and shall be applied as set forth above in this paragraph (c).

(d)                                 Application to Term Loans.  With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that (i) Eurodollar Term Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Term Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; and (ii) Eurodollar Term Loans made pursuant to a single Borrowing shall reduce the outstanding Term Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Loans such Borrowing shall immediately be converted into ABR Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e)                                  Application to Revolving Credit Loans.  With respect to each prepayment of Revolving Credit Loans elected by the Borrower pursuant to Section 5.2(a) or required by Section 5.2(b), the Borrower (on its own behalf and on behalf of the Canadian Borrower) may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the US Revolving Credit Loans or Canadian Revolving Credit Loans to be prepaid, provided that (w) Eurodollar Revolving Credit Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (x) if any prepayment by the Borrower or the Canadian Borrower of Eurodollar Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding Dollar Equivalent of the Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Revolving Credit Loans, as the case may be, such Borrowing shall immediately be converted into Cdn ABR Loans or ABR Loans, as applicable; (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment made pursuant to Section 5.2(a) or Section 5.2(b) of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting

Lender.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(f)                                    BA and Eurodollar Interest Periods.  In lieu of making any payment pursuant to this Section 5.2 in respect of any BA Loan or Eurodollar Loan other than on the last day of the Interest Period therefor so long as no Default or Event of Default shall have occurred and be continuing, the Borrower or the Canadian Borrower, as the case may be, at its option may deposit with the Administrative Agent an amount equal to the amount of the BA Loan or Eurodollar Loan to be prepaid and such BA Loan or Eurodollar Loan, as the case may be, shall be repaid on the last day of the Interest Period therefor in the required amount.  Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type.  Such deposit shall constitute cash collateral for the Obligations, provided that the Borrower or the Canadian Borrower, as the case may be, may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g)                                 Minimum Amount.  No prepayment shall be required pursuant to Section 5.2(a)(i) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds the Dollar Equivalent of $15,000,000 in the aggregate for all such Prepayment Events.

(h)                                 Foreign Asset Sales.  Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any of or all the Net Cash Proceeds of any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower and the Canadian Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 5.2 and (ii) to the extent that the Borrower (on its own behalf and on behalf of the Canadian Borrower) has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the Borrower or the Canadian Borrower, as the case may be, applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower or the Canadian Borrower, as the case may be, rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

5.3.                              Method and Place of Payment.  (a)     Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower or the Canadian Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer, the Canadian Letter of Credit Issuer or the Swingline Lender, as the case may be, not later than 12:00 Noon (New York time) on the date when due and shall be made (i) in the case of amounts payable in Dollars, in immediately available funds at the Administrative Agent’s Office and (ii) in the case of amounts payable in a Canadian Dollars, in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower or the Canadian Borrower, as the case may be, to the Administrative Agent to make a payment from the funds in the Borrower’s or the Canadian Borrower’s, as the case may be, account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account.  All payments under each Credit Document (whether of principal, interest or otherwise) shall be made (i) in the case of the principal of and interest on each Loan, in the currency in which such Loan is denominated, (ii) in the case of reimbursement obligations in respect of Letters of Credit, in the currency in which such Letter of Credit is denominated or (iii) in the case of any indemnification or expense reimbursement payment, in Dollars, except as otherwise expressly provided herein.  The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)                                 Any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4.                              Net Payments.  (a)     Subject to the following sentence, all payments made by or on behalf of the Borrower and the Canadian Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes

(imposed in lieu of net income taxes) and capital taxes imposed on the Administrative Agent, the Canadian Administrative Agent or any Lender and (ii) any taxes imposed on the Administrative Agent, the Canadian Administrative Agent or any Lender as a result of a current or former connection between the Administrative Agent, the Canadian Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, the Canadian Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable under this Agreement, the Borrower or the Canadian Borrower, as applicable, shall increase the amounts payable to the Administrative Agent, the Canadian Administrative Agent or such Lender to the extent necessary to yield to the Administrative Agent, the Canadian Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof (a “Non-U.S. Lender”) if such Lender fails to comply with the requirements of paragraph (b) of this Section 5.4.  Whenever any Non-Excluded Taxes are payable by the Borrower or the Canadian Borrower, as the case may be, as promptly as possible thereafter such Borrower or Canadian Borrower shall send to the Administrative Agent or the Canadian Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by such Borrower or Canadian Borrower showing payment thereof.  If the Borrower or the Canadian Borrower, as the case may be, fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent or the Canadian Administrative Agent the required receipts or other required documentary evidence, such Borrower or Canadian Borrower shall indemnify the Administrative Agent, the Canadian Administrative Agent and the Lenders for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent, the Canadian Administrative Agent or any Lender as a result of any such failure.  The agreements in this Section 5.4(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)                                 Each Non-U.S. Lender (other than a Canadian Lender making Loans only to the Canadian Borrower) shall:

(i)                                     deliver to the Borrower and the Administrative Agent two copies of either (x) in the case of Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement;

(ii)                                  deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii)                               obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent.  Each Person that shall become a Participant pursuant to Section 14.6 or a Lender pursuant to Section 14.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(b), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(c)                                  The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of U.S. Federal withholding tax pursuant to paragraph (a) above to the extent that (i) the obligation to withhold amounts with respect to U.S. Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Participant that is not organized under the laws of the United States of America or a state thereof (a “Non-U.S. Participant”), on the date such Non-U.S. Participant became a Participant hereunder); provided, however, that this clause (i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, or (y) such assignment, participation or transfer had been requested by the Borrower or the Canadian Borrower, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender or Non-U.S. Participant to comply with the provisions of paragraph (b) above or (iii) any of the representations or certifications made by a Non-U.S. Lender or Non-U.S. Participant pursuant to paragraph (b) above are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made. The Canadian Borrower shall not be required to indemnify or pay additional amounts to a Lender or Administrative Agent in respect of Canadian withholding tax pursuant to paragraph (a) above to the extent that such Non-Excluded Taxes result from a failure by the Lender or Administrative Agent to comply with any certification, identification, information, documentation or other reporting requirement (collectively referred to in this Section 5.4(c) as a “Reporting Requirement”) if (i) compliance is required by law, regulation, administrative practice or any applicable tax treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding of Non-Excluded Taxes, and (ii) the Canadian Borrower has first made written request to the Lender or the Canadian Administrative Agent, as applicable, that the Lender or Administrative Agent comply with the particular Reporting Requirement (identified specifically in such request) and the Lender or Administrative Agent, as applicable, has not complied with such Reporting Requirement within 30 Business Days of such written request; provided, however that the Canadian Borrower shall not be relieved of its obligation to indemnify or pay additional amounts to a Lender or Administrative Agent (x) in respect of certain payments where the obligation to indemnify or pay additional amounts in respect of those payments arose prior to Canadian Borrower’s written request to the Lender or Canadian Administrative Agent, as applicable, respecting such Reporting Requirement, (y) if, by reason of any change in any law, regulation, administrative practice or applicable tax treaty occurring after the date hereof, the Lender or Administrative Agent, as applicable, is unable to duly comply with such Reporting Requirement, or (z) to the extent that the additional payment or indemnity compensates the Lender or Administrative Agent for an amount to which the Lender or Administrative Agent would have been entitled to receive under paragraph (a) had the Lender or Administrative Agent, as applicable complied with the Reporting Requirement.

(d)                                 If the Borrower or the Canadian Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender, the Canadian Administrative Agent or the Administrative Agent, as applicable, shall cooperate with such Borrower or Canadian Borrower in challenging such taxes at Borrower’s or Canadian Borrower’s expense if so requested by Borrower or Canadian Borrower.  If any Lender, the Canadian Administrative Agent or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by the Borrower or the Canadian Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender, the Canadian Administrative Agent or Administrative Agent, as the case may be, is attributable to such payment made by such Borrower or Canadian Borrower, then the Lender, the Canadian Administrative Agent or the Administrative Agent, as the case may be, shall reimburse Borrower or Canadian Borrower for such amount (together with any interest received thereon) as the Lender, the Canadian Administrative Agent or Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required.  A Lender, the Canadian Administrative Agent or Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim.  Neither the Lender, the Canadian Administrative Agent nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower or the Canadian Borrower in connection with this paragraph (d) or any other provision of this Section 5.4.

(e)                                  Each Lender represents and agrees that, on the date hereof and at all times during the term of this Agreement, it is not and will not be a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(1) of the Code and the regulations thereunder) with respect to the Borrowings hereunder unless the Borrower has consented to such arrangement prior thereto.

(f)                                    Notwithstanding Section 5.4(a), the Canadian Borrower shall not be required to indemnify or pay any additional amounts in respect of Canadian withholding tax imposed under Part XIII of the Tax Act applicable to any amount payable with respect to Canadian Revolving Credit Loans or Canadian Letters of Credit pursuant to Section 5.4(a) above to any Lender that is not a Canadian Resident for the purposes of the Tax Act, except if any such Loans were assigned, participated or transferred to such Lender at the request of the Borrower or the Canadian Borrower or were assigned, participated or transferred to such Lender following the occurrence of and during the continuance of an Event of Default pursuant to Section 11.1 or 11.5.

5.5.                              Computations of Interest and Fees.  (a)     Interest on Eurodollar Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on (i) Canadian Prime Loans and (ii) ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)                                 Fees and Letter of Credit Outstanding shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

5.6.                              Limit on Rate of Interest.

(a)                                  No Payment shall exceed Lawful Rate.  Notwithstanding any other term of this Agreement, neither the Borrower nor the Canadian Borrower shall be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.  In particular, the Canadian Borrower shall not be obliged to pay any interest or other amounts which would result in the receipt by any Lender of interest on credit advanced at a rate in excess of the rate permitted under the Criminal Code (Canada).  For purposes of this Section 5.6, “interest” and “credit advanced” have the meanings ascribed in the Criminal Code (Canada) and the “effective annual rate of interest” shall be calculated in accordance with generally accepted actuarial principles and practices.

(b)                                 Payment at Highest Lawful Rate.  If either the Borrower or the Canadian Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), the Borrower or the Canadian Borrower, as applicable, shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)                                  Adjustment if any Payment exceeds Lawful Rate.                             If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or the Canadian Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, or in the case of the Canadian Borrower, would result in a receipt by that Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law (in the case of the Borrower or the Canadian Borrower) or so result in a receipt by that Lender of interest at a criminal rate (in the case of the Canadian Borrower), such adjustment to be effected, to the extent necessary, as follows:

(i)                                     firstly, by reducing the amount or rate of interest required to be paid by the Borrower or the Canadian Borrower to the affected Lender under Section 2.8; and

(ii)                                  thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrower or the Canadian Borrower to the affected Lender where, in the case of the Canadian Borrower, such amounts would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower or the Canadian Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation or in the case of the Canadian Borrower, an amount in excess of the maximum permitted under the Criminal Code (Canada), then the Borrower or the Canadian Borrower, as applicable, shall be entitled, by notice in writing to the Administrative Agent or the Canadian Administrative Agent, as applicable, to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower or the Canadian Borrower, as applicable.  Any amount or rate of interest referred to in this Section 5.6(c) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loan remains outstanding on the assumption, with respect to Canadian Borrowings, that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if the relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Maturity Date.

SECTION 6.                                Conditions Precedent to Initial Borrowing

The initial Borrowing of Term Loans under this Agreement is subject to the satisfaction of the following conditions precedent:

6.1.                              Credit Documents.  The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized officer of each of Holdings, the Borrower, the Canadian Borrower, Required Lenders under the Existing Credit Agreement (whom may provide written consent via a consent supplement to this Agreement) and each Term Loan Lender.

6.2.                              Collateral.  All documents and instruments, including Uniform Commercial Code or other applicable personal property security financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Agreement and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording.

6.3.                              Legal Opinions.  The Administrative Agent shall have received the executed legal opinions of (a) Simpson Thacher & Bartlett LLP, special New York counsel to the Borrower, substantially in the form of Exhibit I-1 and (b) Kenneth L. Walker, General Counsel to the Borrower.  The Borrower, the Canadian Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4.                              No Default.  After giving effect to the Borrowings on the Effective Date and the other transactions contemplated hereby, no Default or Event of Default has occurred and is continuing.

6.5.                              Consent.  Borrower, Holdings, Required Lenders (as such term is defined under the Existing Credit Agreement and whom may provide written consent via a consent supplement to this Agreement) and the Term Loan Lenders shall have indicated their consent by the execution and delivery of the signature pages hereof to the Administrative Agent.

6.6.                              [Reserved].

6.7.                              Effective Date Certificates.  The Administrative Agent shall have received a certificate of each Credit Party, dated the Effective Date, substantially in the form of Exhibit J, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 6.8 and 6.9 (if applicable).

6.8.                              Corporate Proceedings of Each Credit Party.  The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower and the Canadian Borrower, the extensions of credit contemplated hereunder; provided that in lieu of delivery of each of the resolutions set forth in this Section 6.8, the Borrower may deliver a certificate executed by the President or any Vice President of such Credit Party certifying that there have been no material amendments to those resolutions previously delivered to the Administrative Agent on the Closing Date pursuant to Section 6.8 of the Existing Credit Agreement.

6.9.                              Corporate Documents.  The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Credit Party; provided that in lieu of delivery of each of the documents set forth in this Section 6.9, the Borrower may deliver a certificate executed by the President or any Vice President of such Credit Party certifying that there have been no material amendments to those documents previously delivered to the Administrative Agent on the Closing Date pursuant to Section 6.9 of the Existing Credit Agreement.

6.10.                        Fees.  (a)     The Lenders shall have received the fees in the amounts previously agreed in writing by the Agents and such Lenders to be received on the Effective Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented on or prior to the Effective Date shall have been paid.

6.11.                        Representations and Warranties.  On the Effective Date, the representations and warranties made by each of Holdings, the Borrower and the Canadian Borrower in Section 8, as they relate to the Credit Parties at such time, shall be true and correct in all material respects.

6.12.                        Governmental Authorizations and Consents.  Each Credit Party shall have obtained all approval and authorizations of Governmental Authorities and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

SECTION 7.                                Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:

7.1.                              No Default; Representations and Warranties.  At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2.                              Notice of Borrowing; Letter of Credit Request.  (a)     Prior to the making of each Tranche A Term Loan, each Tranche E Term Loan, each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b)                                 Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

SECTION 8.                                Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, Holdings, the Borrower and the Canadian Borrower make the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1.                              Corporate Status.  Holdings, the Borrower, the Canadian Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2.                              Corporate Power and Authority.  Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3.                              No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Recapitalization and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of Holdings, the Borrower, the Canadian Borrower or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Subordinated Note Indenture), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which Holdings, the Borrower, the Canadian Borrower or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, By-Laws or other constitutional documents of Holdings, the Borrower, the Canadian Borrower or any of the Restricted Subsidiaries.

8.4.                              Litigation.  There are no actions, suits, investigations or proceedings (including Environmental Claims) pending or, to the knowledge of Holdings, the Borrower or the Canadian Borrower, threatened with respect to Holdings, the Borrower, the Canadian

Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

8.5.                              Margin Regulations.  Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6.                              Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except any of the foregoing the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7.                              Investment Company Act.  Neither Holdings nor the Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8.                              True and Complete Disclosure.  (a)     None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by any of Holdings, the Borrower, the Canadian Borrower, any of the Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender on or before the Closing Date (including (i) the Confidential Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

(b)                                 The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9.                              Financial Condition; Financial Statements.  The (a) unaudited historical consolidated financial information of the Parent as set forth in the Confidential Information Memorandum, and (b) the Historical Financial Statements, in each case present or will, when provided, present fairly in all material respects the combined financial position of the Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby.  The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.  There has been no Material Adverse Change since November 30, 2003, other than solely as a result of changes in general economic conditions.

8.10.                        Tax Returns and Payments.  Each of Holdings, the Borrower, the Canadian Borrower and the Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent or contested in good faith.  Each of Holdings, the Borrower, the Canadian Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material federal, state, provincial and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Effective Date.

8.11.                        Compliance with ERISA.  (i) Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of Holdings, the Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of Holdings, the Borrower, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of Holdings, the Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of any of Holdings, the Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has Holdings, the Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any of Holdings, the Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11(i) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the Borrower contained in the Confidential Information Memorandum.  No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(i), be reasonably likely to have a Material Adverse Effect.  With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11(i), other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

(ii)                                  the Canadian Pension Plans are duly registered under all applicable provincial pension benefits legislation; all material obligations of each Credit Party and its Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans, the Canadian Benefit Plans and the funding agreements therefore have been performed in accordance with applicable laws and regulations; there are no outstanding disputes concerning the assets held pursuant to any such funding agreement; all contributions or premiums required to be made by any Credit Party and any of its Subsidiaries to the Canadian Pension Plans and the Canadian Benefit Plans have been made within the time limits required by, and in accordance with, the terms of such plans and applicable laws and regulations; all employee contributions to the Canadian Pension Plans and the Canadian Benefit Plans required to be made by way of authorized payroll deduction have been properly withheld and fully paid into such plans within the time limits required by, and in accordance with, the terms of such plans and applicable laws and regulations; all reports and disclosures relating to the Canadian Pension Plans and Canadian Benefit Plans required by any applicable laws or regulations have been filed or distributed in accordance with applicable laws and regulations; no Credit Party has made any improper withdrawals, or applications of, the assets of any of the Canadian Pension Plans; other than as disclosed in Schedule 8.11(ii), there have been no partial terminations of any Canadian Pension Plan with a defined benefit provision; no amount is owing by any of the Canadian Pension Plans under the Tax Act; no Credit Party has any knowledge, nor any grounds for believing, that any of the Canadian Pension Plans is the subject of an investigation, any other proceeding, an action or a claim other than a routine claim for benefits; except to the extent that a breach of any of the foregoing representations, warranties or agreements in this Section 8.11(ii) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect, or relates to any matter disclosed in the financial statements of the Borrower contained in the Confidential Information Memorandum; No Canadian Pension Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(ii) be reasonably likely to have a Material Adverse Effect;

8.12.                        Subsidiaries.  On the Effective Date, Holdings does not have any Subsidiaries other than the Borrower and its Subsidiaries.  Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Effective Date.  To the knowledge of the Borrower, after due enquiry, each Material Subsidiary as of the Effective Date has been so designated on Schedule 8.12.

8.13.                        Patents, etc.  Holdings, the Borrower, the Canadian Borrower and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14.                        Environmental Laws.  (a)     Except as could not reasonably be expected to have a Material Adverse Effect: (i) each of Holdings, the Borrower, the Canadian Borrower and each of the Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which Holdings, the Borrower and each of the Subsidiaries are currently doing business (including having obtained all material permits required under Environmental Laws); (ii) each of Holdings, the Borrower and the Canadian Borrower will comply and cause each of the Subsidiaries to comply with all such Environmental Laws (including all permits required under Environmental Laws); and (iii) none of Holdings, the Borrower, the Canadian Borrower and each of the Subsidiaries has become subject to any Environmental Claim or any other liability under any Environmental Law.

(b)                                 None of Holdings, the Borrower, the Canadian Borrower or any of the Subsidiaries has treated, stored, transported, released or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

8.15.                        Properties.  Each of Holdings, the Borrower, the Canadian Borrower and each of the Subsidiaries have good and marketable title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.                                Affirmative Covenants

Each of Holdings, the Borrower and the Canadian Borrower hereby covenants and agrees that on the Effective Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

9.1.                              Information Covenants.  Holdings or the Borrower will furnish to each Lender and the Administrative Agent:

(a)                                  Annual Financial Statements.  As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheet of (i) Holdings, the Borrower and the Restricted Subsidiaries and (ii) Holdings and its Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of Holdings, the Borrower, the Canadian Borrower or any of the Material Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of Holdings, the Borrower, the Canadian Borrower and the Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to Section 10.9 or 10.10 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.  The requirements of this Section 9.1(a) shall be satisfied by delivery of financial statements of Parent and its Subsidiaries which otherwise meet the requirements hereof and are accompanied by reconciliations for any difference between what is delivered hereunder and what would have been delivered by Holdings and its Subsidiaries pursuit to this Section 9.1(a).

(b)                                 Quarterly Financial Statements.  As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of Holdings (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of (i) Holdings, the Borrower and the Restricted Subsidiaries and (ii) Holdings and its Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments. The requirements of this Section 9.1(b) shall be satisfied by delivery of financial statements of Parent and its Subsidiaries which otherwise meet the requirements hereof and are accompanied by reconciliations for any difference between what is delivered hereunder and what would have been delivered by Holdings and its Subsidiaries pursuit to this Section 9.1(b).

(c)                                  Budgets.  Within 60 days after the commencement of each fiscal year of Holdings and the Borrower, budgets of Holdings, the Borrower and the Canadian Borrower in reasonable detail for the fiscal year as customarily prepared by management of Holdings, the Borrower and the Canadian Borrower for their internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budgets are based.

(d)                                 Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether Holdings, the Borrower and the Subsidiaries were in compliance with the provisions of Sections 10.9 and 10.10 as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (iii) the then applicable Status and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor.  At the time of the delivery of the financial statements provided for in Section 9.1(a), (i) a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the Available Amount as at the end of the fiscal year to which such financial statements relate and (ii) a certificate of an Authorized Officer and the chief legal officer of the Borrower (x) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this subsection (d)(ii), as the case may be, and (ii) certifying that all Uniform Commercial Code and Personal Property Security Act financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (x) above to the extent necessary to protect and perfect the security interests under the Security Documents.

(e)                                  Notice of Default or Litigation.  Promptly after an Authorized Officer of any of Holdings, the Borrower, the Canadian Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action any of Holdings, the Borrower or the Canadian Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against any of Holdings, the Borrower, the Canadian Borrower or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(f)                                    Environmental Matters.  Holdings, the Borrower and the Canadian Borrower will promptly advise the Lenders in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i)                                     Any pending or threatened Environmental Claim against any of Holdings, the Borrower, the Canadian Borrower or any of the Subsidiaries or any Real Estate;

(ii)                                  Any condition or occurrence on any Real Estate that (x) results in noncompliance by any of Holdings, the Borrower, the Canadian Borrower or any of the Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any of Holdings, the Borrower, the Canadian Borrower or any of the Subsidiaries or any Real Estate;

(iii)                               Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)                              The taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.  The term “Real Estate” shall mean land, buildings and improvements owned or leased by any of Holdings, the Borrower, the Canadian Borrower or any of the Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(g)                                 Other Information.  Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Government Authority in any relevant jurisdiction by any of Holdings, the Borrower, the Canadian Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Holdings, the Borrower, the Canadian Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of Holdings, the Borrower, the Canadian Borrower and/or any of the Subsidiaries (including any Subordinated Notes (whether publicly issued or not)) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(h)                                 Pro Forma Adjustment Certificate.  Not later than the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment or not later than any date on which financial statements are delivered with respect to any four-quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

(i)                                     Perfection Certificate.  The Borrower shall deliver to the Administrative Agent on the Closing Date a completed Perfection Certificate dated the Closing Date and signed by an Authorized Officer and the chief legal officer of the Borrower, together with all attachments contemplated thereby.

9.2.                              Books, Records and Inspections.  Each of Holdings, the Borrower and the Canadian Borrower will, and will cause each of the Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets Holdings, the Borrower, the Canadian Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books of account Holdings, the Borrower, the Canadian Borrower and any such Subsidiary and discuss the affairs, finances and accounts Holdings, the Borrower, the Canadian Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

9.3.                              Maintenance of Insurance.  Each of Holdings, the Borrower and the Canadian Borrower will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

9.4.                              Payment of Taxes.  Each of Holdings, the Borrower and the Canadian Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower, the Canadian Borrower or any of the Restricted Subsidiaries, provided that neither Holdings, the Borrower, the Canadian Borrower nor any of the Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

9.5.                              Consolidated Corporate Franchises.  Each of Holdings, the Borrower and the Canadian Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6.                              Compliance with Statutes, Obligations, etc.  Each of Holdings, the Borrower and the Canadian Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7.                              ERISA.  Promptly after Holdings, the Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Parent Companies, Holdings or the Borrower will deliver to each of the Lenders a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that Holdings, the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by Holdings, the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified Holdings, the Borrower, any Subsidiary or any ERISA Affiliate of its

intention to appoint a trustee to administer any Plan; that Holdings, the Borrower, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that Holdings, the Borrower, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

9.8.          Good Repair.  Each of Holdings,  the Borrower and the Canadian Borrower will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

9.9.          Transactions with Affiliates.  Each of Holdings, the Borrower and the Canadian Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates on terms that are substantially as favorable to Holdings, the Borrower, the Canadian Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of customary annual fees to KKR and/or its Affiliates for management, consulting and financial services rendered to Holdings, the Borrower, the Canadian Borrower and the Subsidiaries and customary investment banking fees paid to KKR and its Affiliates for services rendered to Holdings, the Borrower, the Canadian Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (b) customary fees paid to members of the Board of Directors Holdings, the Borrower, the Canadian Borrower and the Subsidiaries and (c) transactions permitted by Section 10.6.

9.10.        End of Fiscal Years; Fiscal Quarters.  Holdings and the Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on the Sunday closest to November 30 of each year (but in no event later than December 2) and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and Holdings and the Borrower’s past practice; provided, however, that Holdings and the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case Holdings and the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11.        Additional Guarantors and Grantors.  (a)     Except as provided in Section 10.1(j) or (k), each of Holdings, the Borrower and the Canadian Borrower will cause (i) any direct or indirect Domestic Subsidiary (other than any Unrestricted Subsidiary) formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition), (ii) any Subsidiary (other than any Unrestricted Subsidiary) that is not a Domestic Subsidiary on the date hereof but subsequently becomes a Domestic Subsidiary (other than any Unrestricted Subsidiary) and (iii) any inactive Subsidiary listed on Schedule 1.1(e) (unless such Subsidiary is designated an Unrestricted Subsidiary in accordance with terms of this Agreement) which acquires any material assets or is otherwise no longer deemed inactive, in each case to execute a supplement to each of the Guarantee and the Security Agreement, substantially in the form of Annex B or Annex 1, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee and a grantor under the Security Agreement.

(b)           Except as provided in Section 10.1(j) or (k), each of Holdings, the Borrower and the Canadian Borrower will cause each Foreign Subsidiary that is a Restricted Foreign Subsidiary, or that is required to become a Restricted Foreign Subsidiary for an investment to constitute a Permitted Acquisition, in each case that makes an investment constituting a Permitted Acquisition pursuant to Section 10.5(j) to enter into guarantee and security arrangements in relation to the Obligations of the Borrower and/or the Canadian Obligations of the Canadian Borrower, as the case may be, in respect of the capital stock and/or assets acquired pursuant to such Permitted Acquisition, in a form and to an extent agreed between the Borrower and the Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the guarantee and collateral arrangements entered into pursuant to the Guarantees and the Security Documents, and to comply with Section 9.15 in respect of such arrangements, provided that no such Restricted Foreign Subsidiary shall be required to enter into such arrangements to the extent that such arrangements would (i) be prohibited by the law of the jurisdiction of incorporation or formation of such Restricted Subsidiary or of the entity whose capital stock is acquired or (ii) have material adverse tax consequences for any of Holdings, the Borrower or any of the Restricted Subsidiaries.

9.12.        Pledges of Additional Stock and Evidence of Indebtedness.  (a)     Except as provided in Section 10.1(j) or (k), the Borrower will pledge, and, if applicable, will cause each Domestic Subsidiary to pledge, to the Administrative Agent, for the benefit of the Secured Parties, (i) all the capital stock of each Domestic Subsidiary (other than any Unrestricted Subsidiary) and each Foreign Subsidiary (other than an Unrestricted Subsidiary or any capital stock representing in excess of 65% of the issued and outstanding capital stock in any Foreign Subsidiary) held by the Borrower or a Domestic Subsidiary, in each case, formed or otherwise purchased or acquired after the date hereof, in each case pursuant to a supplement to the Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent, (ii) all evidences of Indebtedness in excess of $5,000,000 received by the Borrower or any of the Domestic Subsidiaries (other than any Unrestricted Subsidiary) in connection with any disposition of assets pursuant to Section 10.4(b), in each case pursuant to a supplement to the Pledge Agreement, substantially in the form of Annex A thereto and (iii) any global promissory notes executed after the date hereof evidencing Indebtedness of any of Holdings, the Borrower and each Subsidiary that is owing to any of the Borrower or any Domestic Subsidiary (other than any Unrestricted Subsidiary), in each case pursuant to a supplement to the Pledge Agreement, substantially in the form of Annex A thereto.

(b)           Except as provided in Section 10.1(j) or (k), the Borrower will pledge, and, if applicable, will cause each Subsidiary (other than any Foreign Joint Venture) to pledge, to the Canadian Administrative Agent, for the benefit of the Lenders, to the Canadian Borrower, (i) all the capital stock of each Subsidiary of the Canadian Borrower and of any Canadian Subsidiary Guarantor formed or otherwise purchased or acquired after the date hereof, in each case pursuant to a supplement to the applicable Canadian Security Documents in form and substance reasonably satisfactory to the Administrative Agent (or pledge arrangements in relation to the Canadian Obligations of the Canadian Borrower, in a form and to an extent agreed between the Borrower and the Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the pledge arrangements entered into pursuant to the Canadian Security Documents) and (ii) all evidences of Indebtedness with a Dollar Equivalent in excess of $5,000,000 received by any of the Canadian Subsidiary Guarantors in connection with any disposition of assets pursuant to Section 10.4(b), in each case pursuant to a supplement to the applicable Canadian Security Documents in form and substance reasonably satisfactory to the Administrative Agent (or pledge arrangements in relation to the Obligations of the Canadian Borrower, in a form and to an extent agreed between the Borrower and the Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the pledge arrangements entered into pursuant to the Canadian Security Documents).

(c)           Holdings will pledge to the Administrative Agent, for the benefit of the Lenders, all capital stock of the Borrower acquired by it after the Effective Date (including any capital stock issued in connection with (i) loans and advances made pursuant to Section 10.5(c)(i) and (ii) dividends paid by the Borrower solely in its capital stock pursuant to Section 10.6) and the Borrower will pledge to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Pledge Agreement or the Canadian Pledge Agreements, as the case may be, all capital stock of the Canadian Borrower acquired by it after the Effective Date.

(d)           Holdings, the Borrower and the Canadian Borrower agree that all Indebtedness in excess of $5,000,000 of any of Holdings, the Borrower and each Subsidiary that is owing to any Credit Party to the Pledge Agreement shall be evidenced by one or more global promissory notes.

9.13.        Use of Proceeds.  The Borrower and the Canadian Borrower will use the Letters of Credit and the proceeds of all Loans for the purposes set forth in the recitals to this Agreement.

9.14.        Changes in Business.  Holdings, the Borrower, the Canadian Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by Holdings, the Borrower, the Canadian Borrower and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

9.15.        Further Assurances.  (a)     Each of Holdings, the Borrower and the Canadian Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions

(including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement, the Pledge Agreement or any Mortgage, all at the expense of Holdings, the Borrower and the Restricted Subsidiaries.

(b)           If any assets (including any real estate or improvements thereto or any interest therein) with a book value or fair market value in excess of $1,000,000 are acquired by the Borrower, the Canadian Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof) that are of the nature secured by the Security Agreement or any Mortgage, as the case may be, the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in paragraph (a) of this Section, all at the expense of the Credit Parties.  Any Mortgage delivered to the Administrative Agent in accordance with the preceding sentence shall be accompanied by (x) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and (y) an opinion of local counsel to the Borrower (or in the event a Subsidiary of the Borrower is the Mortgagor, to such Subsidiary) substantially in the form of Exhibit I-3.

9.16.        Canadian Borrower.  Holdings and the Borrower shall ensure that the Canadian Borrower is on the Effective Date, and shall at all times thereafter be, an indirect or direct wholly owned Subsidiary of the Borrower, Holdings and the Borrower agree that the Canadian Borrower is not permitted to be sold, transferred or otherwise disposed of pursuant to Section 10.4.

9.17.        Post-Closing Covenant.  Borrower shall deliver, furnish and/or cause to be furnished all of the obligations set forth below within the time periods specified therewith: within thirty (30) days after the Effective Date, (i) execute and deliver a second modification of Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, with respect to each Mortgaged Property, (ii) furnish to the Administrative Agent in respect of each Mortgaged Property an endorsement to the existing mortgagee’s title insurance policy to insure that (a) the Mortgage insured thereby creates a valid first lien in such Mortgaged Property, free and clear of all defects and encumbrances, except as disclosed therein, (b) names the Administrative Agent for the benefit of the Lenders as the insured thereunder and (c) to be issued by title companies reasonably satisfactory to the Administrative Agent and the Borrower (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent), and (iii) deliver flood certificates with respect to all Mortgaged Properties in Schedule 1.1(b) and evidence of flood insurance with respect to each Mortgaged Property that is located in a special flood hazard and is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board, in form and substance reasonably satisfactory to Collateral Agent; provided, such thirty (30) day period may be extended an additional thirty (30) days with the consent of Administrative Agent.

SECTION 10.                          Negative Covenants

Each of Holdings, the Borrower and the Canadian Borrower hereby covenant and agree that on the Effective Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

10.1.        Limitation on Indebtedness.  (A)  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness arising under the Credit Documents;

(b)           Indebtedness of (i) the Borrower to any Subsidiary of the Borrower and (ii) any Subsidiary to the Borrower or any other Restricted Subsidiary of the Borrower;

(c)           Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(d)           except as provided in clauses (j) and (k) below, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of the Restricted Subsidiaries that is permitted to be incurred under this Agreement, provided that there shall be no Guarantee (a) by a Restricted Foreign Subsidiary of any Indebtedness of the Borrower and (b) in respect of the Permitted Subordinated Debt, unless such Guarantee is made by a Guarantor and such Guarantee is unsecured and subordinated to the Obligations to the same extent as the applicable Permitted Subordinated Debt;

(e)           Guarantee Obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensees;

(f)            (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred in respect of Capital Expenditures permitted by Section 10.11, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclauses (i) and (ii) above, provided that the aggregate amount of Indebtedness incurred pursuant to this subclause (iii) shall not exceed $75,000,000 at any time outstanding, and (iv) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above, provided that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

(g)           Indebtedness outstanding on the date hereof and listed on Schedule 10.1 and any refinancing, refunding, renewal or extension thereof, provided that (i) the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, except to the extent otherwise permitted hereunder and (ii) the direct and contingent obligors with respect to such Indebtedness are not changed;

(h)           Indebtedness in respect of Hedge Agreements;

(i)            Indebtedness in respect of Permitted Subordinated Debt;

(j)            (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition, provided that (w) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (x) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such person that so becomes a Restricted Subsidiary), (y)(A) the capital stock of such Person is pledged to the Administrative Agent to the extent required under Section 9.12 and (B) such Person executes a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Sections 9.11 or 9.12, as applicable, provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) the Guarantee and Collateral Exception Amount at such time of the aggregate of (1) such Indebtedness and (2) all Indebtedness as to which the proviso to clause (k)(i)(y) below then applies, and (z) the aggregate amount of such Indebtedness and all Indebtedness incurred under clause (k) below, when taken together, does not exceed $150,000,000 in the aggregate at any time outstanding, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(k)           (i) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance a Permitted Acquisition, provided that (x) such Indebtedness is not guaranteed in any respect by any Restricted Subsidiary (other than any Person acquired (the “acquired Person”) as a result of such Permitted Acquisition or the Restricted Subsidiary so incurring such Indebtedness) or, in the case of Indebtedness of any Restricted Subsidiary, by the Borrower, (y)(A) the Borrower pledges the capital stock of such acquired Person to the Administrative Agent to the extent required under Section 9.12 and (B) such acquired Person executes a supplement to the Guarantee, the Security Agreement and the Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Sections 9.11 or 9.12, as applicable, provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) the amount of the Guarantee and Collateral Exception Amount at such time of the aggregate of (1) such Indebtedness and (2) all Indebtedness as to which the proviso to clause (j)(i)(y) above then applies, and (z) the aggregate amount of such Indebtedness and all Indebtedness assumed or permitted to exist under clause (j) above, when taken together, does not exceed $150,000,000 in the aggregate at any time outstanding, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed, except to the extent otherwise permitted hereunder;

(l)            Indebtedness of Restricted Foreign Subsidiaries in an aggregate amount at any time outstanding not to exceed the Dollar Equivalents of $125,000,000 (which amount shall include the aggregate outstanding amount at any time of any Indebtedness of Restricted Foreign Subsidiaries existing at the Closing Date);

(m)          (i) Indebtedness incurred in connection with any Permitted Sale Leaseback and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(n)           (i) additional Indebtedness, provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (n) shall not at any time exceed $100,000,000; and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; and

(o)           Indebtedness in respect of Permitted Additional Subordinated Notes to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in accordance with Section 5.2

(B)         Neither Parent nor Holdings will create, incur, assume or suffer to exist any Indebtedness except (1) with respect to Parent, Qualified PIK Securities and (2) the guarantee obligations of Parent and Holdings of the Subordinated Notes under the Subordinated Note Indenture (provided that Holdings shall not guarantee the Subordinated Notes unless (i) Holdings also has guaranteed the Obligations pursuant to the Guarantee, (ii) such guarantee of the Subordinated Notes is unsecured and subordinated to such guarantee of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the Subordinated Notes and (iii) such guarantee of the Subordinated Notes provides for the release and termination thereof, without action by any party, upon any release and termination of such guarantee of the Obligations).

(C)           Neither of Parent, Holdings nor the Borrower will, nor will they permit any Subsidiary to, issue any preferred stock or other preferred equity interests, other than, in the case of Parent, Qualified PIK Securities.

10.2.        Limitation on Liens.  (A) The Borrower and the Canadian Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)           Liens arising under the Credit Documents;

(b)           Permitted Liens;

(c)           Liens securing Indebtedness permitted pursuant to Section 10.1(f), provided that such Liens attach at all times only to the assets so financed, and Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 10.1(l);

(d)           Liens existing on the date hereof and listed on Schedule 10.2;

(e)           the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clauses (f) and (g) of this Section 10.2 upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;

(f)            Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j), provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;

(g)           (i) Liens placed upon the capital stock of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 10.1(k) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by such Restricted Subsidiary or any such Indebtedness of the Borrower or any other Restricted Subsidiary; and

(h)           additional Liens so long as the aggregate principal amount of the obligations so secured does not exceed $50,000,000 at any time outstanding.

(B)           Neither Parent nor Holdings will create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except (a) liens of the nature set forth in clauses (a), (c) and (h) of the definition of the term “Permitted Liens” and (b) Liens created under the Pledge Agreement.

10.3.        Limitation on Fundamental Changes.  (A) Except as expressly permitted by Section 10.4 or 10.5, each of Holdings, the Borrower and the Canadian Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)           any Subsidiary of the Borrower or any other Person may be merged or consolidated with or into the Borrower, provided that (i) the Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) the Successor Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, (v) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (vi) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement or the Pledge Agreement, as applicable, confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (vii) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (viii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document comply with this Agreement; provided further that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement;

(b)           any Subsidiary of the Canadian Borrower or any other Person may be merged, amalgamated or consolidated with or into the Canadian Borrower, provided that (i) the Canadian Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Canadian Borrower) shall be a corporation organized or existing under the laws of Canada (the Canadian Borrower or such Person, as the case may be, being herein referred to as the “Successor Canadian Borrower”), (ii) the Successor Canadian Borrower (if other than the Canadian Borrower) shall expressly assume all the obligations of the Canadian Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period,

(v) the Borrower, each Guarantor and each Foreign Subsidiary Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee or Canadian Subsidiary Guarantee, as the case may be, confirmed that its Guarantee or Canadian Subsidiary Guarantee, as the case may be, shall apply to the Successor Canadian Borrower’s obligations under this Agreement, (vi) each grantor and each pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the applicable Security Document confirmed that its obligations thereunder shall apply to the Successor Canadian Borrower’s obligations under this Agreement, (vii) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Canadian Borrower’s obligations under this Agreement, and (viii) the Canadian Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger, amalgamation or consolidation, such supplement to this Agreement or any Security Document and such amendment or restatement to any applicable Mortgage, as the case may be, comply with this Agreement; provided further that if the foregoing are satisfied, the Successor Canadian Borrower (if other than the Canadian Borrower) will succeed to, and be substituted for, the Canadian Borrower under this Agreement;

(c)           any Subsidiary of the Borrower (other than the Canadian Borrower) or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower (other than the Canadian Borrower), provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors and/or Canadian Subsidiary Guarantors, as the case may be, a Guarantor or Canadian Subsidiary Guarantor, as the case may be, shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor or Canadian Subsidiary Guarantor, as the case may be) shall execute a supplement to the Guarantee Agreement, the Pledge Agreement and the Security Agreement and any applicable Mortgage or the analogous Canadian Security Documents, as the case may be, in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor or Canadian Subsidiary Guarantor, as the case may be, and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, and (v) the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate stating that such merger, amalgamation or consolidation and such supplements to any Security Document comply with this Agreement;

(d)           any Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, the Canadian Borrower, a Guarantor, a Foreign Subsidiary Guarantor or any other Restricted Subsidiary of the Borrower;

(e)           any Guarantor or any Foreign Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, the Canadian Borrower or any other Guarantor or Foreign Subsidiary Guarantor; and

(f)            any Restricted Subsidiary (other than the Canadian Borrower) may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution.

(B)           Holdings will not engage in any business or activity other than (a) the ownership of all the outstanding shares of capital stock of the Borrower, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and Borrower, (d) the performance of the Credit Documents to which it is a party, (e) making any Dividend permitted by Section 10.6 or holding any cash received in connection with Dividends made by the Borrower in accordance with Section 10.6 pending application thereof by Holdings in the manner contemplated by Section 10.6 and (f) activities incidental to the businesses or activities described in clauses (a) to (e) of this Section 10.3(B).  Holdings will not own or acquire any assets (other than shares of capital stock of the Borrower, cash and Permitted Investments) or incur any liabilities (other than liabilities under the Credit Documents, liabilities under its guarantee of the Subordinated Notes and liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

(C)           Parent will not engage in any business or activity other than (a) the ownership of all the outstanding shares of capital stock of Holdings, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and Borrower, (d) the performance of the Credit Documents to which it is a party, (e) holding any cash received in connection with Dividends made by Holdings in accordance with Section 10.6 pending application thereof by Parent in the manner contemplated by Section 10.6, (f) activities related to Qualified PIK Securities and other permitted capital stock and (g) activities incidental to the businesses or activities described in clauses (a) to (e) of this Section 10.3(C).  Parent will not own or acquire any assets (other than shares of capital stock of Holdings, cash and Permitted Investments) or incur any liabilities (other than those liabilities permitted by Section 10.1(B) or liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

10.4.        Limitation on Sale of Assets.  Each of Holdings, the Borrower and the Canadian Borrower will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets

(including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation, of any assets of the Borrower or the Restricted Subsidiaries) or (ii) sell to any Person (other than the Borrower, a Guarantor or a Restricted Foreign Subsidiary) any shares owned by it of any Restricted Subsidiary’s capital stock, except that:

(a)           the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of used or surplus equipment, vehicles, inventory and other assets in the ordinary course of business;

(b)           the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than accounts receivable) for fair value, provided that (i) the aggregate amount of such sales, transfers and disposals by the Borrower and the Restricted Subsidiaries, taken as a whole, pursuant to this clause (b) shall not exceed in the aggregate $200,000,000, (ii) any consideration in excess of $5,000,000 received by the Borrower or any Guarantor in connection with such sales, transfers and other dispositions of assets pursuant to this clause (b) that is in the form of Indebtedness shall be pledged to the Administrative Agent pursuant to Section 9.12, (iii) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions) in an aggregate amount in excess of $10,000,000 the Borrower shall be in compliance, on a pro forma basis after giving effect to such sale, transfer or disposition, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such sale, transfer or disposition had occurred on the first day of such Test Period and (iv) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(c)           the Borrower and the Restricted Subsidiaries may make sales of assets to the Borrower or to any Restricted Subsidiary, provided that any such sales to Restricted Foreign Subsidiaries shall be for fair value;

(d)           any Restricted Subsidiary may effect any transaction permitted by Section 10.3; and

(e)           in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, the Borrower and the Restricted Subsidiaries may (i) sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and (ii) sell or transfer accounts receivable and related rights pursuant to customary receivables financing facilities so long as, in the case of clauses (i) and (ii), the Net Cash Proceeds thereof to the Borrower and its Restricted Subsidiaries (except in the case of transactions permitted by Section 10.4(e)(i) to the extent the Net Cash Proceeds of any such transaction do not exceed $10,000) are promptly applied to the prepayment and/or commitment reductions as provided for in Section 5.2.

10.5.        Limitation on Investments.  Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other investment in, any Person, except:

(a)           extensions of trade credit and asset purchases in the ordinary course of business;

(b)           Permitted Investments;

(c)           loans and advances to officers, directors and employees of Holdings or any of its Subsidiaries (i) to finance the purchase of capital stock of Holdings (provided that the amount of such loans and advances used to acquire such capital stock shall be contributed by Holdings to the Borrower in cash as common equity) and (ii) for additional purposes not contemplated by subclause (i) above in an aggregate principal amount at any time outstanding with respect to this clause (ii) not exceeding $10,000,000;

(d)           investments existing on the date hereof and listed on Schedule 10.5 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all investments pursuant to this clause (d) is not increased at any time above the amount of such investments existing on the date hereof;

(e)           investments in Hedge Agreements permitted by Section 10.1(h);

(f)            investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(g)           investments to the extent that payment for such investments is made solely with capital stock of Holdings;

(h)           investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4;

(i)            investments in any Guarantor (other than Holdings), the Borrower, the Canadian Borrower or any Foreign Subsidiary Guarantor;

(j)            investments constituting Permitted Acquisitions, provided that the aggregate amount of any such investment, as valued at the fair market value of such investment at the time each such investment is made, made by the Borrower or any Restricted Subsidiary in any Restricted Foreign Subsidiary, to the extent that such Restricted Foreign Subsidiary does not become a Foreign Subsidiary Guarantor pursuant to Section 9.11 and does not enter into the guarantee and collateral arrangements contemplated thereby, shall not exceed the Available Amount at the time of such investment plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made);

(k)           investments in the equity interests of one or more newly formed persons that are received in consideration of the contribution by the Borrower or its applicable Restricted Subsidiaries of assets (including capital stock) to such person or persons, provided that (i) the fair market value of such assets, determined on arms-length basis, so contributed pursuant to this paragraph (k) shall not in the aggregate exceed $50,000,000, (ii) with respect to investments in

Foreign Joint Ventures, the sum of all investments in Foreign Joint Ventures made pursuant to this Section 10.5 (k) prior to the date thereof and all investment in Foreign Joint Ventures made pursuant to Section 10.5(m) below prior to the date thereof, when taken together, as valued at the fair market value of such investment at the time each such investment is made, does not exceed $50,000,000 plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made) in the aggregate and (iii) in respect of each such contribution, an Authorized Officer of the Borrower shall certify, in a form to be agreed upon by the Borrower and the Administrative Agent (x) after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing, (y) the fair market value of the assets so contributed and (z) that the requirements of paragraph (i) of this proviso remain satisfied;

(l)            investments made to repurchase or retire common stock of Holdings owned by any employee stock ownership plan or key employee stock ownership plan of Holdings or the Borrower;

(m)          additional investments (including investments in Minority Investments and Unrestricted Subsidiaries), as valued at the fair market value of such investment at the time each such investment is made, in an aggregate amount at the time of such investment not in excess of the Available Amount at such time plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made), provided, that with respect to investments in Foreign Joint Ventures, the sum of all investments in Foreign Joint Ventures made pursuant to Section 10.5 (k) above prior to the date thereof and all investment in Foreign Joint Ventures made pursuant to this Section 10.5(m) prior to the date thereof, when taken together, as valued at the fair market value of such investment at the time each such investment is made, does not exceed $50,000,000 plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made) in the aggregate;

(n)           investments permitted under Section 10.6; and

(o)           the initial investment in a newly formed Puerto Rican Subsidiary as described on Schedule 10.5(o).

10.6.        Limitation on Dividends.  None of Holdings, the Borrower or the Canadian Borrower will declare or pay any dividends (other than, (a) in respect of  Holdings, dividends payable solely in its capital stock or rights, warrants or options to purchase its capital stock and (b) in respect of the Borrower, dividends payable solely in its capital stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock or the capital stock of any direct or indirect parent now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock), or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an investment permitted by Section 10.5) any shares of any class of the capital stock of Holdings or the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock) (all of the foregoing “Dividends”), provided that, so long as no Default or Event of Default exists or would exist after giving effect thereto, (a) Holdings or the Borrower may redeem in whole or in part any of its capital stock for another class of capital stock or rights to acquire its capital stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its capital stock (or pay dividends with such proceeds), provided that such other class of capital stock contains terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the capital stock redeemed thereby, (b) Holdings or the Borrower may or may pay Dividends to Parent to repurchase shares of its or Parent’s capital stock (or any options or warrants or stock appreciation rights issued with respect to any of its or Parent’s capital stock) held by officers, directors and employees of Parent, Holdings and its Subsidiaries, with the proceeds of dividends from, seriatim, the Borrower and Holdings, as applicable, which shall also be permitted, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements, (c) the Borrower and the Restricted Subsidiaries may make investments permitted by Section 10.5, (d) Holdings may declare and pay Dividends on its capital stock, with the proceeds of dividends from, the Borrower, which shall also be permitted to declare and pay dividends on its capital stock, provided that (i) subject to clause (ii) below, the aggregate amount of such Dividends paid by Holdings pursuant to this clause (d) shall not at any time exceed the sum of (x) $30,000,000 in the aggregate per annum and (y) 50% of Cumulative Consolidated Net Income Available to Stockholders at such time less the amount of Dividends previously paid pursuant to clause (i)(x) or (i)(y) of this proviso following the last day of the most recent fiscal quarter for which Section 9.1 Financials have been delivered to the Lenders under Section 9.1, (ii) with respect to each of clauses (x) and (y), at the time of the payment of any such Dividends and after giving effect thereto, both (a) the Consolidated Total Debt to Consolidated EBITDA Ratio on the date of such payment of such dividends shall be less than 5.00:1.00 and (b) the Consolidated Senior Debt to Consolidated EBITDA Ratio on the date of such payment of such dividends shall be less than 3.50:1.00 and (e) the Borrower and Holdings may declare and pay dividends and/or make distributions on its capital stock, as applicable, the proceeds of which will be used by Parent or Holdings solely to pay taxes of Parent, Holdings, the Borrower and the Subsidiaries as part of a consolidated tax filing group for U.S. federal, state or local tax purposes, along with franchise taxes, administrative and similar expenses related to its existence and ownership of the Borrower, as applicable, provided that the amount of such dividends does not exceed in any fiscal year the amount of such taxes and expenses payable for such fiscal year (it being understood that such expenses shall in no event exceed $1,000,000 in the aggregate per fiscal year).

10.7.        Limitations on Debt Payments and Amendments.  (a)     The Borrower will not prepay, repurchase or redeem or otherwise defease any Subordinated Notes (it being understood that any payment of principal prior to April 6, 2014 shall be deemed a prepayment for purposes of this Section 10.7); provided, however, that so long as (i) no Default or Event of

Default has occurred and is continuing and (ii) on the date of such determination the Consolidated Senior Debt to Consolidated EBITDA Ratio is less than 3.50 to 1.00, the Borrower may prepay, repurchase or redeem any Subordinated Notes; provided, that to the extent such prepayment, repurchase or redemption is made with the proceeds of subordinated Indebtedness that is permitted by Section 10.1 (other than Permitted Additional Subordinated Notes), such subordinated Indebtedness shall have terms material to the interests of the Lenders not materially less advantageous to the Lenders than those of the Subordinated Notes.

(b)           The Borrower will not waive, amend, modify, terminate or release the Subordinated Note Indenture to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect.

10.8.        Limitations on Sale Leasebacks.  Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.

10.9.        Consolidated Total Debt to Consolidated EBITDA Ratio.  Holdings and the Borrower will not permit the Consolidated Total Debt to Consolidated EBITDA Ratio for any Test Period ending during any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Ratio

May 29, 2006 to August 27, 2006	5.00 to 1.00
August 28 2006 to November 26, 2006	5.00 to 1.00
November 27, 2006 to February 25, 2007	5.00 to 1.00
February 26, 2007 to May 27, 2007	4.75 to 1.00
May 28, 2007 to August 26, 2007	4.75 to 1.00
August 27, 2007 December 2, 2007	4.50 to 1.00
December 3, 2007 to March 2, 2008	4.50 to 1.00
March 3, 2008 to June 1, 2008	4.25 to 1.00
June 2, 2008 to August 31, 2008	4.25 to 1.00
September 1, 2008 to November 30, 2008	4.00 to 1.00
December 1, 2008 and thereafter	4.00 to 1.00

10.10.      Consolidated EBITDA to Consolidated Interest Expense Ratio.  Holdings and the Borrower will not permit the Consolidated EBITDA to Consolidated Interest Expense Ratio for any Test Period ending during any period set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio

May 29, 2006 to August 27, 2006	2.10 to 1.00
August 28 2006 to November 26, 2006	2.10 to 1.00
November 27, 2006 to February 25, 2007	2.10 to 1.00
February 26, 2007 to May 27, 2007	2.10 to 1.00
May 28, 2007 to August 26, 2007	2.20 to 1.00
August 27, 2007 December 2, 2007	2.20 to 1.00
December 3, 2007 to March 2, 2008	2.30 to 1.00
March 3, 2008 to June 1, 2008	2.30 to 1.00
June 2, 2008 to August 31, 2008	2.30 to 1.00
September 1, 2008 to November 30, 2008	2.30 to 1.00
December 1, 2008 to March 1, 2009	2.40 to 1.00
March 2, 2009 to May 31, 2009	2.40 to 1.00
June 1, 2009 to August 30, 2009	2.50 to 1.00
August 31, 2009 to November 29, 2009	2.50 to 1.00
November 30, 2009 to February 28, 2010	2.50 to 1.00
March 1, 2010 to May 30, 2010	2.50 to 1.00
June 1, 2010 to August 29, 2010	2.75 to 1.00
August 30, 2010 to November 28, 2010	2.75 to 1.00
November 29, 2010 and thereafter	2.75 to 1.00

10.11.      Capital Expenditures.  Holdings, the Borrower and the Canadian Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures), that would cause the aggregate amount of such Capital Expenditures made by the Borrower and the Restricted Subsidiaries in any fiscal year of the Borrower set forth below to exceed (i) the sum of (a) the greater of (x) the amount set forth in the table below opposite such fiscal year and (y) an amount equal to 6.00% multiplied by Consolidated Net Sales for such fiscal year (such greater amount, the “Permitted Capital Expenditure Amount”) and (b) the Available Amount as of the last day of such fiscal year (provided that no portion of the Available Amount may be used for Capital Expenditures until the entire amount of the sum of (x) the Permitted Capital Expenditure Amount for such year and (y) the carry-forward amount (as defined below in this Section 10.11) for such year shall have been used to make Capital Expenditures) less (ii) to the extent deducted in arriving at Consolidated Earnings in the prior fiscal year, the amount of expenses related to the implementation of enterprise resource planning systems of such prior fiscal year.

Period	Amount
March 1, 2004 to November 28, 2004	$35,000,000
November 29, 2004 to November 27, 2005	$45,000,000
November 28, 2005 to November 26, 2006	$50,000,000
November 27, 2006 to December 2, 2007	$40,000,000

Period	Amount
December 3, 2007 to November 30, 2008	$40,000,000
December 1, 2008 to November 29, 2009	$40,000,000
November 30, 2009 to November 28, 2010	$40,000,000
November 29, 2010 to the Maturity Date	$40,000,000

To the extent that Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures) made by the Borrower and the Restricted Subsidiaries during any fiscal year are less than the Permitted Capital Expenditure Amount for such fiscal year, 100% of such unused amount (each such amount, a “carry-forward amount”) may be carried forward to the immediately succeeding fiscal year and utilized to make such Capital Expenditures in such succeeding fiscal year in the event the amount set forth above for such succeeding fiscal year has been used (it being understood and agreed that (a) no carry-forward amount may be carried forward beyond the first two fiscal years immediately succeeding the fiscal year in which it arose, (b) no portion of the carry-forward amount available for any fiscal year may be used until the entire amount of the Permitted Capital Expenditure Amount for such fiscal year (without giving effect to such carry-forward amount) shall have been used to make Capital Expenditures and (c) if the carry-forward amount available for any fiscal year is the sum of amounts carried forward from each of the two immediately preceding fiscal years, no portion of such carry-forward amount from the earlier of the two immediately preceding fiscal years may be used until the entire portion of such carry-forward amount from the more recent immediately preceding fiscal year shall have been used for such Capital Expenditures made in such fiscal year).

SECTION 11.                          Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1.        Payments.  The Borrower or the Canadian Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest or stamping fees on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2.        Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Security Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3.        Covenants.  Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e), Section 9.16 or Section 10 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement, or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4.        Default Under Other Agreements.  (a) Any of Holdings, the Borrower, the Canadian Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $20,000,000 in the aggregate, for Holdings, the Borrower, the Canadian Borrower and such Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or

11.5.        Bankruptcy, etc.  Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of the Canadian Borrower and any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against any of Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against any of Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code) receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of any of Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary; or any of Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any of Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary; or there is commenced against any of Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or any of Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or any of Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any of Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by any of Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6.        ERISA.  (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); any of Holdings, the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7.        Guarantee.  The Guarantees or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee; or

11.8.        Pledge Agreement.  The Pledge Agreements or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under the Pledge Agreement; or

11.9.        Security Agreement.  The Security Agreements or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement; or

11.10.           Mortgages.  Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any Mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any Mortgagor’s obligations under any Mortgage; or

11.11.           Foreign Guarantees.  The Canadian Guarantee or any material provision of the Canadian Guarantee shall cease to be in full force or effect or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantors obligations under the Canadian Guarantee; or

11.12.           Canadian Security Documents.  Any Canadian Security Document or any material provision of any Canadian Security Document shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantors obligations under any Canadian Security Document; or

11.13.           Subordination.  The Obligations of the Borrower and the Canadian Borrower, or the obligations of Holdings or any Subsidiaries pursuant to the Guarantee or the Canadian Guarantee, shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing the Subordinated Notes or any other permitted subordinated Indebtedness or such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or

11.14.           Judgments.  One or more judgments or decrees shall be entered against the Borrower, the Canadian Borrower or any of the Restricted Subsidiaries involving a liability of $20,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

11.15.           Change of Control.  A Change of Control shall occur; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, the Canadian Administrative Agent or any Lender to enforce its claims against the Borrower and the Canadian Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the Canadian Borrower or any Specified Subsidiary, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice):  (i) declare the US Total Revolving Credit Commitment terminated and the Canadian Total Revolving Credit Commitment terminated, whereupon the Commitments and Swingline Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the Canadian Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrower and the Canadian Borrower to pay (and the Borrower and the Canadian Borrower agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, the Canadian Borrower or any Specified Subsidiary, it will pay) to the Administrative Agent or the Canadian Administrative Agent, as applicable, at its Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s and the Canadian

Borrower’s respective reimbursement obligations for (x) Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding and (y) the full face amount of Bankers’ Acceptances outstanding prior to their maturity dates.

SECTION 12.                                          The Administrative Agent

12.1.        Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.  Neither the Syndication Agent nor the Co-Documentation Agents, in their respective capacities as such, shall have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2.        Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

12.3.        Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, the Canadian Borrower, any Guarantor, any Canadian Subsidiary Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower, the Canadian Borrower, any Guarantor, any Canadian Subsidiary Guarantor or any other Credit Party to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower or the Canadian Borrower.

12.4.        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower and/or the Canadian Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

12.5.        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.6.        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, the Canadian Borrower, any Guarantor, any Canadian Subsidiary Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Canadian Borrower, any Guarantor, any Canadian Subsidiary Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Canadian Borrower, any Guarantor, any Canadian Subsidiary Guarantor and any other Credit Party.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, the Canadian Borrower, any Guarantor, any Canadian Subsidiary Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7.        Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower or the Canadian Borrower and without limiting the obligation of the Borrower and the Canadian Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8.        Administrative Agent in its Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, the Canadian Borrower, any Guarantor, any Canadian Subsidiary Guarantor and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents.  With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

12.9.        Successor Agent.  The Administrative Agent may resign as Administrative Agent upon 20 days’ prior written notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit

Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

12.10.      Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

12.11.      Canadian Administrative Agent.(a)  Each of the Lenders hereby agrees and confirms that the provisions of this Section 12 shall apply to JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent with respect to the Canadian Revolving Credit Loans upon the same terms and subject to the same conditions as provided in this Section 12 mutatis mutandis; provided, that any successor Canadian Administrative Agent shall be a Canadian Resident with an office in Toronto, Canada or Montreal, Canada having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank which is also a bank.

12.12.      Quebec. For greater certainty, and without limiting the powers of the Agents or any other Person acting as an agent, attorney-in-fact or mandatary for the Agents under this Agreement or under any of the other Credit Documents, each Lender, hereby (a) irrevocably constitutes, to the extent necessary, the Canadian Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) for the purposes of holding any Liens, including hypothecs, granted or to be granted by any Credit Party on movable or immovable property pursuant to the laws of the Province of Quebec to secure obligations of a Credit Party under any bond issued by a Credit Party; and (b) appoints and agrees that the Canadian Administrative Agent, acting as agent for the Lenders, may act as the bondholder and mandatary with respect to any bond that may be issued and pledged from time to time for the benefit of the Lenders.

The said constitution of the fondé de pouvoir (within the meaning of Article 2692 of the Civil Code of Quebec) as the holder of such irrevocable power of attorney and of the Canadian Administrative Agent as bondholder and mandatary with respect to any bond that may be issued and pledged from time to time for the benefit of the Lenders shall be deemed to have been ratified and confirmed by any assignee by the execution of an Assignment and Acceptance.

Notwithstanding the provisions of Section 32 of An Act respecting the special powers of legal persons (Quebec), the Canadian Administrative Agent may purchase, acquire and be the holder of any bond issued by any Credit Party.  Each Credit Party hereby acknowledges that any such bond shall constitute a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

The Canadian Administrative Agent herein appointed as fondé de pouvoir shall have the same rights, powers and immunities as the Agents as stipulated in this Article XII, which shall apply mutatis mutandis.  Without limitation, the provisions of Section 12.9 of this Agreement shall apply mutatis mutandis to the resignation and appointment of a successor to the Canadian Administrative Agent acting as fondé de pouvoir.

SECTION 13.                                          Collateral Allocation Mechanism

13.1.        Implementation of CAM.  (a)     On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Section 11, (ii) the Lenders shall automatically and without further act (and without regard to the provisions of Section 14.6) be deemed to have exchanged interests in the Credit Facilities such that in lieu of the interest of each Lender in each Credit Facility in which it shall participate as of such date (including such Lender’s interest in the Specified Obligations of each Credit Party in respect of each such Credit Facility), such Lender shall hold an interest in every one of the Credit Facilities (including the Specified Obligations of each Credit Party in respect of each such Credit Facility and each L/C Reserve Account established pursuant to Section 13.2 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof and (iii) simultaneously with the deemed exchange of interests pursuant to clause (ii) above, in the case of (A) any Canadian Lender that has prior to the date thereof notified the Canadian Administrative Agent and the Borrower in writing that it has elected to have this clause (iii) apply to it, and (B) any other Lender that has notified the Administrative Agent in writing that it desires to have its deemed participation following the CAM Exchange Date converted to Dollars, the interests in the Canadian Obligations to be received by such Lender in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to such Lender in respect of such Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder, provided that such CAM Exchange will not affect the aggregate amount of the Obligations of the Borrower and the Canadian Borrower to the Lenders under the Credit Documents.  Each Lender and each Credit Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Credit Facility.  Each Credit Party agrees from time to time to execute and deliver to the Administrative Agent all promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of new promissory notes evidencing its interests in the Credit Facilities; provided, however, that the failure of any Credit Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b)           As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Credit Document in respect of the Specified Obligations, and each distribution made by the Administrative Agent pursuant to any Credit Document in respect of the Specified Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of a Specified Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

13.2.        Letters of Credit.  (a)     In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall constitute an Unpaid Drawing, each Lender with a U.S. Revolving Credit Commitment or Canadian Revolving Credit Commitment, as applicable, in respect of Unpaid Drawings on Letters of Credit shall, before giving effect to the CAM Exchange, promptly pay over to the Administrative Agent, in immediately available funds and in the currency that such Letters of Credit are denominated (or at the request of a Lender, such amount in the Dollar Equivalent thereof at such time), an amount equal to such Lender’s Revolving Credit Commitment Percentage (as notified to such Lender by the Administrative Agent), of such Letter of Credit’s undrawn face amount or (to the extent it has not already done so) such Letter of Credit’s Unpaid Drawing, as the case may be, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to a Revolving Credit Loan that is an ABR Loan in a principal amount equal to such amount, as the case may be.  The Administrative Agent shall establish a separate account or accounts for each Lender (each, an “L/C Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence.  The Administrative Agent shall deposit in each Lender’s L/C Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above.  The Administrative Agent shall have sole dominion and control over each L/C Reserve Account, and the amounts deposited in each L/C Reserve Account shall be held in such L/C Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below.  The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the L/C Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage.  The amounts held in each Lender’s L/C Reserve Account shall be held as a reserve against the Letter of Credit Exposure, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Credit Party and shall not give rise to any obligation on the part of the Borrower or the Canadian Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 3.

(b)           In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the Letter of

Credit Issuer withdraw from the L/C Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the Letter of Credit Issuer in satisfaction of the reimbursement obligations of the Lenders under Section 3 (but not of the Borrower and the Canadian Borrower under Section 3, respectively).  In the event any Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this Section 13.2, the Letter of Credit Issuer shall, in the event of a drawing thereunder, have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.5(e), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to Section 13.1.  Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c)           In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the L/C Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d)           With the prior written approval of the Administrative Agent and the Letter of Credit Issuer, any Lender may withdraw the amount held in its L/C Reserve Account in respect of the undrawn amount of any Letter of Credit.  Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the  Administrative Agent, for the account of the Letter of Credit Issuer on demand, its CAM Percentage of such drawing.

(e)           Pending the withdrawal by any Lender of any amounts from its L/C Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments.  Each Lender that has not withdrawn its CAM Percentage of amounts in its L/C Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its L/C Reserve Account and to retain such earnings for its own account.

13.3.        Net Payments Upon Implementation of CAM Exchange.  Notwithstanding any other provision of this Agreement, if, as a direct result of the implementation of the CAM Exchange, the Borrower or the Canadian Borrower is required to withhold Non-Excluded Taxes from amounts payable to the Administrative Agent, any Lender or any Participant hereunder, the amounts so payable to the Administrative Agent, such Lender or such Participant shall be increased to the extent necessary to yield to the Administrative Agent, such Lender or such Participant (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower and the Canadian Borrower shall not be required to increase any such amounts payable to such Lender or Participant under this Section 13.3 (but, rather, shall be required to increase any such amounts payable to such Lender or Participant to the extent required by

Section 5.4) if such Lender or Participant was prior to or on the CAM Exchange Date already a Lender or Participant with respect to such Borrower or Canadian Borrower.  If a Non-U.S. Lender (or Non-U.S. Participant), in its good faith judgment, is eligible for an exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement, the Borrower shall not be required to increase any such amounts payable to such Non-U.S. Lender (or Non-U.S. Participant) if such Non-U.S. Lender (or Non-U.S. Participant) fails to comply with the requirements of paragraph (b) of Section 5.4.  The Canadian Borrower shall not be required to indemnify or pay any additional amounts to any Lender in respect of Canadian withholding tax pursuant to this Section 13.3 to the extent that such taxes result from a failure by the Lender to comply with any Reporting Requirement described in Section 5.4(c) of this Agreement if (i) compliance is required by law, regulation, administrative practice or any applicable tax treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding of tax, and (ii) the Canadian borrower has first made written request to the Lender that such Lender comply with the particular Reporting Requirement (identified specifically in such request) and the Lender has not complied with such Reporting Requirement within 30 Business Days of such written request; provided, however that the Canadian Borrower shall not be relieved of its obligation to indemnify or pay additional amounts to a Lender (x) where such obligation arose prior to the Canadian Borrower’s written request to the Lender respecting such Reporting Requirement, (y) if, by reason of any change in any law, regulation, administrative practice or applicable tax treaty occurring after the date hereof, the Lender, as applicable, is unable to duly comply with such Reporting Requirement, or (z) to the extent that the additional payment or indemnity compensates the Lender for an amount to which the Lender would have been entitled to received under this Section 13.3 had the Lender complied with the Reporting Requirement.  Upon a CAM Exchange, a Lender (or Participant) will use commercially reasonable efforts, and complete any procedural formalities necessary, to become an Eligible Lender with respect to the Canadian Borrower and, if such Lender (or Participant) fails to do so, the Canadian Borrower shall not be required to increase any such amounts payable to such Lender (or Participant) (unless such Lender is prohibited from becoming a Canadian Lender by its governing documents).  If the Borrower or the Canadian Borrower, as the case may be, fails to pay any such Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower or Canadian Borrower shall indemnify the Administrative Agent, the Lenders and the Participants for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent, such Lenders or such Participants as a result of any such failure.

SECTION 14.                                          Miscellaneous

14.1.        Amendments and Waivers.  Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 14.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 14.8(a), in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 14.1 or reduce the percentages specified in the definitions of the terms “Required Canadian Revolving Credit Lenders”, “Required US Revolving Credit Lenders”, “Required Lenders” “Required Tranche A Term Lenders”, “Required Tranche E Term Lenders” and “Required Term Lenders” or consent to the assignment or transfer by the Borrower or the Canadian Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, or (iv) amend, modify or waive any provision of Section 3 without the written consent of the Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or (vi) (a) change any Revolving Credit Commitment to a Tranche A Term Loan Commitment or Tranche E Term Loan Commitment, (b) change any Tranche A Term Loan Commitment or Tranche E Term Loan Commitment to a Revolving Credit Commitment, (c) change any Tranche A Term Loan Commitment to a Tranche E Term Loan Commitment or (d) change any Tranche E Term Loan Commitment to a Tranche A Term Loan Commitment, in each case without the prior written consent of each Lender directly and adversely affected thereby, or (vii) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee), release all or substantially all of the Canadian Subsidiary Guarantors under any Canadian Subsidiary Guarantee (except as permitted by any Canadian Subsidiary Guarantee) or release all or substantially all of the Collateral under the Pledge Agreement, the Security Agreement, the Canadian Security Documents and the Mortgages, in each case without the prior written consent of each Lender, or (viii) amend Section 2.9(a) so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (ix) decrease any Tranche A Repayment Amount or Tranche E Repayment Amount, extend any scheduled Tranche A Repayment Date or Tranche E Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Tranche A Term Loans or Tranche E Term Loans, in each case without the written consent of the Required Tranche A Term Lenders and Tranche E Term Loans, as applicable, and; provided, further, that at any time that no Default or Event of Default has occurred and is continuing, the Revolving Credit Commitment of any Lender may be increased to finance a Permitted Acquisition, with the consent of such Lender, the Borrower and the Administrative Agent (which consent, in the case of the Administrative Agent, shall not be unreasonably withheld) and without the consent of the Required Lenders, so long as (i) the Increased Commitment Amount at such time, when added to the amount of Indebtedness incurred pursuant to Section 10.1(k) and outstanding at such time, does not exceed the limits set forth therein, (ii) the Borrower or its applicable Restricted

Subsidiary shall pledge the capital stock of any person acquired pursuant thereto to the Administrative Agent for the benefit of the Lenders to the extent required under Section 9.12 and (iii) to the extent determined by the Administrative Agent to be necessary to ensure pro rata borrowings commencing with the initial borrowing after giving effect to such increase, the Borrower shall prepay any BA Loans or Eurodollar Loans outstanding immediately prior to such initial borrowing; as used herein, the “Increased Commitment Amount” means, at any time, aggregate amount of all increases pursuant to this proviso made at or prior to such time less the aggregate amount of all voluntary reductions of the Revolving Credit Commitments made prior to such time.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, the Canadian Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

14.2.                        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Canadian Borrower and the Administrative Agent, and in the case of the other parties hereto to such other address as may be hereafter notified by the respective parties hereto:

The Borrower and the Canadian Borrower:	Sealy Mattress Company One Office Parkway Trinity, NC 27370 Attention: Kenneth L. Walker Fax: +-336-861-3786

with a copy to: Kohlberg Kravis Roberts & Co., L.P. 9 West 57th Street Suite 4200 New York, NY 10019 Attention: Brian Carroll Fax: 212-750-0003

The Administrative Agent:

JPMorgan Chase Bank

Agent Bank Services Group

1111 Fannin, 10th Floor

Houston, Texas  77002

Attention: Vaughan Nguyen

Fax: (713) 750-2932

with a copy to:

JPMorgan Chase Bank

270 Park Avenue, 4th Floor

New York, New York 10017

Attention: Kathryn Duncan

Fax: 212-270-6637

The Canadian Administrative Agent:

JPMorgan Chase Bank, N.A., Toronto Branch

200 Bay Street, Suite 1800

Royal Bank Plaza, South Tower

Toronto, Ontario M5J 2J2

Attention: Corporate Banker

Fax: 416-981-9138

with a copy to:

JPMorgan Chase Bank, N.A., Toronto Branch

200 Bay Street, Suite 1800

Royal Bank Plaza, South Tower

Toronto, Ontario M5J 2J2

Attention: Corporate Banking Officer

Fax: 416-981-9128

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

14.3.                        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

14.4.                        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

14.5.                        Payment of Expenses and Taxes.  The Borrower and the Canadian Borrower agree (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold harmless each Lender and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (d) to pay, indemnify, and hold harmless each Lender and the Administrative Agent and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of the Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower and the Canadian Borrower shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the party to be indemnified or (ii) disputes among the Administrative Agent, the Lenders and/or their transferees.  The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder.

14.6.                        Successors and Assigns; Participations and Assignments.  (a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) the Borrower and the Canadian Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or the Canadian Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A)                              the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender (unless increased costs would result therefrom except if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing), an Approved Fund or, if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee; and

(B)                                the Administrative Agent, and, in the case of Revolving Credit Commitments or Revolving Credit Loans or Canadian Letters of Credit only, the Swingline Lender and the applicable Letter of Credit Issuer, provided that no consent of the Administrative Agent, the Swingline Lender or the Letter of Credit Issuer shall be required for an assignment of (1) any Commitment to an assignee that is a Lender with a Commitment of the same Class immediately prior to giving effect to such assignment or (2) any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than the Dollar Equivalent of $2,500,000 or, in the case of a Tranche A Term Loan Commitment, Tranche E Term Loan Commitment, Tranche A Term Loan or Tranche E Term Loan, the Dollar Equivalent of $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliate Lenders shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)                                each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds;

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in a form approved by the Administrative Agent; and

(E)                                 so long as no Event of Default has occurred and is continuing, with respect to any assignment of the Canadian Revolving Credit Commitments allocated to the Canadian Borrower in accordance with Section 2.1(b)(ii), the Assignee shall be a Canadian Resident and a pro rata portion of the Canadian Revolving Credit Commitments of the Canadian Lender or its Related Affiliate, as applicable, allocated to the Borrower in accordance with Section 2.1(b)(ii) shall be assigned to a Related Affiliate, if applicable, of such assignee, that is either a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) or is a Non-US Lender that has fulfilled the requirements of Section 5.4(b).

For the purpose of this Section 14.6(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 14.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower and the Canadian Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  In the case of a Lender in respect of a Canadian Revolving Credit Commitment or a Canadian Letter of Credit Commitment, the Register shall also record the address of the lending office of the Lender through which such Lender acts under this Agreement and whether or not the Lender is a Canadian Resident.  Further, the Register shall contain the name and address of the Administrative Agent and the Canadian Administrative Agent and the lending office through which each such Person acts under this Agreement.  The entries in the Register shall be conclusive, and the Borrower, the Canadian Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Canadian Borrower, the Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)  Any Lender may, without the consent of the Borrower, the Canadian Borrower, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Canadian Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 14.1 that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower and the Canadian Borrower agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 14.8(a) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.4 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Canadian Borrower, to comply with Section 5.4(b) as though it were a Lender.

(d)                                 Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In order to facilitate such pledge or assignment, the Borrower and the Canadian Borrower hereby agree that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower or the Canadian Borrower, as the case may be, shall provide to such Lender, at the Borrower’s or the Canadian Borrower’s own expense, a promissory note, substantially in the form of Exhibit L-1 or L-2, as the case may be, evidencing the Tranche A Term Loans, Tranche E Term Loans and Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.

(e)                                  Subject to Section 14.16, the Borrower and the Canadian Borrower authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f)                                    Each Person that is or becomes a Lender or Administrative Agent in respect of the Canadian Revolving Credit Commitment or Canadian Letter of Credit Commitment shall (i) promptly direct the Administrative Agent to record in the Register the information described in Section 14.6(b)(iv) of this Agreement, (ii) upon written request made by Canadian Borrower, deliver to the Canadian Borrower and the Administrative Agent such certificates, forms, documents, or other evidence as may be applicable and determined by the

Canadian Borrower, acting reasonably, to be reasonably satisfactory to determine whether such Person is a Canadian Resident, and (iii) promptly direct the Administrative Agent to amend the Register to reflect any change in the information contained therein with respect to such Person.

14.7.                        Replacements of Lenders under Certain Circumstances.  The Borrower (on its own behalf and on behalf of the Canadian Borrower) shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 2.12, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower and/or the Canadian Borrower, as applicable shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 2.12, 3.5, 5.4 or 14.5, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Canadian Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

14.8.                        Adjustments; Set-off.  (a)     If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower or the Canadian Borrower, any such notice being expressly waived by the Borrower and the Canadian Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower or the Canadian Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or the Canadian Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower or the Canadian Borrower, as the case may be, and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

14.9.                        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

14.10.                  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11.                  Integration.  This Agreement and the other Credit Documents represent the agreement of the Borrower, the Canadian Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

14.12.                  GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14.13.                  Submission to Jurisdiction; Waivers.  The Borrower and the Canadian Borrower each hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 14.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.13 any special, exemplary, punitive or consequential damages.

14.14.                  Acknowledgments.  The Borrower and the Canadian Borrower each hereby acknowledge that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or the Canadian Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower or the Canadian Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, the Canadian Borrower and the Lenders.

14.15.              WAIVERS OF JURY TRIAL.  THE BORROWER, THE CANADIAN BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

14.16.                  Confidentiality.  The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower or the Canadian Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender’s or the Administrative Agent’s attorneys, or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual party agrees to be bound by the provisions of this Section 14.16.) or independent auditors or Affiliates, provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower.  Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advises of and agrees to be bound by the provisions of this Section 14.16.

Notwithstanding anything express or implied to the contrary herein or by the documents referred to or incorporated by reference herein, or any other prior or future oral or written statements by any parties hereto with respect to the transactions contemplated herein or by the other Credit Documents, and whether or not any of them are legally binding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the tax structure or tax treatment of such transactions, and each recipient (and its employees, representatives, or other agents) may immediately disclose to any and all persons, without limitation of any kind, the U.S. Federal income tax structure and such recipient’s U.S. Federal income tax treatment of such transactions and any opinions or other tax analyses that have been provided by the parties hereto (or any agent thereof) to the recipient regarding such tax structure or tax treatment.  However, no such recipient shall disclose any information relating to such tax structure or tax treatment to the extent that non-disclosure is reasonably necessary to comply with applicable securities law.  This paragraph is intended to cause the transactions contemplated by this Agreement not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.

14.17.                  Judgment Currency.  (a)     The obligations of the Borrower and the Canadian Borrower hereunder and under the other Loan Documents to make payments in Dollars or in Canadian Dollars, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Canadian Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Canadian Administrative Agent or Lender under this Agreement or the other Credit Documents.  If, for the purpose of obtaining or enforcing judgment against the Borrower, the Canadian Borrower or any other Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange prevailing, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)                                 If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower and the Canadian Borrower each covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)                                  For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

14.18.                            USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

14.19.                            Reaffirmation and Grant of Security Interest.  (a) Each Credit Party has (i) guarantied the Obligations and (ii) created Liens in favor of Lenders on certain Collateral to secure its obligations hereunder, under the Guarantee and the Canadian Guarantee, as the case may be.  Each Credit Party hereby acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the amendment and restatement of the Existing Credit Agreement effected pursuant to this Agreement.  Each Credit Party hereby (i) confirms that each Credit Document to which it is a party or is otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Credit Documents, the payment and performance of the Obligations and all Guarantee Obligations, as the case may be, including without limitation the payment and performance of all such Obligations and all Guarantee Obligations which are joint and several obligations of each grantor now or hereafter existing, and (ii) grants to the Administrative Agent for the benefit of the Secured Parties a continuing lien on and security interest in and to such Credit Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations and all Guarantee Obligations (whether at stated maturity, by acceleration or otherwise).

(b)                                 Each Credit Party acknowledges and agrees that any of the Credit Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of the amendment and restatement of the Existing Credit Agreement.  Each Credit Party represents and warrants that all representations and warranties contained in the Credit Documents to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

14.20.                                  Amendment and Restatement.  It is the intention of each of the parties hereto that the Existing Credit Agreement be amended and restated so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Existing Credit Agreement and that all Indebtedness and Obligations and Guarantee Obligations

of Borrower and its Subsidiaries hereunder and thereunder shall be secured by the Security Documents and that this Agreement does not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreements.  The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Credit Agreement made under and in accordance with the terms of subsection 14.1 of the Existing Credit Agreement.  In addition, unless specifically amended hereby, each of the Credit Documents, the Exhibits and Schedules to the Existing Credit Agreement shall continue in full force and effect and that, from and after the Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

SEALY MATTRESS COMPANY

By:
Name:
Title:

SEALY MATTRESS CORPORATION

By:
Name:
Title:

SEALY CORPORATION

By:
Name:
Title:

SEALY CANADA LTD./LTEE

By:
Name:
Title:

SUBSIDIARY GUARANTORS:

SEALY MATTRESS COMPANY OF PUERTO RICO

OHIO-SEALY MATTRESS MANUFACTURING CO., INC.

OHIO-SEALY MATTRESS MANUFACTURING CO.

SEALY MATTRESS COMPANY OF KANSAS CITY, INC.

SEALY MATTRESS COMPANY OF MEMPHIS

SEALY MATTRESS COMPANY OF ILLINOIS

SEALY MATTRESS COMPANY OF ALBANY, INC.

SEALY OF MARYLAND AND VIRGINIA, INC.

SEALY OF MINNESOTA, INC.

NORTH AMERICAN BEDDING COMPANY

SEALY, INC.

MATTRESS HOLDINGS INTERNATIONAL LLC

THE OHIO MATTRESS COMPANY LICENSING AND COMPONENTS GROUP

SEALY MATTRESS MANUFACTURING COMPANY, INC.

SEALY TECHNOLOGY LLC

SEALY KOREA, INC.

SEALY REAL ESTATE, INC.

SEALY TEXAS MANAGEMENT, INC.

SEALY TEXAS HOLDINGS LLC

SEALY TEXAS L.P.

WESTERN MATTRESS COMPANY

GESTION CENTURION INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
TORONTO BRANCH,
as Canadian Administrative Agent and as a Canadian Lender

By:
Name:
Title:

J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Joint Bookrunner

By:
Name:
Title:

CITIBANK, N.A., as Syndication Agent and a Lender

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Documentation Agent and as a Lender

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Lender

By:
Name:
Title:

LASALLE BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Lender

By:
Name:
Title:

Institution Name:

,
as a Lender

By:
Name:
Title:

SCHEDULE 1.1(d)

EBITDA ADD-BACKS

1.                                       Expenses related to the implementation of enterprise resource planning systems in an aggregate amount not greater than $45,000,000 less the amount of expenditures related thereto that are capitalized.